PROSPECTUS	FILED PURSUANT TO RULE 424(b)(4)

REGISTRATION NO. 333-271067

1,602,000 Ordinary Shares

SIMPPLE LTD.

This is the initial public offering of SIMPPLE LTD. Prior to this Offering, there has been no public market for our ordinary shares (the “Shares” or “Ordinary Shares”). We are offering 1,602,000 of our Ordinary Shares, par value $0.0001 per share, on a firm commitment basis. The initial public offering price is $5.25 per share. Our Ordinary Shares have started trading on the Nasdaq Capital Market under the symbol “SPPL” on September 13, 2023.

SIMPPLE LTD. was incorporated as an exempted company in the Cayman Islands on August 24, 2022 as a holding company of our businesses. Immediately after this offering, assuming an offering size as set forth above, our Controlling Shareholder will own approximately 58.29% of our outstanding Shares (or 57.43% of our outstanding Shares if the underwriters option to purchase additional shares is exercised in full). As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Investing in the shares involves risks. See section titled “Risk Factors” of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial public offering price	$5.25	$8,410,500
Underwriting discounts(1)	$0.39375	$630,788
Proceeds, before expenses, to us	$4.85625	$7,779,712

____________

(1) The underwriters will receive compensation in addition to the discounts. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 106.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1.52 million, exclusive of the above discounts. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

We have received the approval letter to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “SPPL.” This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares to purchasers against payment on September 15, 2023.

MAXIM GROUP, LLC

Prospectus dated September 12, 2023

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Until October 7, 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

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Conventions That Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“BCA”	:	Building & Construction Authority of Singapore
“Independent Registered Public Accounting Firm”	:	B F Borgers CPA PC
“IRAS”	:	Inland Revenue Authority of Singapore
“ISO”	:	International Organization for Standardization
“JTC”	:	JTC Corporation, a statutory board under the Singapore Ministry of Trade and Industry
“MOM”	:	Ministry of Manpower of Singapore
“NEA”	:	National Environment Agency of Singapore
“Underwriters”	:	The underwriters for the Offering, of which Maxim Group, LLC is serving as representative.
“URA”	:	The Singapore Urban Redevelopment Authority

General

“APP”	:	An application, especially as downloaded by a user to a mobile device
“Audit Committee”	:	The audit committee of our Board of Directors
“BLE”	:	Bluetooth low energy
“Board” or ”Board of Directors”	:	The board of Directors of our Company
“Companies Act”	:	The Companies Act (Revised) of the Cayman Islands, as amended, supplemented, or modified from time to time
“Company”	:	SIMPPLE LTD., the issuer in this prospectus
“Compensation Committee”	:	The compensation committee of our Board of Directors
“Controlling Shareholder”	:	Mains d’Or, our largest Major Shareholder
“CCTV”	:	Closed Circuit Television
“COVID-19”	:	Coronavirus disease 2019
“CRS”	:	Contractors Registration System of the BCA
“Directors”	:	The directors of our Company

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“EFMA”	:	The Employment of Foreign Manpower Act 1990 of Singapore, as amended, supplemented or modified from time to time
“Employment Act”	:	The Employment Act 1968 of Singapore, as amended, supplemented or modified from time to time
“Executive Officers”	:	The executive officers of our Company. See section titled “General Information On Our Group — Our Business Overview — Management.”
“FASB”	:	The Financial Accounting Standards Board
“Fiscal Year” or “FY”	:	Financial year ended or, as the case may be, ending December 31
“FM”	:	The facilities management sector
“GAAP”	:	Accounting principles generally accepted in the United States of America
“Group”	:	Our Company and our subsidiaries
“GST”	:	Goods and Services Tax
“IFSC Founders”	:	IFSC Founders Pte. Ltd., a Major Shareholder
“IoT”	:	Internet-of-Things
“Listing”	:	The listing and quotation of our Shares on Nasdaq
“Mains d’Or”	:	Mains d’Or Investments Limited, our largest Major Shareholder and a Controlling Shareholder
“Major Shareholder”	:

A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting Shares in our Company, and the total votes attached to that share, or those Shares, is not less than 5.0% of the total votes attached to all the voting Shares in our Company

“Nasdaq”	:	The Nasdaq Stock Market LLC
“Nasdaq Listing Rules”	:	The Nasdaq rules governing listed companies
“Nominating and Corporate Governance Committee”	:	The nominating and corporate governance committee of our Board of Directors
“Offer Price”	:	$5.25 for each share being offered in this Offering
“Offering”	:	The Offering of Shares by the Underwriter on behalf of our Company for subscription at the Offer Price, subject to and on the terms and conditions set out in this prospectus
“PropTech”	:	Property Technology
“SaaS”	:	Software as a service
“Share(s)” or “Ordinary Shares”	:	Ordinary share(s) in the share capital of our Company

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“Shareholders”	:	Registered holders of Shares
“Smart Building”	:

An industry term for any building that is equipped with advanced and integrated building technology systems, such as building automation, life safety, telecommunications, user systems, and facility management systems

“Top-Tier”	:

The top 39 Singapore facilities management contractors as of the date of this prospectus. These Level 6 contractors are registered with the BCA and categorized under the Workhead and Grading certification of FM02-L6, which enables them to bid for public sector project tenders of unlimited contract value

“Underwriting Agreement”	:

The Underwriting Agreement dated September 12, 2023 entered into between our Company and Maxim Group, LLC, acting as the representative of the Underwriters, pursuant to which the Underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, 1,602,000 of our Shares at the Offer Price, less the underwriting discounts, as described in the sections titled “Underwriting” of this prospectus

“WICA”	:	Work Injury Compensation Act 2019 of Singapore
“WSHA”	:	Workplace Safety and Health Act 2006 of Singapore
“WSHIR”	:	Workplace Safety and Health (Incident Reporting) Regulations of Singapore
“YA”	:	Year of assessment

Currencies, Units and Others

“S$”	:	Singapore dollars, the lawful currency of the Republic of Singapore
“US$” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.
“%” or “per cent.”	:	Per centum
“RMB”		Renminbi, lawful currency of China

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

In this prospectus, references to “our Company” or to “the Company” are to SIMPPLE LTD. and, unless the context otherwise requires, a reference to “we”, “our”, “us,” “the Company”, “our Company” or “our Group” or their other grammatical variations is a reference to our Company and our subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

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PUBLIC PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Overview

Headquartered in Singapore, SIMPPLE LTD. is an advanced technology solution provider in the emerging property-technology (“PropTech”) space, focused on helping facility owners and managers manage their facilities autonomously. Over the past five years, the Company has developed a proprietary ecosystem solution that automates workflow and the workforce in areas such as building maintenance, security surveillance and janitorial services. The products and services under the SIMPPLE Ecosystem are as follows:

SIMPPLE Software (A software platform comprising modules related to quality management, workflow management and people management)

SIMPPLE PLUS (Robotic solutions in Cleaning and Security domains as well as IoT Devices and peripherals)

SIMPPLE.AI (Next generation facilities management Autonomic Intelligence Engine that automates workflow processes in a built environment setting)

In addition, the Company offers professional services, such as set-up and installation and systems consultation, to its clients. On average, the solutions the Company offers increases customer efficiency in asset maintenance, while also reducing insurance costs.

We were founded in 2016, and our initial focus was on the development of a robotic cleaning solution. As cleaning operations usually cover a large area of space, the then-existing robotic solutions and machinery were bulky and not fit for Singapore’s infrastructure. Through the design and development of minimal human intervention cleaning robotics, we were able to build a solution to match the specific facility cleaning needs of Singapore’s skyscraper dominant environment. We understood that robotics should not be a standalone solution. Instead, we realized the merits of a fully automated Smart Building model with the integration of robotic solutions. We believe that our ecosystem-focused solution will create more value to building owners and facility managers as often times, data inputs alone are insufficient for efficient operations. Decision-making logic and intelligent task allocation to deployable assets must be built into the platform solution in order to achieve autonomous operations within a facility.

The SIMPPLE Ecosystem has market penetration across various industries in Singapore, including being adopted by 209 out of 432, or slightly less than half of the schools in Singapore as of April 2021. Out of the 29 hospitals in Singapore as of 2021, 7 hospitals have adopted the SIMPPLE Ecosystem in the past. Furthermore, 4 out of 6 autonomous universities in Singapore, and leading property developers and facilities services companies in Singapore have also adopted the SIMPPLE Ecosystem in the past.

Innovation is one of our core values. In 2020, the Company collaborated with a private hospital group to win the Royal Institute of Chartered Surveyors (RICS) SEA Innovation Award for SIMPPLE Ecosystem’s novelty and value creation to the facilities management sector. Innovation did not end there. In the first quarter of 2022, we were awarded an industry project to develop the next-generation facilities management platform that can automate workflows within a building. This development project was supported by the Singapore Government as well as four key partners, who are the largest private property developers in Singapore. Capital for the project was provided directly by the Singapore Government.

We conduct our business through three subsidiaries, namely IFSC Pte. Ltd. (“IFSC”), SIMPPLE Pte. Ltd. (“SIMPPLE Pte Ltd”) and Gaussian Robotics Pte. Ltd. (“Gaussian Robotics” or “GS”). IFSC is a wholly owned subsidiary of the issuer; and both SIMPPLE Pte. Ltd. and GS are wholly owned by IFSC. All three of our subsidiaries are Singapore companies. See “Prospectus Summary – Our Corporate Structure and History.”

While the main product and development centers around the software platform sold under the IFSC brand name, the robotic distribution revenue stream contributed by Gaussian Robotics forms the sustainable cash flow of the group, allowing the Company to reinvest profits made from the distribution business into development of the software platform which is a high growth SaaS model product. Our revenue for the year ended December 31, 2022 and 2021 was S$6,510,169 and S$4,179,300, respectively. We recorded a net loss of S$787,512 and net income of S$65,819 for the year ended December 31, 2022 and 2021, respectively. Our indebtedness for the year ended December 31, 2022 and 2021 was S$2,462,254 and S$3,180,459, respectively.

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Our Industry

Our business is to support facility owners and managers. Our industry is growing due to advances in technology and the continued growth of the real estate market generally. As the world emerges from the COVID-19 pandemic, there will be a strong focus towards digital hygiene and sanitation solutions including property technology, as well as workforce optimization. According to an industry report released by Fortune Business Insights, the global facilities management market is projected to grow from US$1.3 trillion in 2022 to US$1.9 trillion by 2029, a CAGR of 5.7%.

We currently compete in Singapore and are expanding our global presence through the setting up of satellite offices and onboarding of distributors in cities where we do not have a physical presence. According to Gen Consulting Company (source: https://gen-cons.com/store/facility-management-market-in-singapore/) the facilities management market in Singapore was valued at US$966 million in 2021 and is projected to grow at 2.1% CAGR from 2022 to 2028, to a value of US$1.1 billion. The growing emphasis on outsourcing non-core operations and growth in the real estate sector is expected to drive the Singapore market for facility management services. Moreover, the government regulation on safety measures and environmental concerns to follow green practices is expected to drive the market.

SIMPPLE has also established strong sales channels with distributors of our products and services, including with a recognized brand, in their respective industries. The distributor network extends beyond Singapore and covers Australia, Hong Kong, Japan and Malaysia, providing us the ability to compete globally and the opportunity to expand globally in the future. SIMPPLE intends to set up satellite offices in Australia, Malaysia, and North America so that we are better able to penetrate the market. In addition, global partnerships with IoT manufacturers, network providers as well as FM providers allow SIMPPLE to tap on their networks to cross-sell multiple and new product lines, which are relevant to the end-clients.

Being software driven, we are able to remotely access and set up software services for our clients, currently with hardware set up being performed by distributors, or with our planned satellite offices in the future. We have also partnered with global network providers to ensure our IoT devices have connectivity in the territories we intend to establish a presence in. Moreover, the distributors that we are partnering with are typically distributors of robotic equipment for facilities services and find SIMPPLE Software a complementary solution that they can also distribute. We believe that these factors will help enable us to compete globally.

Technology. The FM industry is moving into the era of Smart Building Automation. Deployment of CCTV cameras and IoT sensors throughout facilities is becoming prevalent as facilities management companies and their managers want to monitor work progress across multiple sites simultaneously while ensuring proper execution of maintenance tasks by vendors all from their office. The growing acceptance by facility owners enables peace of mind to manage the facility. Through a central command center, mobile facilities management teams can respond to any incident on-site faster and more accurately. Moreover, with increased automation, facility and engineering professionals will be able to spend more time managing tenants and occupiers’ needs, while reducing personnel required on-site, and potentially be able to oversee a bigger portfolio of buildings than prior technology would have permitted.

Real Estate and Facilities Management. Demand across commercial office and retail buildings, industrial facilities and residential buildings in Singapore has grown moderately over the past five years and will continue to grow at a faster pace as the country (and the world) reopens its borders. Facilities management, including cleaning and security services, will continue to be a key focus in Singapore and around the world. According to an industry report released by Fortune Business Insights, the global facilities management market is projected to grow from US$1.3 trillion in 2022 to US$1.9 trillion by 2029, at a CAGR of 5.7%. Government bodies, not just in Singapore but globally, are accelerating the shift towards technology automation and green buildings. In Singapore, we see government initiatives and incentives spearheading technology adoption across different industries. Workforce productivity continues to be a key focus area as companies transform and grow to stay competitive in the global landscape. As such, technology automation and artificial intelligence will remain top of mind for companies with primary operations in Singapore and other developed nations. See “Industry Overview.”

Our Competitive Strengths

We believe our main competitive strengths are as follows:

Strong market presence with established track record

We have a strong foothold in the Singapore facilities management market, serving over 60 clients in both the public and private sectors. We service 20 out of the 39 Top-Tier Singapore facilities management contractors as of the date of this prospectus.

Automated Building Management with fully integrated and customized solutions

With SIMPPLE.AI, SIMPPLE automates the way facilities are managed. The SIMPPLE Ecosystem is currently the only solution in Singapore that fully integrates a customized mix of IoT sensors, robotics technologies and facility management software. Of the above, SIMPPLE has the ability to not only read and visualize robotic data, but also to perform command and control via a proprietary device, thus allowing for a fully automated process based on sensor and data input without human intervention.

Strong Channels and Partnerships

SIMPPLE has also established strong sales channels with distributors of our products and services, including a recognized brand. The distributor network extends beyond Singapore and covers Australia, Hong Kong, Japan and Malaysia, providing us the ability to compete globally and the opportunity to expand globally in the future. SIMPPLE intends to set up satellite offices in Australia, Malaysia, and North America so that we are better able to penetrate the market. In addition, global partnerships with IoT manufacturers, network providers as well as FM providers allow SIMPPLE to tap on their networks to cross-sell multiple and new product lines, which are relevant to the end-clients.

The SIMPPLE Ecosystem has market penetration across various industries in Singapore, including being adopted by 209 out of 432, or slightly less than half of the schools in Singapore as of April 2021. Out of the 29 hospitals in Singapore as of 2021, 7 hospitals have adopted the SIMPPLE Ecosystem in the past. Furthermore, 4 out of 6 autonomous universities in Singapore, and leading property developers and facilities services companies in Singapore have also adopted the SIMPPLE Ecosystem in the past.

Proprietary technology platform powered by AI and machine learning

We have built the SIMPPLE Ecosystem as an operating system layer that integrates seamlessly with our robots, IoT sensors and the human workforce, where operations will be autonomous in the future while having minimal human intervention. SIMPPLE was also built to be future-ready, with the architecture being able to integrate with multiple third party IoT devices and robotics as well as other software platforms if required.

See “Our Business Overview – Our Competitive Strengths” for more information.

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Our Business Strategies and Future Plans

Our business strategies and future plans are as follows:

Product Improvement through Research and Development

We plan to refine our SIMPPLE.AI’s capabilities through extensive training on the Artificial Intelligence model to detect new and more objects through enhanced video analytics and build scenarios to act upon based on the requirements of building owners and facility managers.

On the hardware front with robots, we intend to expand our service capacity through the use of technology as opposed to increasing reliance on human intervention. We also aim to secure intellectual properties in relation to the development of robotics.

Expansion Through Organic Growth and Acquisitions

Organic Growth. We intend to grow into new market segments such as aviation spaces, healthcare centers and hospitals, hotels, industrial centers and residential estates.

Acquisitions. We also intend to pursue suitable inorganic growth opportunities such as acquisitions, joint ventures, and strategic alliances to expand our suite of solutions in the facilities management space. For example, potential acquisition or strategic investment targets may include: (1) companies with deep technical capabilities in artificial intelligence, vision analytics and computer visioning, (2) companies with a large customer user base in the facilities management sector, (3) companies that the Company can vertically or horizontally integrate with to bring more value to property developers and facility owners and (4) distributors of technology and equipment in the facilities management space. We may also acquire or team up with companies that provide complementary services in new markets segments such as those described above. We believe that building up a comprehensive suite of facilities services technologies will enable us to maintain our competitive edge and attract building owners to adopt our integrated and holistic solution.

Strategic Alliances. Strategic alliances with complementary businesses and organizations such as property developers, facility management companies, building services contractors, robotic distributors and governmental agencies can be an economically efficient means to entering new markets and service offerings. For example, we recently signed a memorandum of understanding with a large IoT manufacturer with market presence in over 70 countries, enabling us to build our partner’s software analytics platform based on SIMPPLE Software. The potential partnership will support SIMPPLE’s market penetration globally into various facilities by complementing our software with physical sensors as a product when marketed to potential customers. The scope of the memorandum of understanding includes integrating and marketing each party’s solutions to end-users in Singapore and overseas, and the development of joint commercial sales kit to market the party’s sensors and software as an ecosystem solution as part of both party’s internationalization plans. The memorandum of understanding does not provide certain key financial terms, such as the costs to be borne by each party and the share of any revenues to be realized from the project; these terms are to be negotiated and reflected in the definitive agreement.

Global Expansion: The Company is currently operating predominantly in Singapore. SIMPPLE has also established strong sales channels with distributors of our products and services, including with a recognized brand, in their respective industries. The distributor network extends beyond Singapore and covers Australia, Hong Kong, Japan and Malaysia, providing us the ability to compete globally and the opportunity to expand globally in the future.

The Company also intends to strengthen its overseas presence by establishing offices in Australia, Malaysia and North America as well as by hiring local industry veterans to be spokespersons for SIMPPLE. Each local market may contain different market preferences and labor regulations or policies, and establishing the right business connections to scale in the market and understanding the country’s labor situation and law are critical paths to success for SIMPPLE’s internationalization strategy in overcoming such challenges. As such, the addition of overseas industry veterans may provide the Company with insights to the local market, which includes labor unions and identification of clients who are primed for technology adoption, which we hope will translate to a higher probability of closing new sales. Through distributorships and global partnerships, the Company would be able to deploy solutions in these markets for clients who have already utilized SIMPPLE’s products and services in Singapore. Our current strategy in Singapore can be replicated through remote software set-up and support while satellite offices and distributors would provide hardware set up and training. This allows us to scale our solutions globally and sustainably

We plan to expand into overseas regions such as Southeast Asia (Malaysia), Hong Kong, Japan, Australia and North America. The Company has started business discussions with distributors and clients operating from such regions with the intention to enter into distribution and/or strategic partnership agreements. Some of these overseas clients have also placed purchase orders with the Company as we pursue growth and expansion overseas. The Company understands the challenges of global expansion including labor laws, working with unions and cultural differences, and intends to hire local staff in each location to better solution our product offering for the market.

Our road map for future growth

Guided by mega-trends such as rising populations and increased world-wide technology adoption, we see ourselves leading the change in the facility management industry delivering the next-generation PropTech solution to meet the needs of building owners and facility managers, which includes technological advances such as data and analytics, artificial intelligence and machine learning. As such, we have outlined four key strategic thrusts to expand the business in this growing market for connected systems in facilities management industry:

•	Contribute to Industry Transformation

•	Accelerate Focused Innovation and Technology

•	Develop Strategic Partnerships

•	Focus on Rapid and Rational Growth

See “Our Business Overview – Our Business Strategies and Future Plans” for more information

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Summary Risk Factors

An investment in the Ordinary Shares involves a high degree of risk. Before deciding whether to invest in the Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of the Ordinary Shares to decline, resulting in a loss of all or part of your investment. Further, if we fail to meet the expectations of the public market in any given period, the market price of the Ordinary Shares could decline. Our business involves significant risks and uncertainties, some of which are outside of our control. If any of these risks actually occurs, our business and financial condition could suffer and the price of the Ordinary Shares could decline. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business

•	We may incur losses in the future;

•	There is no assurance that our future expansion and other growth plans will be successful;

•	There is no assurance that our existing agreements with our customers or suppliers will be renewed upon expiry or that we will be successful in securing new customer or distribution agreements.

•	We are exposed to the credit risks of our customers and we may experience delays or defaults in collecting our receivables, and thus we face liquidity risks;

•

We depend on a limited number of manufacturers and our reputation and results of operations would be harmed if these manufacturers fail to meet our requirements. While we have not yet experienced any material disruptions due to our dependence on the limited number of manufacturers, we cannot assure you that this will not occur in the future;

•

If critical components of the robotics products that we currently purchase from our current single supplier of such products become unavailable, we may incur delays in shipment, which could damage our business;

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•	We depend on certain equipment to perform our services, and we therefore are subject to associated risks of maintenance and obsolescence;

•

A significant portion of our historical revenues have come from the distribution, deploying, and maintaining FM-related robotics such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots through our distribution agreement with Shanghai Gaoxian Automation Technology Development Co., Ltd. (“Shanghai Gaoxian”). Failure to maintain and extend this distribution agreement likely will result in a decrease in our revenue;

•	Our insurance coverage may not cover all our damages and losses;

•	We are subject to risks associated with debt financing, including rising interest rates

•	We are dependent on our ability to retain existing senior management personnel and to attract new qualified management personnel;

•

We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties and we may face litigation suits for intellectual property infringement;

•	Any inability by us to consummate and effectively incorporate acquisitions into our business operations may adversely affect our results of operations;

•

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired;

•

Any adverse material changes to the Singapore market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition;

•

Many of the economies in Asia, including Singapore, are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability in the future; and

•	Our subsidiaries are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

Risks Relating to The Industry In Which We Operate

•	Our products and software are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business;

•

We face intense competition from other providers of robots, including diversified technology providers, as well as competition from providers offering alternative products, which could negatively impact our results of operations and cause our market share to decline;

•	The technology industry serving FM companies in Singapore is highly competitive;

•	It may be difficult to enforce any judgment obtained in the United States against us, our Directors, Executive Officers, or our affiliates; and

•	We are incorporated in Cayman Islands and subject to relevant Cayman Islands laws.

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Risks Relating to Our Corporate Structure and to An Investment In Our Shares

•	We are incorporated in the Cayman Islands and subject to relevant Cayman Islands laws;

•

We are incorporated under the laws of the Cayman Islands and conduct substantially all of our operations, and all of our directors and executive officers reside, outside of the United States. You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited;

•	An active trading market for our Shares may not develop and could affect the trading price of our Shares;

•	Our share price may fluctuate significantly in the future, and you may lose all or part of your investment, and litigation may be brought against us;

•	Investors in our Shares will face immediate and substantial dilution in the net tangible book value per Share and may experience future dilution;

•

We will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies;

•

Our Shares may trade below $5.00 per share, and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares;

•	If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline;

•

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company; and

•	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

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Our Corporate Structure and History

The chart below illustrates our corporate structure and identifies our subsidiaries (i) as of the date of this prospectus and (ii) after giving effect to the Offering:

*Chart shows shareholding before/after the Offering

The above chart assumes an Offering of 1,602,000 Ordinary Shares, and assumes that the Underwriters’ over-allotment option has not been exercised.

Name	Background	Ownership

IFSC Pte. Ltd.	Incorporated on March 18, 2016 as a private company limited by shares under the laws of Singapore	100% owned by SIMPPLE LTD.

Gaussian Robotics Pte. Ltd.	Incorporated on May 18, 2017 as a private company limited by shares under the laws of Singapore. Acquired by IFSC Pte. Ltd. on August 15, 2017	100% owned by IFSC Pte. Ltd.

SIMPPLE Pte. Ltd.	Incorporated on October 13, 2020 as a private company limited by shares under the laws of Singapore	100% owned by IFSC Pte. Ltd.

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SIMPPLE LTD., the issuer in this Offering, was incorporated in the Cayman Islands on August 24, 2022 as an exempted company under the name “SIMPPLE LTD.”

IFSC was incorporated in Singapore on March 18, 2016 as a private company limited by shares under the name “IFSC Pte. Ltd.”

Gaussian Robotics was incorporated in Singapore on May 18, 2017 as a private company limited by shares under the name “Gaussian Robotics Pte. Ltd.”. Gaussian Robotics became a wholly owned subsidiary of IFSC on August 15, 2017.

SIMPPLE Pte. Ltd. was incorporated in Singapore on October 13, 2020 as a wholly owned subsidiary of IFSC under the name “SIMPPLE Pte. Ltd.”.

On October 21, 2022, we consummated a reorganization (the “Reorganization”), pursuant to which SIMPPLE LTD., our Cayman Islands issuer, became the 100% owner of IFSC. IFSC is the 100% owner of both Gaussian Robotics and SIMPPLE Pte. Ltd., and also is engaged in our facilities management software business, including in connection with the SIMPPLE Ecosystem and SIMPPLE.AI. In connection with the Reorganization, the former shareholders of IFSC exchanged their IFSC ordinary shares for Ordinary Shares of the Company.

POO Chong Hee, who is a principal of a certain customer, is an indirect beneficial owner of 17.37% our Ordinary Shares. See “Principal Shareholders.” All of our customer contracts with the customer affiliated with Mr. POO have been negotiated at arm’s length. See “Related Party Transactions.”

Our Controlling Shareholder currently both directly and indirectly owns 64.75% of our Ordinary Shares and, upon consummation of this Offering, our Controlling Shareholder will own 58.29% of our Ordinary Shares, which represent 58.29% of the total voting power of our outstanding Ordinary Shares. See “Risk Factors - Risks Relating to Management, Governance and Ownership.”

Corporate Information

Our principal place of business is 71 Ayer Rajah Crescent #03-07, Singapore 139951. Our registered office in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The telephone and facsimile numbers of our registered office are +65 6816 2194 and +65 6909 6936, respectively. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://www.simpple.ai/ Information contained on our website does not constitute part of this prospectus

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•

exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

•

to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

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We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Shares, and the price of the Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of this Offering; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer

Upon consummation of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our Executive Officers or members of our Board of Directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more extensive executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

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Implications of Being a Controlled Company

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules because our Controlling Shareholder will hold 58.29% of our total issued and outstanding Shares and will be able to exercise 58.29% of the total voting power of our issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Relating to an Investment in our Shares.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

Market and Industry Data

We obtained certain industry, market and competitive position data in this prospectus from our own internal estimates, surveys and research and from publicly available information, including industry and general publications and research, surveys and studies conducted by third parties, such as reports by governmental agencies, for example, the Singapore Department of Statistics, the Singapore Ministry of Trade and Industry and the Singapore Urban Redevelopment Authority, among others, and by private entities. None of these governmental agencies and private entities are affiliated with our Company, and the information contained in this report has not been reviewed or endorsed by any of them.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Trademarks, Service Marks and Tradenames

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “S$,” “Singapore dollar,” or “SGD” refer to the currency of Singapore. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

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Impact of COVID-19

The COVID-19 outbreak has adversely affected (and a significant outbreak of other infectious diseases could result in an additional widespread health crisis that could adversely affect) the economies and financial markets worldwide, and the business of the Company could be materially and adversely affected by the COVID-19 outbreak and any such other outbreak. Furthermore, our business may be adversely affected if continued concerns relating to COVID-19 continue to restrict travel, or result in the Company’s personnel, vendors and services providers being unavailable to pursue their business objectives free of COVID-19 related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including for example new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

THE OFFERING

Shares offered by us:	1,602,000 Ordinary Shares (or 1,842,300 Ordinary Shares if the Underwriters exercise their option to purchase additional Shares within 45 days of the date of this prospectus from us in full).
Offer Price:	The initial public offering price is $5.25 per Share.
Number of Shares outstanding before this Offering:	14,463,661 Shares are outstanding as of the date of this prospectus.
Shares to be outstanding immediately after this Offering:	16,065,661 Shares (or 16,305,961 Shares if the Underwriters exercise their option to purchase additional Shares within 45 days of the date of this prospectus from us in full).
Over-allotment option to purchase additional Shares:	We have granted the Underwriters an option to purchase up to 240,300 additional Shares from us within 45 days of the date of this prospectus.
Use of proceeds:

We estimate that our net proceeds from this Offering will be approximately $6.3 million, or approximately $7.4 million if the Underwriters’ option to purchase additional shares is exercised in full, at the Offer Price of US$5.25 per Share, after deducting the underwriting discount and estimated offering expenses payable by us.

We plan to use the net proceeds of this Offering as follows (assuming no exercise of the over-allotment option):
• Approximately $2.0 million for research and development of products and technology as well as intellectual property strategy and implementation.
• Approximately $1.3 million for scaling up sales and marketing into overseas markets and for opening selected satellite offices.
•

Approximately $1.0 million for potential acquisitions and strategic investments. See “Acquisition Opportunities” for a description of our acquisition and strategic investment opportunities. We have no specific acquisition or strategic investment targets at this time.

• The remaining net proceeds will be used for working capital and general corporate purposes.
Lock-up:

We have agreed with the Underwriters that for a period of six (6) months following the September 12, 2023, the Company will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any Shares, or any securities convertible into or exchangeable or exercisable for Shares; or (b) file or cause to be filed any registration statement with the SEC relating to the Offering of any Shares or any securities convertible into or exchangeable or exercisable for Shares. In addition, our Directors, Executive Officers and Major Shareholders have agreed with the underwriter not to sell, transfer or dispose of, directly or indirectly, any of our Shares or securities convertible into or exercisable or exchangeable for our Shares for a period of six (6) months after the date of this prospectus. See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Controlled company

After this Offering, assuming an offering size as set forth in this section, our Controlling Shareholder will own approximately 58.29% of our Shares (or 57.43% of our Shares if the Underwriters’ option to purchase additional shares is exercised in full). As a result, we expect to be a controlled company within the meaning of the corporate governance standards of the Nasdaq Capital Market, or Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Listing	We have received the approval letter to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “SPPL.”

Risk factors	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Shares.

SUMMARY FINANCIAL INFORMATION

The following summary presents consolidated balance sheet data as of December 31, 2022 and 2021 and summary consolidated statements of operations data for the year ended December 31, 2022 and 2021, which have been derived from our audited financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this “Summary Financial Information” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

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The following table presents our summarized consolidated statements of income data for the periods indicated.

	Audited for the years ended December, 31
	2021	2022	2022
	S$	S$	US$

Revenues	4,179,300	6,510,169	4,856,885
Cost of revenues	(1,852,751)	(2,910,873)	(2,171,645)
Gross profit	2,326,549	3,599,296	2,685,240
Operating expenses:
Research and development expenses	-	-	-
Selling and marketing expenses	-	-	-
General and administrative expenses	(2,270,830)	(4,572,654)	(3,411,410)
(Loss) Income from operations	55,719	(973,358)	(726,170)
Other income (loss):
Other income	390,013	441,341	329,261
Interest expense	(157,147)	(130,868)	(97,634)
Other expense	(55,694)	(5,946)	(4,436)
(Loss) Income before tax expense	232,891	(668,831)	(498,979)
Income tax expense	(167,072)	(118,681)	(88,541)
Net (loss) income	65,819	(787,512)	(587,520)

The following table presents our summarized consolidated balance sheet data for the periods indicated.

	Audited as of December, 31
	2021	2022	2022
	S$	S$	US$

Cash	757,736	535,023	399,152
Total current assets	4,708,775	4,379,354	3,267,200
Total non-current assets	221,566	1,452,672	1,083,760
Total Assets	4,930,341	5,832,026	4,350,960
Total current liabilities	3,563,852	4,014,517	2,995,014
Total non-current liabilities	2,255,936	1,494,468	1,114,942
Total Liabilities	5,819,788	5,508,985	4,109,956
Working Capital (Deficiency)	1,144,923	364,837	272,186
Total shareholders’ Equity (Deficit)	(889,447)	323,041	241,004

The following table presents our summarized consolidated cash flows data for the periods indicated.

	Audited for the years ended December, 31
	2021	2022	2022
	S$	S$	US$

Net cash used in operating activities	(287,779)	48,834	36,433
Net cash (used in)/ from investing activities	795,241	(1,231,168)	(918,508)
Net cash from/ (used in) financial activities	(1,173,068)	959,621	715,921

Net change in cash flows	(665,606)	(222,713)	(166,154)

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RISK FACTORS

Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Shares. The following section describes some of the significant risks known to us now that could directly or indirectly affect us and the value or trading price of our Shares and should not be construed as a comprehensive listing of all risk factors. The following section does not state risks unknown to us now but which could occur in the future and risks which we currently believe to be not material but may subsequently turn out to be so. Should these risks occur and/or turn out to be material, they could materially and adversely affect our business, financial condition, results of operations and prospects. To the best of our Directors’ knowledge and belief, the risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Shares from their professional advisers before making any decision to invest in our Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus.

RISKS RELATING TO OUR BUSINESS

We may incur losses in the future.

We anticipate that our operating expenses, together with the increased general administrative expenses of a public company upon completion of this offering, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our service offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

There is no assurance that our future expansion and other growth plans will be successful.

As part of our future plans, we intend to expand our SIMPPLE Ecosystem through the further development of SIMPPLE.AI. We may expand our range of services organically, or inorganically through licensing, joint ventures, acquisitions and/or strategic alliances.

As such, we may be subject to risks related to the expansion of our Group such as, among others:

•	the availability of sufficient funds;

•	difficulties arising from operating a significantly larger and more complex organization;

•	difficulties in entering into new businesses for which we may not be as or at all familiar;

•	difficulties in integrating the assets and the business operations of the subsidiaries and strategic alliances cohesively;

•	failure to realize expected profitability or growth;

•	failure to realize expected synergies and cost savings; and

•	unforeseen legal, regulatory, contractual, labor or other issues, whether in Singapore or elsewhere.

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We may also enter into new geographic markets such as Australia, Canada, Hong Kong, Japan, the Middle East, the United Kingdom and the United States depending on the demand for our services as well as opportunities for growth. See section titled “General Information on our Group — Our Business Overview — Our Business Strategies and Future Plans” for further details. Overseas expansion involves numerous risks, including but not limited to legal and regulatory risks and financial costs. We cannot assure you that our operations in new geographic markets will be profitable. In addition to the above, geographic expansion will require substantial management dedication and efforts which may require significant additional expenditures. The successful implementation of our growth strategies depends on a variety of factors including our ability to hire and retain key management personnel, negotiate attractive terms for such acquisitions or expansions that may command high valuations, and obtain sufficient financing for our capital expenditures. There is no assurance that we will be able to obtain the required financing or that we will continue to have sufficient cash flow to fund our Group’s expansion. The above-mentioned challenges associated with our growth plans may place increased demands on our management and on our operational systems and other resources, and could also increase our exposure to unanticipated risks and liabilities.

As such, there is no assurance that our Group will be successful in implementing our future plans or that we will be able to realize the profits, growth, or synergies expected from our Group’s expansion. In the event that we are unable to effectively or successfully execute our expansion strategies, our business, financial condition, results of operations and prospects may be materially and adversely affected.

There is no assurance that our existing agreements with our customers or suppliers will be renewed upon expiry or that we will be successful in securing new customer or distribution agreements.

To the extent that the demand for facilities management, particularly in Singapore, is adversely affected for any reasons, our business, financial condition and results of operations could be materially and adversely affected.

Our agreements with our customers and suppliers are typically for a term of two to three years.

We are currently the master distributor of Shanghai Gaoxian’s FM-related robotics such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots in Singapore and Qatar. Our distribution rights are derived from the Exclusive Distribution and Partnership Agreement effective as of December 1, 2020 with Shanghai Gaoxian (the “Distribution Agreement”). The Distribution Agreement grants to the Company a three-year distribution right to distribute Shanghai Gaoxian’s Ecobot product line in Singapore and Qatar, and these distribution rights will automatically renew if certain minimum ordering volume (“MOV”) milestones in “Tier 1 Markets”, including Singapore and Qatar, are achieved. The milestones for renewal are RMB 12 million in 2020, RMB 31 million in 2021 and RMB 31 million in 2022. If these MOV milestones are met, the terms for renewal will be subject to separate discussion and agreement. Failure to achieve these milestones will result in Shanghai Gaoxian having certain enumerated rights over the sales team and sales strategy of Gaussian Robotics. These include the right to establish a sales team within Gaussian Robotics if 2020 MOV milestones are not met and/or to take charge of Gaussian Robotics’s sales strategy if 2021 MOV milestones are not set.

The outbreak of COVID-19 contributed to an increase in revenue in 2020, and the Company was able to meet the milestone for year 2020 with revenue from the sale of products under the Distribution Agreement being S$3,294,033 (approximately RMB 16,470,165), contributing to approximately 93% of our revenue for the year.

However, due to shortages of chip components and port closures in China, the Company was unable to meet the milestone for year 2021, with revenues from the sale of products under the Distribution Agreement being S$2,728,261 (approximately RMB 13,641,305) in 2021, contributing to approximately 65% of our revenue for the year.

The Company had revenue from the sale of products under the Distribution Agreement of S$4,464,800 (approximately RMB 23,032,724) for the full year of 2022, contributing to approximately 84% of our revenue, a strong rebound from the previous year although it was a shortfall from the milestone for year 2022.

While the Company had been in initial discussion with Shanghai Gaoxian, and based on written communications with Shanghai Gaoxian, as at the date of this prospectus, believes that its distribution rights under the Distribution Agreement will be renewed at the end of the first three-year term, failure to maintain or extend the Distribution Agreement likely will result in a decrease in our distribution related revenues. See “Business – Exclusive Distribution and Partnership Agreement with Shanghai Gaoxian” on page 62 for more information.

Besides the disclosure above, we are not aware of any information or arrangement which would lead to a cessation or termination of any existing agreements or relationships with our customers or suppliers. However, there is no assurance that our existing customer or distribution contracts will be renewed or extended by our customers or suppliers on the exact same terms, or at all. To the extent that we are unable to secure new customer or distribution agreements as our existing customer or distribution agreements expire, our profitability and prospects could be materially and adversely affected. We do not currently hold any intellectual property rights or licenses associated with our robotic products in relation to our distribution agreements. However, to the extent that we obtain any intellectual property rights or licenses associated with our robotic products in the future, such intellectual property rights or licenses may be materially and adversely affected in the event that our existing distribution agreements expire.

Further, our customer agreements typically permit our customers to terminate our service without cause by providing an agreed upon prior notice, and for full payment to us (even when terminated prematurely by the customer). However, if a substantial number of our customer agreements are terminated early for any reason, and we are unable to secure new customer agreements in a timely manner, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are exposed to the credit risks of our customers and we may experience delays or defaults in collecting our receivables, and thus we face liquidity risks.

We face uncertainties over the timeliness of our customers’ payments and their ability to pay. Our customers’ ability to pay may be affected by events or circumstances that are difficult to foresee or anticipate, such as a decline in their business or an economic downturn. Hence, there can be no assurance that we will be able to collect our trade debts fully or within a reasonable period of time.

As such, our financial condition and results of operations are dependent, to a certain extent, on the creditworthiness of our customers. If there are any unforeseen circumstances affecting our customers’ ability or willingness to pay us, we may experience payment delays or non-payment. In such events, our Group’s liquidity, cash flows and working capital may be adversely affected.

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We depend on a limited number of manufacturers, and our reputation and results of operations would be harmed if these manufacturers fail to meet our requirements.

We depend on a limited number of manufacturers. In particular, one of our main products, the Gaussian Robots, are manufactured by Shanghai Gaoxian, a third-party manufacturer based in China. Shanghai Gaoxian’s manufacturing efforts have been, and may continue to be, materially impacted as a result of COVID-19 and related port and customs delays, or for other reasons. If Shanghai Gaoxian fails to provide us with the required capacity and quality on a timely basis, there would be a disruption in manufacturing our products until volume is transferred to an alternative manufacturing partner, which would be a costly and time-consuming process. We have not yet experienced any material disruptions due to our dependence on the limited number of manufacturers, but we cannot assure you that this will not occur in the future. We have put into place plans to mitigate supply chain disruption, including sales cycle planning and the option to utilize existing demo units during set up phase to minimize downtime for customers, but we cannot assure you that we would be able to establish alternative manufacturing arrangements on acceptable terms or in a timely manner. We experienced some manufacturing, logistics and parts delays from Shanghai Gaoxian during the COVID-19 pandemic, including one delay of four weeks, but we adequately managed our clients’ expectations during that period and neither that delay or any others have materially adversely affected our results of operations. While we have not yet experienced any material disruptions due to our dependence on Shanghai Gaoxian or the limited number of other manufacturers, we cannot assure you that this would not occur in the future.

We are dependent on a limited number of suppliers for various components used in our products, and we may from time to time have sole source suppliers. The cost, quality and availability of these components are essential to the successful production and sale of our products. We are subject to the risk of industry-wide shortages, price fluctuations and long lead times in the supply of these components and other materials. If the supply of these components were to be delayed or constrained, or if one or more of our main suppliers were to go out of business, alternative sources or suppliers may not be available on acceptable terms or at all. In the event that any of our suppliers were to discontinue production of our key product components, developing alternate sources of supply for these components would be time consuming, difficult and costly. In the event we are unable to obtain components in sufficient quantities on a timely basis and on commercially reasonable terms, our ability to sell our products in order to meet market demand would be affected and could materially and adversely affect our brand, image, business prospects, financial condition and operating results.

Any interruption in the manufacture of our products would be likely to result in delays in shipment, lost sales and revenue and damage to our reputation in the market, all of which would harm our business and results of operations. In addition, because our purchase contracts with suppliers are typically denominated in Singapore dollars, changes in currency exchange rates may impact our suppliers who operate in local currency, which may cause our suppliers to seek price concessions on future orders.

If critical components of the robotics products that we currently purchase from our current single supplier of such products become unavailable, we may incur delays in shipment, which could damage our business.

We and our outsourced manufacturers obtain hardware components, various subsystems and other materials from a limited group of suppliers, some of which are sole suppliers. If we or our outsourced manufacturers are unable to obtain components from third-party suppliers in the quantities and of the quality that we require, on a timely basis and at acceptable prices, we may not be able to deliver our products on a timely or cost-effective basis to our customers, which could cause customers to terminate their contracts with us, reduce our gross margin and seriously harm our business, results of operations and financial condition. Moreover, if any of our suppliers become financially unstable, we may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, or at all.

We depend on certain equipment to perform our services and are subject to associated risks of maintenance and obsolescence.

We utilize various types of cleaning robots, security robots and android robots, along with our SIMPPLE Ecosystem. Our robots may face obsolescence due to rapid technological developments and the emergence of alternative innovations. To the extent that our equipment faces obsolescence before the end of its expected useful lives, we may be subject to impairment losses. Changes and advancements in technology may require us to replace and upgrade our equipment at an earlier stage than expected. As a result, we may incur significant additional capital expenditure.

A significant portion of our historical revenues have come from the distribution, deploying, and maintaining FM-related robotics such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots through our distribution agreement with Shanghai Gaoxian. Failure to maintain and extend this distribution agreement likely will result in a decrease in our distribution related revenues.

We are currently the distributor of Shanghai Gaoxian’s FM-related robotics such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots in Singapore and Qatar. Our distribution rights are derived from the Exclusive Distribution and Partnership Agreement effective as of December 1, 2020 with Shanghai Gaoxian (the “Distribution Agreement”). The Distribution Agreement grants to the Company a three-year distribution right to distribute Shanghai Gaoxian’s Ecobot product line in Singapore and Qatar, and these distribution rights will automatically renew if certain minimum ordering volume (“MOV”) milestones in “Tier 1 Markets”, including Singapore and Qatar, are achieved. The milestones for renewal are RMB 12 million in 2020, RMB 31 million in 2021 and RMB 31 million in 2022. If these MOV milestones are met, the terms for renewal will be subject to separate discussion and agreement. Failure to achieve these milestones will result in Shanghai Gaoxian having certain enumerated rights over the sales team and sales strategy of Gaussian Robotics. These include the right to establish a sales team within Gaussian Robotics if 2020 MOV milestones are not met and/or to take charge of Gaussian Robotics’s sales strategy if 2021 MOV milestones are not set.

The outbreak of COVID-19 contributed to an increase in revenue in 2020, and the Company was able to meet the milestone for year 2020 with revenue from the sale of products under the Distribution Agreement being S$3,294,033 (approximately RMB 16,470,165), contributing to approximately 93% of our revenue for the year.

However, due to shortages of chip components and port closures in China, the Company was unable to meet the milestone for year 2021, with revenues from the sale of products under the Distribution Agreement being S$2,728,261 (approximately RMB 13,641,305) in 2021, contributing to approximately 65% of our revenue for the year.

The Company had revenue from the sale of products under the Distribution Agreement of S$4,464,800 (approximately RMB 23,032,724) for the full year of 2022, contributing to approximately 84% of our revenue, a strong rebound from the previous year although it was a shortfall from the milestone for year 2022.

While the Company had been in initial discussion with Shanghai Gaoxian, and based on written communications with Shanghai Gaoxian, as at the date of this prospectus, believes that its distribution rights under the Distribution Agreement will be renewed at the end of the first three-year term, failure to maintain or extend the Distribution Agreement likely will result in a decrease in our distribution related revenues. See “Business – Exclusive Distribution and Partnership Agreement with Shanghai Gaoxian” on page 62 for more information.

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We are exposed to legal or other proceedings or to other disputes or claims.

In the event that our customers do not make payment in a timely manner, we may seek to enforce our contractual rights and seek recourse via litigation or arbitration. These legal procedures are time-consuming and the settlement of a contract dispute may require additional financial and other resources. Failure to secure adequate payments in time or to manage past due receivables effectively could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Further, disputes and claims may arise, from time to time, between our Group and our customers, suppliers or sub-contractors for various reasons such as delays, unsatisfactory service delivery and alleged breaches of service contracts. To date, we have not been the subject of workplace safety and/or negligence claims from employees and/or members of the public, but there is a risk that such claims may be made against us in the future. These disputes, if remain unresolved or worsen, may eventually result in legal or other proceedings and therefore cause disruptions and delays to our operations, in addition to the extra costs that may be incurred in their settlement or other resolution. Our resources may also be diverted to defend the claims, thereby adversely affecting our Group’s business, financial condition, results of operations and prospects.

In the event that we are unable to resolve the aforementioned disputes or claims satisfactorily in a timely manner or at all, our Group’s business, financial condition and results of operation may be materially and adversely affected. Please refer to the section titled “General Information on our Group — Our Business Overview — Legal Proceedings” of this prospectus for further details.

Our insurance coverage may not cover all our damages and losses.

We maintain insurance policies to provide insurance coverage of our business operations. We expect to renew our insurance policies, such as our insurance policy for work injury compensation on an annual basis and there is no assurance that we will be able to renew all of our policies or obtain new policies on similar terms.

The nature of our business operations entails inherent risks such as risk of fire, theft and property loss at the worksites during the course of our customer agreements or during the delivery of our services. Also, we do not have key man insurance to cover the loss of key personnel. While our Directors believe that we have sufficient insurance coverage for our business operations in line with industry standards and business practices in Singapore and although we may be able to increase our insurance coverage when required, there is no assurance that our existing or future insurance coverage will be sufficient to indemnify us against all potential losses.

As a public company, we expect the laws, rules and regulations governing U.S. public companies will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

In the event that our existing insurance coverage is insufficient to indemnify us against all or any losses, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are subject to risks associated with debt financing, including rising interest rates.

Due to our working capital requirements in support of our day-to-day operations and business expansion, we may finance all or a substantial portion of our costs through bank loans and credit facilities, in addition to Shareholders’ equity and internally generated funds. Details on our total indebtedness is set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.

While we believe that we have sufficient capital from our available cash resources, our cash generated from our business operations and our credit facilities to meet our current working capital and capital expenditure requirements, we may require additional debt financing to operate our business, implement our future business strategies and/or acquire complementary businesses or develop new technologies.

Our ability to obtain debt financing depends on a number of factors including our financial strength, creditworthiness and prospects, as well as other factors beyond our control, including general economic, liquidity and political conditions. There is no assurance that we will be able to secure adequate debt financing on terms acceptable to us, or at all. In the event that we are unable to secure adequate debt financing on terms acceptable to us, we may not be able to implement our business strategies and our business and prospects could be materially and adversely affected as a result.

Rising interest rates may increase the Company’s operational costs of funds; however, the effect of these increases are mitigated by the fixed rated terms of the Company’s material loans. Future borrowings will likely carry higher interest rates, but we currently do not have any plans to increase our borrowings at this time.

Bank interest rates have been steadily on the rise for the past 24 months, but much more aggressively since April 2022. Based on Singapore’s official borrowing and lending rates benchmark indicated by SIBOR (Singapore interbank offered rate) /SORA (Singapore overnight rate average), interest rates have increased from 0.36% on April 29, 2022 to 3.18% on October 31, 2022. (https://housingloansg.com/hl/charts/sibor-sor-historical-chart). The interest rate in Singapore is currently one of the lowest among the G20 countries and our operations have not been materially affected as of the date of this prospectus. Our temporary bridging loan carries a fixed rate of 2.75% that has been factored into our operational costs since 2020.

Regarding the factoring of interest rate increases against our sales model, we believe that our SIMPPLE Software product is relatively inelastic in price, and as such we expect to be able to pass on any increased borrowing costs to our clients.

Any disruptions, volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to become more expensive. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing. Any material increase in interest rates would also increase our cost of borrowing and debt financing costs, which may weaken our ability to obtain further future debt financing.

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Further, debt financing may restrict our freedom to operate our business as it may require conditions and/or covenants that:

a.	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

b.

require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

c.	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We are dependent on our ability to retain existing senior management personnel and to attract new qualified management personnel.

Our continued success is highly dependent on our ability to retain our senior management personnel, who are responsible for key aspects of our business, including but not limited to maintaining customer relationships, developing new business opportunities, finance and project management. Our CEO and COO have an average of approximately five years of experience in the facilities management industry, and their knowledge, skills and extensive experience in our industry, business relationships with our customers, and ability to manage existing and develop new customer relationships have been important to the growth of our Group. If any of our key management personnel cease to be involved with our Group in the future and we are unable to find suitable replacements in a timely manner, this may cause disruptions to our business operations and our business, financial condition, results of operations and prospects may be adversely affected.

The success and growth of our Group also depend on our ability to identify, hire, train and retain suitable, skilled and qualified key management personnel. If we are unable to hire and retain employees from different sectors apart from the facilities management industry, such as hires with technology, finance, human resources and business development capabilities, our ability to build up our key management personnel team may be limited to a certain extent.

The appeal of our services is reliant, to some extent, on maintaining and protecting the brand names and trademarks in our business.

Our business is sensitive to customer perception of the quality of our services and products. In the event of any misuse of our brand and/or trademarks (which may include misuse by our sub-contractors, our employees or unrelated third parties), or in the event we fail to detect, deter and prevent trademark, related misconduct, or otherwise fail to effectively protect our brand and/or trademarks, our reputation could be damaged, resulting in our business, financial condition, results of operations and prospects being materially and adversely affected.

We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks, patents or copyrights by third parties, and we may face litigation suits for intellectual property infringement.

We believe our trademarks are well recognized by our customers and in the industries we are operating in, which reflects our reliable and quality services that have contributed to our success. It is possible that our competitors or other third parties may adopt trademarks similar to ours, which may lead to brand confusion. If we fail to effectively protect our trademarks and other intellectual property, such as our copyrights and any patents that are issued to us in the future, generally or against specific third party infringement, our intellectual property rights could be negatively affected and our customers may have a negative impression of our service quality which in turn may have an adverse impact on our Group’s reputation, prospects, business and financial results.

There is also no assurance that we will not be sued for any potential infringement of any intellectual property rights of third parties in the future. In the event of any claims or litigation involving infringement of the intellectual property rights of third parties, whether with or without merit, we may be required to divert a significant amount of our time and resources to defend or attend to any possible litigation or legal proceedings. As a result, our reputation, business and financial results may be adversely affected.

We could incur substantial costs as a result of data protection concerns or IT systems disruption or failure.

While we have not been the subject of any cyber-attacks or IT system failures that have had a material impact on our Group, our business may be impacted by such attacks or system failures in the future. Cybersecurity attacks, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and corruption of data. A cyberattack or system failure may result in operational downtimes and/or delays, which may have a detrimental impact on our ability to provide services to our customers. In addition, we utilize cleaning robots and our SIMPPLE Ecosystem in the provision of our facilities management services, and any failure of these systems could disrupt our daily operations and lead to delays of our provision of services or loss in our revenues.

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We handle the personal data of the personnel of customers in the ordinary course of providing our products and services. The collection and use of such personal data is governed by personal data protection laws in Singapore, in particular the Personal Data Protection Act 2012. While we have implemented measures to protect sensitive information and confidential and personal data and comply with applicable laws, rules and regulations, our facilities and systems may be vulnerable to security breaches and other data loss, including cyber-attacks. In addition, it is not possible to predict the impact on our business of any future loss, alteration or misappropriation of information in our possession related to us, our employees, former employees, customers, suppliers or others. This could lead to negative publicity, legal claims, theft, modification or destruction of proprietary or other key information, damage to or inaccessibility of critical systems, operational downtimes and/or delays and other significant costs, which could adversely affect our business, financial condition, results of operations and prospects.

The value of our intangible assets and costs of investment may become impaired.

Our intangible assets are amortized over their estimated useful lives. In accordance with applicable accounting standards, we periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to the profit or loss statement may be necessary. Such impairment testing is complex and requires us to make assumptions and judgments regarding the estimated recoverable amount of our cash-generating units to which the goodwill is allocated. If estimated recoverable amounts are less than the carrying values for goodwill in future annual impairment tests, we may be required to record impairment losses in future periods. Any future evaluations requiring an impairment of our goodwill could materially affect our results of operations and shareholders’ equity in the period in which the impairment occurs. A material decrease in shareholders’ equity could, in turn, potentially impact our ability to pay dividends.

Our historical financial and operating results are not a guarantee of our future performance.

Our annual and periodic financial results vary from year to year and from period to period, in response to a number of factors that we cannot predict, such as general business outlook and sentiment, economic market conditions, employment rates, inflation and interest rates and consumer confidence. As such, we believe that our annual and periodic financial results are not a guarantee of our future economic performance and undue reliance should not be placed on such results for future speculative purposes.

We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

We are subject to various anti-corruption laws that prohibit companies and their agents from making improper payments or offers of payments for the purpose of obtaining or retaining business. We may conduct business in countries and regions that are generally recognized as potentially more corrupt business environments. Activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various anti-corruption laws, including the United States Foreign Corrupt Practices Act (the “FCPA”) and the Singapore Prevention of Corruption Act 1960 (the “POCA”). We have implemented safeguards and policies to discourage these practices by our employees and agents but we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees or agents. If our employees or agents violate our policies or we fail to maintain adequate record keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. Violations of the FCPA POCA or other anti-corruption laws, or allegations of any such acts, could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions. Those and any related shareholder lawsuits could lead to substantial civil and criminal, monetary and nonmonetary penalties and cause us to incur significant legal and investigatory fees which could adversely affect our business, combined financial condition and results of operations.

Any inability by us to consummate and effectively integrate acquisitions into our business operations may adversely affect our results of operations.

We may in the future invest time and resources into carefully assessing opportunities for acquisitions and/or strategic investments, and we continue to evaluate potential acquisition opportunities to support, strengthen and grow our business, including potentially in the near term. For example, potential acquisition or strategic investment targets may include: (1) companies with deep technical capabilities in artificial intelligence, vision analytics and computer visioning, (2) companies with a large customer user base in the facilities management sector, (3) companies that the Company can vertically or horizontally integrate with to bring more value to property developers and facility owners and (4) distributors of technology and equipment in the facilities management space.

Despite diligence and integration planning, acquisitions still present certain risks, including the time and economic costs of integrating an acquisition’s technology, control and financial systems, unforeseen liabilities, and difficulties in bringing together different work cultures and personnel. There can be no assurance that we will be able to locate suitable acquisition candidates, acquire possible acquisition candidates, acquire such candidates on commercially reasonable terms, or integrate acquired businesses successfully in the future. Future acquisitions, including those we may consummate in the near term, may require us to incur additional debt and contingent liabilities, which may adversely affect our business, results of operations and combined financial condition. The process of integrating acquired businesses into our existing operations may result in operating, contractual and supply chain difficulties, such as the failure to retain customers or management personnel. Such difficulties may divert significant financial, operational and managerial resources from our existing operations, and make it more difficult to achieve our operating and strategic objectives.

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We may be subject to claims against us relating to any acquisition or business combination.

There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally will have indemnification obligations in favor of us under an acquisition or merger agreement, these obligations will usually be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot ensure that our right to indemnification from any sellers will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or collectively, could have a material and adverse effect on our prospects, business and financial results.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. Laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, will significantly increase our costs as well as the time that must be devoted to compliance matters. We expect that compliance with these laws, rules, regulations and standards will substantially increase our expenses, including our legal and accounting costs, and make some of our operating activities more time-consuming and costly. These new public company obligations also will require attention from our senior management and could divert their attention away from the day-to-day management of our business. We also expect these laws, rules, regulations and standards to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Shares, fines, sanctions and other regulatory actions and potential civil litigation.

If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to timely produce accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal disclosure controls and procedures over our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in our reports that we will file with the SEC will be recorded, processed, summarized, and reported within the time periods and as otherwise specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal Executive Officers and financial officers. We are also continuing to improve our internal controls over financial reporting.

Ensuring that we have effective disclosure controls and procedures and internal controls over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be re-evaluated frequently. Our internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Beginning with our second annual report on Form 20-F after we become a company whose securities are publicly listed in the United States, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to make a formal assessment of the effectiveness of our internal controls over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal controls over financial reporting issued by our Independent Registered Public Accounting Firm. During our evaluation of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations.

We do not expect to be subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

As a foreign private issuer, we are entitled to rely on a provision in Nasdaq’s corporate governance rules that allows us to follow Cayman Islands corporate law with regards to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

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In addition, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent,” using more stringent criteria than those applicable to the Company under relevant SEC rules. Nasdaq’s corporate governance rules require listed U.S. companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of shares, which the Company is not required to follow as a foreign private issuer. However, effective upon the consummation of this Offering, we will have a majority of independent Directors and our Audit Committee will consist of three independent Directors.

Negative publicity relating to our Group or our Directors, Executive Officers or Major Shareholders may materially and adversely affect our reputation and Share price.

Negative publicity or announcements relating to our Group or any of our Directors, Executive Officers or Major Shareholders, whether with or without merit, may materially and adversely affect the reputation and goodwill of our Group in our industry, consequently affecting our relationships with our customers, suppliers and sub-contractors. In addition, such negative publicity may affect market perception of our Group and the performance of our Share price.

Negative publicity or announcements may include, among others, newspaper reports of accidents at our work sites, unsuccessful attempts in joint ventures, acquisitions or take-overs, any involvement we may have in litigation or insolvency proceedings, and unfavorable or negative articles on any of our Directors, Executive Officers or Major Shareholders. Any claims and legal actions brought forward by our customers may also have a negative impact on our brand image. If our customers, suppliers and sub-contractors subsequently lose confidence in us, this could result in the termination of business relationships or fewer referrals or invitations to tender or quote for facilities management or other contracts. To this end, our business, financial condition, results of operations and prospects may be adversely impacted.

Any adverse material changes to the Singapore market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition.

During FY 2022 and FY 2021, substantially all of our revenue was derived from our operations in Singapore. Any adverse circumstances affecting the Singapore market, such as an economic recession, epidemic outbreak or natural disaster or other adverse incidents may adversely affect our business, financial condition, results of operations and prospects. Any downturn in the industry which we operate in resulting in the postponement, delay or cancellation of contracts and delay in recovery of receivables is likely to have an adverse impact on our business and profitability.

Uncertain global economic conditions have had and may continue to have an adverse impact on our business in the form of lower net sales due to weakened demand, unfavorable changes in product price/mix, or lower profit margins. In addition, the effect of inflation often results in reduced spending.

During economic downturns or recessions, there can be a heightened competition for sales and increased pressure to reduce selling prices as our customers may reduce their demand for our services. If we lose significant sales volume or reduce selling prices significantly, then there could be a negative impact on our combined financial condition or results of operations, profitability and cash flows.

Reduced availability of credit may also adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to obtain necessary supplies as well as our sales of equipment to affected customers. This could additionally result in reduced or delayed collections of outstanding accounts receivable.

The outbreak of COVID-19 contributed to an increase in revenue from our services, from $2.62 million in FY 2020 to $3.09 million in FY 2021 and to $4.85 million in FY 2022.

COVID-19 has impacted Singapore’s economy resulting in significant economic contraction and high unemployment rates during FY 2020. The general economic downturn may affect the ability of our counterparties to perform their obligations in a timely manner or at all. Singapore government measures to alleviate the economic impact of COVID-19 such as the imposition of relief from actions for inability to perform scheduled contracts, or relief for financially distressed individuals, firms and other businesses could adversely affect our ability to enforce and require our counterparties to perform their obligations under our contracts.

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Our revenue and profitability may be materially impacted if COVID-19 (or any health epidemic or virus outbreak) affects or continues to affect the overall economic and market conditions in Singapore for a prolonged period of time. Such an economic slowdown and/or negative business sentiment could potentially have an adverse impact on our business and operations. We are uncertain as to when the outbreak of COVID-19 will be contained, and we also cannot predict if the impact of an outbreak will be short-lived or long-lasting or when the Singapore market will be able to fully recover to pre-COVID-19 levels. If these disruptions are for a prolonged period of time, or if there are further outbreaks of infectious diseases, these may have a material adverse effect on our Group’s business, financial condition, results of operations, and prospects.

Many of the economies in Asia, including Singapore, are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability in the future.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures. As governments take steps to address the current inflationary pressures, there may be significant changes in the availability of bank credit, interest rate increases, limitations on loans, or restrictions on currency conversions and foreign investment. There also may be imposition of price controls. If prices for the products we source or if wages rise at a rate that is insufficient to compensate for the rise in these costs, it may have an adverse effect on our profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth. Singapore’s core inflation rose to 5.3% on a year-on-year (y-o-y) basis in September 2022, compared to 5.1% in August 2022. The pickup in core inflation was on account of larger increases in the prices of food, services and retail & other goods. CPI (consumer price index)--All Items inflation was 7.5% year-over-year in September 2022, unchanged from that in August.

(source: https://www.mas.gov.sg/-/media/MAS/EPG/CPD/2022/Inflation202209.pdf)

While this inflationary trend will result in higher operational costs, we believe that this also strengthens our value proposition by emphasizing potential savings to customers through improved productivity and workflow efficiency derived from our technology solutions. To mitigate inflationary pressures, we will be regularly review our pricing structure to ensure sustainable profitability.

Our subsidiaries are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

As our subsidiaries, namely IFSC, SIMPPLE Pte Ltd. and Gaussian Robotics, are Singapore incorporated companies, they are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as their Constitution. In particular, these subsidiaries are required to comply with certain provisions of the Securities and Futures Act 2001 of Singapore (the “SFA”), which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

Our products and software are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our products and software are highly technical and complex. Our services and products include our SIMPPLE Ecosystem, SIMPPLE.AI and our robotic software. Bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of rapidly updating our products and some errors in our products may be discovered only after a product has been used by our customers, and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away customers, allow third parties to manipulate or exploit our data, lower our revenue, and expose us to claims for damages, any of which could seriously harm our business.

We also could face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

We face competition from diversified technology providers, as well as competition from providers offering alternative products, which could negatively impact our results of operations and cause our market share to decline.

A number of companies are developing software platforms that integrate robotics with their IoT platforms that will compete directly with our product offerings. Our competition includes software companies such as Team Software and IoT manufacturers such as Unabiz and new market entrants. There can be no assurance that our current and future competitors will not be more successful than us. We also face competition from distributors of lower-cost robots, which has, and may continue to, further drive down the average selling price in the marketplace for floor cleaning products. Moreover, while we believe many of our customers purchase our floor vacuuming robots as a supplement to, rather than a replacement for, their traditional vacuum cleaners, we also compete with providers of traditional vacuum cleaners.

The global market for robots is highly competitive, rapidly evolving and subject to changing technologies, shifting customer needs and expectations and the likely increased introduction of new products. Our ability to remain competitive will depend to a great extent upon ongoing performance of our suppliers in the areas of product development, operating efficiency and customer support.

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We expect that competition will continue to intensify as additional competitors enter the market and current competitors expand their product lines. Companies competing with us have, and may continue to, introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. Increased competitive pressure could result in a loss of sales or market share or cause us to lower prices for our products, any of which would harm our business and operating results.

We cannot assure you that the products we sell will continue to compete favorably or that we will be successful in the face of increasing competition from new products and enhancements introduced by existing competitors or new companies entering the markets in which we provide products. Our failure to compete successfully could cause our revenue and market share to decline, which would negatively impact our results of operations and financial condition.

The technology industry serving FM companies in Singapore is highly competitive.

Our success in providing technology and other services to the facilities management industry will depend on our ability to compete effectively against our competitors on factors such as pricing, quality of services, reliability, reputation and size of operations. We may face more intensive competition in the future from existing competitors and new market entrants, who may be in a better position to expand their market share due to their longer operating histories, larger customer base, ready access to sub-contractors, wider range of services offered, greater financial resources or other factors. See section titled “General Information on our Group — Our Business Overview — Competition” for further details.

In order to expand service capacity, certain of our competitors have been exploring the use of new technology that will improve their business. If we are unable to adapt to and acquire such advances in technology, we cannot remain competitive, and this may result in lower profit margins and a loss of market share for our Group. There is no assurance that we will be able to compete against our competitors effectively in the future and this could have a material and adverse effect on the business, financial condition, results of operations and prospects of our Group.

Industry consolidation may give our competitors advantage over us, which could result in a loss of customers and/or a reduction of our revenue.

Some of our competitors have made or may make acquisitions or enter into partnerships or other strategic relationships in order to offer more comprehensive services or achieve greater economies of scale. In addition, new entrants not currently considered competitors may enter our market through acquisitions, partnerships or strategic relationships. Many potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. Industry consolidation may result in practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or services functionality. These pressures could result in a reduction in our revenue.

New legislation and regulations may affect our business, financial condition and results of operations.

Our business requires compliance with many laws and regulations. Increased legislative and regulatory activity and burden, and a more stringent manner in which any of them are applied could significantly impact our business. Failure to comply with these laws and regulations could subject us to lawsuits and other proceedings, and could also lead to damage awards, fines and penalties. We may become involved in a number of legal proceedings and audits, including Singapore government and agency investigations, and consumer, employment, tort and other litigation. The outcome of some of these legal proceedings, audits, and other contingencies could require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition. Additionally, defending against these lawsuits and proceedings may be necessary, which could result in substantial costs and diversion of our senior management’s attention and resources, harming our financial condition. There can be no assurance that any pending or future legal or regulatory proceedings and audits will not harm our business, financial condition and results of operations.

Furthermore, the regulatory environment in which we operate is still developing, and the potential exists for future legislation and regulations to be adopted. These developments may adversely affect the customers to whom, and the markets into which, we sell our products, increase our costs, require additional expenditures to ensure continued regulatory compliance and otherwise negatively affect our business, combined financial condition or results of operations, including in ways that cannot yet be foreseen.

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RISKS RELATING TO OUR CORPORATE STRUCTURE AND TO AN INVESTMENT IN OUR SHARES

It may be difficult for you to enforce any judgment obtained in the United States against us, our Directors, Executive Officers or our affiliates.

All of our Directors and Executive Officers reside outside the United States. In addition, all of our assets are located outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the U.S. securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon U.S. securities laws.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. It is not clear whether a Singapore court may impose civil liability on our Directors and officers who reside in Singapore in an action brought in the Singapore courts against such persons with respect to a violation solely of the federal securities laws of the United States.

Accordingly, there can be no assurance that the Singapore courts would enforce against us, our Directors or our Executive Officers, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

An active trading market for our Shares may not develop and could affect the trading price of our Shares.

Prior to the Offering, there has been no public market for our Shares. Although an application has been made to Nasdaq Capital Market for the listing and quotation of our Shares, there can be no assurance that there will be an active, liquid public market for our Shares after the Offering at or above the initial public offering price.

The lack of an active market may impair your ability to sell your Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The initial public Offering Price was determined by negotiations between us and the Underwriters and may not be indicative of the future prices of our Shares.

Our Share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us.

There is no assurance that the market price for our Shares will not decline below the Offer Price. The Offer Price was determined after consultation between our Company and the underwriter, after taking into consideration, among others, market conditions and estimated market demand for our Shares. The Offer Price may not necessarily be indicative of the market price for our Shares after the completion of the Offering. Investors may not be able to sell their Shares at or above the Offer Price. The prices at which our Shares will trade after the Offering may fluctuate significantly and rapidly as a result of, among others, the following factors, some of which are beyond our control:

•	variation in our results of operations;

•	perceived prospects and future plans for our business and the general outlook of our industry;

•	changes in securities analysts’ estimates of our results of operations and recommendations;

•	announcements by us of significant contracts, acquisitions, strategic alliances or joint ventures or capital commitments;

•	the valuation of publicly-traded companies that are engaged in business activities similar to ours;

•	additions or departures of key personnel;

•	fluctuations in stock market prices and volume;

•	involvement in litigation;

•	general economic and stock market conditions; and

•	discrepancies between our actual operating results and those expected by investors and securities analysts.

There is no guarantee that our Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Shares. You may not realize a return on your investment in our Shares and you may even lose your entire investment in our Shares.

In addition, the stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, an investor may lose all or part of his or her investment, and litigation has sometimes been brought against that company. If similar litigation is instituted against us, it could result in substantial costs and divert our senior management’s attention and resources from our core business.

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Investors in our Shares will face immediate and substantial dilution in the net tangible book value per Share and may experience future dilution.

The Offer Price is substantially higher than our Group’s audited net tangible book value per Share as at December 31, 2022 of approximately US$0.04 based on the post-Offering share capital and after adjusting for the estimated net proceeds due to our Company from the Offering. If we were liquidated immediately following this Offering, each investor subscribing for this Offering would receive less than the price they paid for their Shares. Please refer to the section titled “Dilution” of this prospectus for more information.

We will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of the Offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules because our Controlling Shareholder will own more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our Board of Directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. However, following this Offering, we will voluntarily have a majority of independent directors and our Audit Committee will consist of three independent directors.

Our Shares may trade under $5.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

Our Shares may trade below $5.00 per share. As a result, our Shares would be known as “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Shares could be considered to be “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Shares, and may negatively affect the ability of holders of our Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the shares is often volatile and you may not be able to buy or sell your shares when you want to.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our public offering. If you purchase our Ordinary Shares in our public offering, you may not be able to resell those shares at or above the public offering price. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

·	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of the Ordinary Shares. This low volume of trades could also cause the price of the Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in the Ordinary Shares. A decline in the market price of the Ordinary Shares also could adversely affect our ability to sell additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the Ordinary Shares will develop or be sustained. If an active market does not develop, holders of the Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

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We may have conflicts of interest with our Controlling Shareholder or any of its controlling shareholders and, because of our Controlling Shareholder’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Immediately upon the completion of this Offering, our Controlling Shareholder will beneficially own 58.29% of our outstanding Ordinary Shares, representing 58.29% of our total voting power in the aggregate, assuming the Underwriters do not exercise their option to purchase additional Shares. Accordingly, our Controlling Shareholder will continue to be our controlling shareholder immediately upon the completion of this Offering and may have significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our memorandum and articles of association (and shall be referred to below as “memorandum and articles of association”).

The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to you as a holder of our Ordinary Shares in this Offering and may prevent us from doing transactions that would be beneficial to you. Conflicts of interest may arise between our Controlling Shareholder or any of its controlling shareholders and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

•

Possible conflicts of interest. Our Directors or Executive Officers may have conflicts of interest. Our Chief Executive Officer and director, CHONG Jiexiang Aloysius, Chief Operating Officer, PAT Kah Kit Daryl, Chief Technology Officer, SOO Qikai and Chairman and director, LEE Soon Sze Kelvin are also affiliated with our Controlling Shareholder as equity owners thereof. As a result, these overlapping relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for our Controlling Shareholder and us.

•

Sale of Shares or assets in our company. Upon expiration of the lock-up period and subject to certain restrictions under relevant securities laws and stock exchange rules, as well as other relevant restrictions, our Controlling Shareholder may decide to sell all or a portion of our Shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. In addition, our Controlling Shareholder may decide to sell all or a portion of our Shares or our assets in the event of default of our Controlling Shareholder or any of its controlling shareholders under any applicable debt or other obligations or otherwise becomes insolvent. Such a sale of our Shares or our assets could be contrary to the interests of our employees or our other shareholders. In addition, our Controlling Shareholder may also discourage, delay, or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their Shares as part of a sale of our company and might reduce the price of our Shares.

•

Allocation of business opportunities. Business opportunities may arise that both we and our Controlling Shareholder find attractive, and which would complement our respective businesses. Our Controlling Shareholder may discourage, delay, or prevent a profitable investment opportunity before our Board of Directors or shareholders and subsequently decide to pursue investment opportunities or take business opportunities for itself, which would prevent us from taking advantage of those opportunities. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Shares in this Offering.

We may require additional funding in the form of equity or debt for our future growth which will cause dilution in Shareholders’ equity interest.

We may pursue opportunities to grow our business through joint ventures, strategic alliance, acquisitions, or investment opportunities, following the Offering. However, there can be no assurance that we will be able to obtain additional funding on terms that are acceptable to us or at all. If we are unable to do so, our future plans and growth may be adversely affected.

An issue of Shares or other securities to raise funds will dilute Shareholders’ equity interests and may, in the case of a rights issue, require additional investments by Shareholders. Further, an issue of Shares below the then prevailing market price will also affect the value of Shares then held by investors.

Dilution in Shareholders’ equity interests may occur even if the issue of shares is at a premium to the market price. In addition, any additional debt funding may restrict our freedom to operate our business as it may have conditions that:

•	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

The current disruptions, volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to be more expensive in the future. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing.

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We may not be able to pay dividends in the future.

Subject to the Companies Act and our memorandum and articles of association, our Board of Directors has complete discretion as to whether to declare and distribute dividends. Our ability to declare dividends to our Shareholders in the future will be contingent on multiple factors, including our future financial performance, distributable reserves of our Company, current and anticipated cash needs, capital requirements, our ability to implement our future plans, contractual, legal and tax restrictions, regulatory, competitive, technical and other factors such as general economic conditions, demand for and selling prices of our products and services, the ability of our subsidiaries to distribute funds to us, and other factors exclusive to the facilities management industry. Our existing and future loan arrangements with any financial institutions may also limit when and how much dividends we can declare and pay out. Any of these factors could have a material adverse effect on our business, financial position and results of operations, and hence there is no assurance that we will be able to pay dividends to our Shareholders after the completion of the Offering. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline.

Assuming our Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Shares, we and our Shareholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our Shares;

•	reduced liquidity for our Shares;

•

a determination that our Shares are “penny stock”, which would require brokers trading in our Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Shares;

•	a limited amount of news about us and analyst coverage of us; and

•	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

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We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, Directors and principal Shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our Shareholders may not know on a timely basis when our officers, Directors and principal Shareholders purchase or sell our Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, Directors and Major Shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — Passive Foreign Investment Company Consequences.”

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We are incorporated under the laws of the Cayman Islands and conduct substantially all of our operations, and all of our directors and executive officers reside, outside of the United States. Our Shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

We are a Cayman Islands exempted company, and our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our Directors, actions by our minority shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

We have been advised by Harney Westwood & Riegels Singapore LLP, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

•	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	entertain original actions brought in each respective jurisdiction against us or our Directors or officers predicated upon the securities laws of the United States or any state in the United States.

In addition, there is uncertainty regarding Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Moreover, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our amended and restated memorandum and articles of association will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this Offering. Our Directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders unless required by the Companies Act of the Cayman Islands or other applicable law or authorized by the Directors or by ordinary resolution. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practices with respect to any corporate governance matter. To the extent we choose to follow home country practices with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our Board of Directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see section titled “Description of Share Capital and Memorandum and Articles of Association — Comparison of Shareholder Rights”.

Subject to the Companies Act and our amended and restated memorandum and articles of association, we may allot and issue new Shares on terms and conditions and for such purposes as may be determined by our Board of Directors in its sole discretion. Any issuance of new Shares would dilute the percentage ownership of existing Shareholders and could adversely impact the market price of our Shares.

According to our amended and restated memorandum and articles of association, all Shares for the time being unissued shall be under the control of our Directors who may, in their absolute discretion and without the approval of the shareholders, cause the Company to, amongst others, issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine. Moreover, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever. Since we may seek to raise capital in the future, including to fund acquisitions, future investments and other growth opportunities, and for these and other purposes, issue additional Shares or securities convertible into Shares, any additional issuances of new Shares could dilute the percentage ownership of our existing Shareholders and may also adversely impact the market price of our Shares.

We will have broad discretion in the use of proceeds of this Offering.

We currently intend to use the net proceeds from this Offering for scaling up sales and marketing into overseas markets, for potential acquisitions and strategic investments, for research and development of products and technology, for intellectual property strategy and implementation, and for working capital and other general corporate purposes. Our management will have broad discretion over the use and investment of the net proceeds of this Offering within and also potentially among those categories. Accordingly, investors in this Offering have only limited information concerning management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.

We have not determined a specific use for a portion of the net proceeds of this Offering now earmarked for working capital and other general corporate purposes, and our management will have considerable discretion in deciding how to apply these proceeds, including for any of the purposes described in the section entitled “Use of Proceeds”. Because of the number and variability of factors that will determine our full use of our net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. This creates uncertainty for our Shareholders and could adversely affect our Company’s business, prospects, financial condition and results of operations. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this Offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

If a trading market for our securities develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our securities will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•

changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

•	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

•	changes in the availability and cost of professional staff which we require to operate our business;

•	changes in customers’ preferences and needs;

•	changes in competitive conditions and our ability to compete under such conditions;

•	changes in our future capital needs and the availability of financing and capital to fund such needs;

•	changes in currency exchange rates or interest rates;

•	projections of revenue, earnings, capital structure and other financial items;

•	changes in our plan to enter into certain new business sectors; and

•	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to our registration statement on Form F-1, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $6.3 million, after deducting underwriting discounts and estimated offering expenses payable by us. These estimates are based upon an assumed initial Offer Price of $5.25 per share. A $1.00 change in the Offer Price of $5.25 per share would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this Offering by $1.5 million.

We plan to use the net proceeds of this Offering in the following order of priority:

•	Approximately $2.0 million for research and development of products and technology as well as intellectual property strategy and implementation.

•	Approximately $1.3 million for scaling up sales and marketing into overseas markets and for opening selected satellite offices.

•

Approximately $1.0 million for potential acquisitions and strategic investments See “Acquisition Opportunities” for a description of our acquisition and strategic investment objectives. We have no specific acquisition or strategic investment targets at this time.

•	The remaining net proceeds will be used for working capital and general corporate purposes.

To the extent that our actual net proceeds is not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We have not previously declared or paid any cash dividends and have no formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022:

·	on an actual basis;
·

on an as-adjusted basis to reflect the issuance and sale of 1,602,000 Ordinary Shares by us in this offering at an initial public offering price of US$5.25 per share, after deducting underwriting discounts and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional shares and

You should read the following table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Result of Operations.”

	As of December 31, 2022
	(S$)	(US$)	(US$)
	Actual	Actual	As Adjusted(1)
Cash	535,023	399,152	6,658,865

Total long-term liabilities	1,494,468	1,114,942	1,114,942

Stockholder’s equity:
Ordinary shares	3,450,000	2,573,859	8,833,572
Retained earnings	(3,126,959)	(2,332,855)	(2,332,855)

Total stockholder’s equity	323,041	241,004	6,500,717
Total capitalization	1,817,509	1,355,946	7,615,659

Notes:

(1)

The as adjusted information discussed above is illustrative only. Our total as adjusted capitalization following the completion of this offering is subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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DILUTION

 If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of December 31, 2022 was approximately US$559,216 or US$0.04 per Ordinary Share as of the same date. Net tangible book value represents the amount of our total tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per Ordinary Share, after giving effect to the additional proceeds that we will receive from this offering, from the assumed initial public offering price of US$5.25 per share, and after deducting underwriting discounts and estimated offering expenses payable by us.

	Post-Offering (1)	Full Exercise of Over-allotment Option (2)
	US$	US$
Assumed initial public offering price per Ordinary Share	5.25	5.25
Net tangible book value per Ordinary Share as of December 31, 2022	(0.04)	(0.04)
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	0.39	0.46
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	0.35	0.42
Dilution per Ordinary Share to new investors in this offering	4.90	4.83

(1)	Assumes gross proceeds from the offering of 1,602,000 Ordinary Shares, and assumes that the underwriters’ over-allotment option has not been exercised.
(2)	Assumes gross proceeds from the offering of 1,602,000 Ordinary Shares, and assumes that the underwriters’ over-allotment option has been exercised in full.

A US$1.00 change in the Offer Price of US$5.25 per share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value as described above by US$1.482 million, the pro forma as adjusted net tangible book value per ordinary share by US$0.09, and the dilution per ordinary share to investors in this Offering by US$0.91, after deducting underwriting discounts and estimated Offering expenses payable by us. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual initial public Offer Price of the shares and other terms of this Offering determined at pricing.

The following table summarizes, on a as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares (in the form of Ordinary Shares) purchased from us, the total consideration paid, and the average price per Ordinary Share and per share paid before deducting underwriting discounts and estimated offering expenses. The total number of Ordinary Shares does not include Ordinary Shares underlying the Shares issuable upon the exercise of the option granted to the underwriters to purchase additional Shares.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (S$)	Percent	Share

Existing shareholders	13,314,577	82.88%	1,050,000	7.09%	S$	0.08

Pre-IPO investors	1,149,084	7.15%	2,400,000	16.21%	S$	2.09

New investors from public offering	1,602,000	9.97%	11,354,175	76.70%	S$	7.09
Total	16,065,661	100.00%	14,804,175	100.00%

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public Offer Price of our Shares and other terms of this Offering determined at pricing.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Financial Information” and the Company’s consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

History and Overview

Headquartered in Singapore, we are an advanced technology solution provider in the emerging PropTech space focused on helping facility owners and managers manage their facilities autonomously. In its initial years, we were involved in the development of a cleaning robotic solution (ECOBOT). However, the company then saw the merits of a fully automated smart facility with the integration of robotic solutions. Therefore, the company decided to develop its own proprietary software system, the SIMPPLE Ecosystem.

IFSC was incorporated in Singapore on March 18, 2016 as a private company limited by shares under the name “IFSC Pte. Ltd.”

Gaussian Robotics was incorporated in Singapore on May 18, 2017 as a private company limited by shares under the name “Gaussian Robotics Pte. Ltd.”. Gaussian Robotics became a wholly owned subsidiary of IFSC on August 15, 2017.

SIMPPLE Pte. Ltd. was incorporated in Singapore on October 13, 2020 as a wholly owned subsidiary of IFSC under the name “SIMPPLE Pte. Ltd.”.

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Summary of Our Services and Products

Software solutions and Platform Hosting (SaaS)

SIMPPLE Software is a Facility management system developed to help businesses streamline their daily operations by eliminating any possibility of miscommunication or misallocation of work. It allows businesses to automate their workforce management in building maintenance, surveillance and cleaning services which significantly increases the efficiency, productivity and accountability of all managers and staff.

Our platform allows for subscription with prices from $164 to $1,127 per month depending on the size of the building.

Consultation and Project Management

Our subsidiary, IFSC, provides end-to-end service support, project management, consultation as well as solution design for various workflow processes and technology implementations. Thus, making the process of integrating advanced technology into a workplace seamless and efficient.

Hardware products

Gaussian Robotics redefines cleaning with ECOBOT which is sold directly to customers.

Key Factors Affecting the Results of Our Group’s Operations

Our operating results are primarily affected by those factors set out in the section headed ‘‘Risk Factors’’ in this prospectus and those set out below:

Growth arising from our strategic partnerships

We may meticulously pursue partnerships that we believe are strategic, complementing and adding value to our current operations and state-of-the-art technology. The contributions, experience, and connections that our partner can provide will directly impact the results of our operations and financial health in the future.

Industry adoption of solutions

Our business results of operations are highly dependent on the demand and adoption of our facilities management solutions by facilities in Singapore. Moreover, the facility management systems industry in Singapore is relatively small and has barely reached its full capacity with potential demand expected to remain high. With limited human capital moving into the facility management industry and rising costs of labor due to the Singapore progressive wage model (similar to minimum wage implementation), the facility management industry in Singapore is one of the fastest adopters of technology to mitigate tight labor challenges. Government support through grants also eases the cost of technology adoption, which encourages competition. However, the Singapore market remains small due to the geographic limitations and suits companies like SIMPPLE which performs R&D and product-market fit testing in an industry which embraces these technologies before exporting the tested solutions overseas.

Competition from industry players affecting our pricing and terms

Apart from us, there are numerous robot equipment suppliers here in Singapore and the region, making the competition high in the robot equipment supply industry. To compete against other manufacturers and to penetrate specific sectors, our pricing and terms will have to be fair and reasonable for us to gain a strong foothold in new market sectors, expanding our presence and customer base.

Fluctuations in the cost of sales

Freight charges and staff costs relating to our ECOBOT are one of the most significant components of our cost of sales, representing approximately 59% and 81% of our total cost of sales for the years ended 31 December 2021 and 2022 With the likely increase in demand for ECOBOTs in the future, the need for more inventory to be shipped from China would be inevitable. Subsequently, the increase in staff, and thus, staff costs to maintain and handle ECOBOT, will be unavoidable.

Therefore, shipping and staff costs will be determined by the demand for ECOBOT. An increase in demand for ECOBOT will significantly surge profits; however, an upward change in shipping and staff costs would negatively impact the results of our operations.

Inflationary pressure causing increase in staff costs

Singapore’s core inflation rose to 5.3% on a year-on-year (y-o-y) basis in September 2022, from 5.1% in August 2022. This pickup in core inflation was on account of larger increases in the prices of food, services and retail & other goods. CPI-All Items inflation was 7.5% y-o-y in September 2022, remaining unchanged from that in August.

(source: https://www.mas.gov.sg/-/media/MAS/EPG/CPD/2022/Inflation202209.pdf)

While this inflationary trend will result in higher operational costs, we believe that this also strengthens our value proposition by emphasizing potential savings to customers through improved productivity and workflow efficiency derived from our technology solutions. To mitigate inflationary pressures, we will be regularly review our pricing structure to ensure sustainable profitability.

With inflation continuing to rise, making goods and services more expensive, Singaporeans will undoubtedly demand an increase in salary and bonuses to counter these effects. Thus, increasing staff costs and negatively impacting the results of our operations.

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Strategic acquisitions and investments

We may meticulously pursue acquisitions and investments that we believe are strategic, complementing and adding value to our operations and state-of-the-art technology. The business or financial performance of the companies in which we have invested in, as well as our ability to seamlessly and successfully integrate these companies with our existing business, will directly impact our results of operations and financial health.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations, liquidity and capital resources is based upon our financial statements. We prepare our financial statements in conformity with GAAP. Certain of our accounting policies require that we apply significant judgment in determining estimates and assumptions for calculating estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We use, in part, our historical experience, terms of existing contracts, observance of trends in the industry and information obtained from independent valuation experts or other outside sources to make our judgments. We cannot assure you that our actual results will conform to our estimates. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in estimates and assumptions could have a material impact on our results of operations, financial position and, generally to a lesser extent, cash flows.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s financial statements.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates and, if deemed appropriate, those estimates are adjusted. Significant estimates include those related to assumptions used in valuing reserves of uncollectible accounts receivable, assumptions used in valuing assets acquired in business acquisitions, impairment testing of goodwill and other long-term assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, and assumptions used in the determination of the Company’s liquidity.

Revenue Recognition

The Company recognizes revenue in accordance with FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

For any service contracts where the performance obligation is not completed, deferred revenue is recorded for any payments received in advance of the performance obligation.

Government subsidies

Government subsidies are not recognized until there is reasonable assurance that the Company will comply with the conditions of the subsidy and the Company will receive the subsidy. Generally, government subsidies fall into two categories: subsidies related to income and subsidies related to assets. Subsidies related to income are recognized in the period that the recognition criteria are met, and are presented as a reduction of the related expense that they are intended to subsidize within operating expenses in the combined statements of operations and comprehensive income. Subsidies related to assets are for the purchase, construction or other acquisition of long-lived assets and are recognized as reductions to the capitalized costs of the related assets.

Business combinations

The Company accounts for its business combinations using the acquisition method of accounting where the purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their respective fair values as of the acquisition date. Contingent purchase consideration is recorded at fair value at the date of acquisition. The excess of the fair value of the purchase consideration over the estimated fair values of the net assets acquired is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth and margins, future changes in technology, and discount rates. Fair value estimates are based on the assumptions that management believes a market participant would use in pricing the asset or liability.

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Impairment of long-lived assets

Long-lived assets primarily include property and equipment and intangible assets. In accordance with the provision of ASC 360, the Company usually conducts its annual impairment evaluation to its long-lived assets in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As of December 31, 2021 and 2022, the Company determined there were no indicators of impairment of its long-lived assets.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided in connection with the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company conducts its businesses in Singapore and is subject to tax in the jurisdiction. As a result of its business activities, the Company will file separate tax returns in Singapore which is subject to examination by the foreign tax authorities.

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Results of Operations

Comparison of Years Ended December 31, 2022 and 2021

The following table summarizes the consolidated results of our operations for the year ended December 31, 2022 and 2021, respectively.

	For the years ended December, 31
	2022	2022		2021		Increase/(Decrease)
	US$	S$	% of revenue	S$	% of revenue	S$	%

Revenues	4,856,885	6,510,169	100%	4,179,300	100%	2,330,869	56%
Cost of revenues	(2,171,645)	(2,910,873)	(45)%	(1,852,751)	(44)%	1,058,122	57%
Gross profit	2,685,240	3,599,296	55%	2,326,549	56%	1,272,747	55%

Operating expenses:
General and administrative expenses	(3,411,410)	(4,572,654)	(70)%	(2,270,830)	(54)%	2,301,824	101%
Total operating expenses	(3,411,410)	(4,572,654)	(70)%	(2,270,830)	(54)%	2,301,824	101%

Income/(Loss) from operations	(726,170)	(973,358)	(15)%	55,719	1%	(1,029,077)	(1,847)%

Other income (loss):
Other income	329,261	441,341	7%	390,013	9%	51,328	13%
Interest expense	(97,634)	(130,868)	(2)%	(157,147)	(4)%	(26,279)	(17)%
Other expense	(4,436)	(5,946)	0%	(55,694)	(1)%	(49,748)	(89)%
Total other income	227,191	304,527	5%	177,172	4%	127,355	72%

Income/(Loss) before tax expense	(498,979)	(668,831)	(10)%	232,891	6%	(901,722)	(387)%
Income tax expense	(88,541)	(118,681)	(2)%	(167,072)	(4)%	(48,391)	(29)%
Net (loss) income	(587,520)	(787,512)	(12)%	65,819	2%	(853,331)	(1,296)%

Revenues

Our revenue from the sale of our ECOBOT and software services is detailed as below:

		For the years ended December, 31
	2022	2022	2022	2021	2021	Increase/ (Decrease)
	US$	S$	%	S$	%	S$	%
Sale of robotics	3,901,048	5,228,965	80%	2,890,682	69%	2,338,283	82%
Software revenue	923,929	1,238,435	19%	1,288,618	31%	(50,183)	(4)%
Others	31,908	42,769	1%	-	0%	42,769	-

Total Revenue	4,856,885	6,510,169	100%	4,179,300	100%	2,330,869	56%

We generate revenue from the sale of autonomous robotic cleaning equipment, which includes the warranty and maintenance of robots as well as software services rendered for facilities management. Our total revenue for the year ended December 31, 2022 has increased by S$2,330,869, or by 56%, from S$4,179,300 for the year ended December 31, 2021 to S$6,510,169 for the year ended December 31, 2022. With more companies boosting their technology-based capital expenditures in order to improve the physical labour force productivity, along with loosening of Covid-19 restrictions leading to increased footfall to the malls, which are our main customers, this drove our sales of our ECOBOTs by S$2,338,283 or an increase of 82% from S$2,890,682 for the year ended December 31, 2021 to S$5,228,965 for the year ended December 31, 2022. This was however offset by a S$50,183 decrease in subscription for our Software Services.

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Cost of revenue

Our cost of revenue is primarily made up of the autonomous robotic cleaning equipment, and freight charges. Our total cost of revenue increased by S$1,058,122 or 57% from S$1,852,751 for the year ended December 31, 2021 to S$2,910,873 for the year ended 31 December 2022. This was correlated to the increase in autonomous robotic cleaning equipment revenue by 82%, leading to an increase in the cost of the robots and salary expenses.

Gross profit & Gross profit Margin

	As of December, 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Gross profit
Sale of robotics	2,070,450	2,775,231	1,696,345	1,078,886	64%
Software revenue	583,814	782,544	630,204	152,340	24%
Others	30,977	41,521	-	41,521	-

Total Gross Profit	2,685,241	3,599,296	2,326,549	1,272,747	55%

Gross profit margin
Sale of robotics	53.1%	53.1%	58.7%		(6)%
Software revenue	63.2%	63.2%	48.9%		14%
Others	97.1%	97.1%	-		-%

Total Gross Profit Margin	55.3%	55.3%	55.7%		(0.4)%

Gross profit for the year ended December 31, 2022 increased by 55 % or S$1,272,747 from S$2,326,549 for the year ended December 31, 2021 to S$3,599,296 for the year ended December 31, 2022. Total gross profit margin remain relatively unchanged for the year ended December 31, 2022 and 2021.

General and administrative expenses

Our General and administrative expenses consist primarily of staff costs, administrative and distribution costs, professional and legal fees, advertising and promotion expenses, and depreciation expenses. Overall general and administrative expenses increased by S$2,301,824, or 101%, from S$2,270,830 for the year ended December 31, 2021 to S$4,572,654 for the year ended December 31, 2022. The increase of general and administrative expenses is due to the provision of credit loss allowance of S$602,896, bad debt written off of S$538,076 and inventory written off of S$206,676.

The company took a position in 2021 not capitalize its R&D efforts as we were still developing multiple proofs-of-concept that did not appear to have immediate large commercialization value. As a result, majority of our R&D man-hours were expensed off as salaries.

From the year ended December 31, 2022, we capitalized R&D costs as the core software product has reached commercialization thresholds.

Other operating income, net

Other operating income comprise predominantly government grants, one off gain on the sale of fixed assets and management income. It increased by S$51,328 or 13% for the year ended December 31, 2021 of S$390,013 to S$441,341 for the year ended December 31, 2022. This was attributed mainly to the increase in government grants.

Interest expense

Interest expense on borrowings decreased from S$157,147 to S$130,868 from the year ended December 31, 2021 to the year ended December 31, 2022 by S$26,279 or 17%. This decrease was reflected by the reduction of interest from convertibles notes and bank loans.

Income tax expense

Income tax expenses decreased from S$167,072 to S$118,681 from the year ended December 31, 2021 to the year ended December 31, 2022 by S$48,391 or 29% due to the decrease in chargeable income.

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Liquidity and Capital Resources

	As at December 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Cash and cash equivalents at the beginning of the year/period	565,306	757,736	1,423,342	(665,606)	(47)%

Net cash generated from operating activities	36,432	48,834	(287,779)	336,613	117%
Net cash used in investing activities	(918,508)	(1,231,168)	795,241	(2,026,409)	(255)%
Net cash generated from financing activities	715,921	959,621	(1,173,068)	2,132,689	182%

Net increase/(decrease) in cash and cash equivalents	(166,154)	(222,713)	(665,606)	442,893	67%

Cash and cash equivalents as at end of the year/period	399,152	535,023	757,736	(222,713)	(29)%

Cash Flows from Operating Activities

Net cash used in operating activities was S$48,834 for the year ended December 31, 2022. This was mainly attributable to the net loss of S$787,512 adjusted for non-cash items which included depreciation and amortization, provision of credit loss allowance and, inventory written off totaling S$1,121,355. This was offset against net cash outflow arising from the net change in operating and liabilities of S$285,009.

Net cash used in operating activities was S$287,779 for the year ended December 31, 2021. This was mainly due the net income of S$65,819 adjusted for non-cash items which included depreciation and amortization, lease modification and, gain on disposal property totaling S$28,773. This was offset against net cash outflows arising from the net change in operating assets and liabilities of S$382,371.

Cash Flows from Investing Activities

Net cash flows used in investing activities was S$1,231,168 for the year ended December 31, 2022. This was primarily due to the purchase of property and equipment of S$33,939 and increase in intangible assets of S$1,197,229.

Net cash flows from investing activities was S$795,241 for the year ended December 31, 2021. This was primarily due to the purchase of plant and equipment of S$84,951, offset by the proceeds from disposal of plant and equipment of S$630,192, and the proceeds from disposal of financial instrument of S$250,000.

Cash Flows from Financing Activities

Net cash provided by financing activities was S$959,621 for the year ended December 31, 2022. This was contributed by proceeds from bank loan amounting to S$719,176, and proceeds from issuance of shares of S$2,000,000. This was offset by the repayment of bank loans of S$117,305, repayment of other payables to related parties of S$204,869, and the principal payment of lease liabilities amounting to S$1,437,381.

Net cash used in financing activities was S$1,173,068 for the year ended December 31, 2021. This was contributed by proceeds from issuance of shares amounting to S$750,000. This was however offset by repayment of bank loans of S$661,885, repayment of other payables to related parties amounting to S$1,165,729, and the principal payment of lease liabilities of S$95,454.

Working Capital

We believe that our Group has sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, in the absence of unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from this offering.

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Discussion of Certain Balance Sheet Items

The following table set forth selected information from our consolidated balance sheets as of December 31, 2022 and December 31, 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

Discussion For the Fiscal Years Ended December 31, 2022 and 2021

Accounts Receivable

	As at December 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Account receivables	1,027,480	1,377,234	1,678,404	(301,170)	(18)%
Less: allowance for doubtful accounts	(449,789)	(602,897)	-	(602,897)	100%

	577,691	774,337	1,678,404	(904,067)	(54)%

As of the end of December 31, 2022 and December 31, 2021, the ageing analysis of accounts receivables is as follows:

	For the years ended December, 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Within 30 days	108,231	145,073	209,782	(64,709)	(31)%
Between 31 and 60 days	62,148	83,303	792,394	(709,091)	(89)%
Between 61 and 90 days	18,088	24,245	28,315	(4,070)	(14)%
More than 90 day	839,013	1,124,613	647,913	476,700	74%

Total accounts receivables, net	1,027,480	1,377,234	1,678,404	(301,170)	(18)%

Account receivables decreased by 54% from S$1,678,404 to S$774,337 as of December 31,2021 to December 31, 2022 respectively. The decrease of accounts receivables was primarily attributable to the allowance for doubtful account amounting to S$602,987 for the current year ended December 31, 2022.

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The following table set forth our average account receivable turnover days for the years ended December 31, 2021 to December 31, 2022:

	For the years ended December, 31
	2022	2021	Increase / (Decrease)

Accounts receivable turnover days	43 days	147 days	(104 days)

Accounts receivable turnover days is calculated as the net accounts receivables as of December 31 for the respective year divided by revenue for the respective year and multiplied by the number of days in the respective year.

Our accounts receivables turnover days was 147 days and 43 days for the year ended December 31, 2021 and December 31, 2022 respectively. This was mainly due to more efficient and effective collection efforts, resulting in faster collection of accounts receivable.

Property and equipment

	As at December 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%

Property and equipment, net	19,876	26,642	85,684	(59,042)	(69)%

Property and equipment decreased by 69% from S$85,684 to S$ 26,642 as of December 31, 2021 to December 31, 2022 respectively. This was due to depreciation for the year ended December 31, 2022.

Inventory

	For the years ended December, 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Total inventory	771,003	1,033,452	1,109,367	(75,915)	(7)%

The Group’s total inventory decreased by S$75,915 or 7% from S$1,109,367 to S$1,033,452 as of December 31, 2021, to December 31, 2022. The decrease in inventory was due to better inventory management practices leading to higher inventory turnover.

Account payables

	As at December 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Account payables	236,500	317,005	316,029	976	0%

Account payables increased by S$976 from S$316,029 to S$317,005 as of December 31, 2021 to December 31, 2022 respectively.

The following table set forth our accounts payables turnover days for the year ended December 31, 2021, and 2022:

	For the years ended December, 31		Increase /
	2022	2021	(Decrease)

Accounts payable turnover days	40 days	62 days	(22 days)

Accounts payable turnover days is calculated as the account payables as of the respective year divided by the cost of revenue for the respective years multiplied by the number of days in the respective year.

Accounts payable turnover days decreased from 62 days for the year ended December 31, 2021 to 40 days for the year ended December 31, 2022, leading a relatively stable account payable balance for the year ended December 31, 2021 and December 31, 2022.

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Borrowings

	As at December 31
	2022	2022	2021	Increase / (Decrease)
	US$	S$	S$	S$	%
Current liabilities
Other payables - related parties	565,671	758,226	963,095	(204,869)	(21)%
Bank loans – current	883,932	1,184,823	961,985	222,838	23%
Lease payable – current	76,397	102,402	87,560	14,842	17%

Non-current liabilities
Bank loans – non-current	953,022	1,277,431	2,218,474	(941,043)	(42)%
Lease payable – non-current	161,920	217,037	37,462	179,575	479%

Total borrowings	2,640,942	3,539,919	4,268,576	(728,657)	(17)%

Total borrowings comprise financing from related parties, bank loans and lease payables. The total borrowings of the Group reduced by S$728,657 from S$4,268,576 to S$3,539,919 as of December 31,2021 and December 31, 2022 respectively. The decrease of borrowings is primarily attributable to the repayment of other payables and loans.

Off-Balance Sheet Arrangements

As of December 31, 2022, we have not entered into any material off-balance sheet transactions or arrangements.

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INDUSTRY OVERVIEW

Facilities management (“FM”) is described by the International Facility Management Association as integrating a physical workplace with an organization’s people and work, which includes tasks such as equipment maintenance, space planning and portfolio forecasting. FM includes tools and services that support the functionality, safety and sustainability of buildings, premises, infrastructure, and real estate

Property Technology (“PropTech”) provides opportunities to the real estate and built environment industry through positioning hard FM solutions, such as physical assets including plumbing, wiring, elevators, and heating and cooling, to take advantage of the wider digital transformation in the property industry, including the implementation of blockchain to improve the efficiency in transactions and Smart Buildings utilizing IoT technology to revolutionize FM, as well as the use of machine learning and extremely large data sets (“Big Data”) to understand the human interaction with the built environment.

Meanwhile, soft FM, such as cleaning services, has been one of the last to develop smart technologies and to automate and digitize its offerings, including integrated digital solutions, an increased reliance on IoT, dynamic monitoring and response as well as automation.

Further examples of the technological shifts in the FM industry include:

(1) Data Collection and Real-Time Visibility - An increasing number of data inputs from connected devices such as IoT sensors and CCTV cameras means that data quality and management become increasingly important to facility and asset managers. While these devices can gather extensive data from various sources, bringing them together into one platform that can analyze and visualize becomes vital to efficient strategic FM and engagement with key stakeholders. When paired with artificial intelligence programs, data measurement and dynamic monitoring can help facilities understand usage patterns in real-time and deploy solutions or issue alerts as needed.

(2) Smart FM and on-demand Cleaning and Maintenance - The rising trend in building system integration and computer vision analytics is fast becoming a crucial ingredient to the future of smart FM. Computer vision analytics is the capability of automatically analyzing videos to detect and decide temporal and spatial events. It makes surveillance systems more efficient and reduces workload on security, cleaning and FM staff. In the face of hygiene and sanitization, solutions are moving towards on-demand cleaning and maintenance to limit or reduce unnecessary staff exposure to viruses and bacteria. Businesses are also looking to automate processes, wherever feasible, combining personal observations with data facilitating better communication, problem-solving, and customer satisfaction to their end clients. Furthermore, digital solutions and automated processes help shape future strategies to optimize asset deployment and frequency to the right locations at the right time. This allows businesses to focus on higher revenue-generating tasks and redistributing the workforce with fewer staff hours and expenses.

(3) Predictive Cleaning and Maintenance - Big Data is useless without purposeful action and insights. Driven by powerful algorithms, predictive modeling tools can project future cleaning and maintenance needs. As information becomes more transparent between stakeholders, building owners and facility managers will be able to price and quote needed services based on a set of predetermined requirements such as square footage, staffing levels, activities, and visitor traffic. Facility managers can also accurately plan for and respond to seasonal variance to ensure a higher level of service delivery quality. This digital transformation journey means businesses can reduce costs, improve staffing, and result in smarter planning, resource allocation and scheduling.

COVID-19 Impact

Due to the COVID-19 pandemic outbreak, the FM market has grown significantly as Governments in the worst affected countries invested into facilities management services. During that period, FM managers manage their workforce either remotely or within a socially distant workplace. The facility management team has been responsible for the implementation of prevention and control strategies in the workplace, including evaluation of janitorial schedules, daily cleaning practices, spot sterilization, and workplace-specific sanitization standards.

In light of the COVID-19 developments, facility service providers developed their business model to include an end-to-end facility management solution, including adoption of technology to facilitate work-from-home. The adoption of cloud-based solutions saw accelerated uptake. A cloud-based platform is able to manage sensor-based bridge infrastructures and smart machinery, as well as support multiple facilities. This enables facility managers and building owners to optimize resource utilization and improve cooperation across teams, reduce operating expenses (e.g. repair and maintenance) as well as improving customer satisfaction.

In particular, one of our main product lines, the Gaussian Robots, are manufactured by Shanghai Gaoxian, a third-party manufacturer based in China. Shanghai Gaoxian’s manufacturing efforts have been, and may continue to be, materially impacted as a result of COVID-19 and related port and customs delays, or for other reasons. We experienced some manufacturing, logistics and parts delays from Shanghai Gaoxian, but they did not materially adversely affect our results of operations.

Global Facilities Management Market

According to an industry report released by Fortune Business Insights at https://www.fortunebusinessinsights.com/industry-reports/facility-management-market-101658, the global facilities management market is projected to grow from US$1.3 trillion in 2022 to US$1.9 trillion by 2029, at a CAGR of 5.7%. In terms of market size, North America is the largest contributor to the global facilities management market. Europe is expected to increase considerably in the next few years due to the adoption of preventive measures by governments in various nations in the region. Asia Pacific is also expected to witness significant growth during this forecast period, owing to the increased demand for facility management solutions and rise in adoption of cloud-based solutions. Among these regions, industry players in the FM sector are increasingly seeing the importance of digitalization and robotic solutions in light of the changing environment post COVID-19.

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Global Real Estate

The demand for facilities management services will continue to grow as more buildings are constructed worldwide. According to an industry analysis conducted by Grand View Research, the global real estate industry was valued at US$3.7 trillion in 2021 and is expected to grow at 5.2% CAGR from 2022 to 2030, spurred by rising population and income levels, tourism and revival of work-from-office norm, as well as rapid economic expansion in developed and developing countries. The growth in demand combined with increased competition for competent labor is expected to drive the growth of PropTech and integrated FM solutions, which will be an increasingly important factor not only in the upkeep of building quality but also from an investment standpoint due to rising costs and labor supply shortage. Governments and property developers are investing into PropTech to ensure that real estate remains a viable and sustainable source of income.

Singapore Facilities Management Market

According to Gen Consulting Company (source: https://gen-cons.com/store/facility-management-market-in-singapore/), the facilities management market in Singapore was valued at US$966 million in 2021 and is projected to grow at 2.1% CAGR from 2022 to 2028, to a value of US$1.1 billion. The growing emphasis on outsourcing non-core operations and growth in the real estate sector is expected to drive the Singapore market for facility management services. Moreover, the government regulation on safety measures and environmental concerns to follow green practices is expected to drive the market.

The Singapore Government has always made it a priority to invest in infrastructure and the built environment so that the city ranks amongst the most livable cities in the world. According to Cushman & Wakefield, the Singapore government’s policies have generally been consistent with the objective of incentivizing corporations, both local and global, to continue to invest in and operate out of their offices and plants in Singapore. To this end, the quality of buildings and facilities in Singapore is constantly being transformed to meet global standards in sustainability and livability.

Singapore FM industry is already witnessing incremental changes as part of its digital transformation journey:

Growing acceptance to technology adoption

Deployment of CCTV cameras and IoT sensors throughout premises is becoming prevalent as facilities management companies and their managers want to monitor work progress across multiple sites simultaneously while ensuring proper execution of maintenance tasks by vendors all from their office. The growing acceptance by facility owners enables peace of mind to manage the facility. Through a central command center, mobile facilities management teams can respond to any incident on-site faster and more accurately. Moreover, with increased automation, facility and engineering professionals will be able to spend more time managing tenants and occupiers’ needs, while reducing personnel required on-site, and potentially be able oversee a bigger portfolio of buildings than prior technology would have permitted.

Companies are increasingly trying to find value in the built environment space

Competition within the built environment is fiercer than ever before as upstream companies like real estate owners and downstream solution providers are struggling to find value and their spot in the value chain. There is a shift in the industry as the construction and building engineering firms start diversifying into facilities management services as a means to hedge against the slow growth construction economy. As a result, there are now more solution providers. In due course, facility management fees will become the main spotlight.

That said, the Singapore Government is aware that there is a healthy balance between price and quality which must be maintained during FM tender evaluation. In recent times, the government agencies have also reinforced its focus and vision towards industry innovation as they look for fresh approaches to facilities management. More emphasis towards innovative solutions as well as outcome-based tender requirements have driven procurement practices and further encouraged innovation in this sector.

Singapore Real Estate

According to Mordor Intelligence (source: https://www.mordorintelligence.com/industry-reports/singapore-real-estate-market#:~:text=The%20Singaporean%20Real%20Estate%20Market,market%20recorded%20growth%20in%202021), the Singapore Real Estate Market is projected to register a CAGR of 3.2% from 2022 to 2027. Real estate investment volume in Singapore amounted to $28 billion in 2021, which is more than double 2020’s volume and just 16.8% below the 2018 peak of $33 billion.

Office Spaces

The Singapore Government announced new easing measures on workplace restrictions where 100% of employees may return to office. Based on the Urban Redevelopment Authority of Singapore (URA) press release (source: https://www.cbre.com/press-releases/cbre-commentary-on-ura-q2-2022-real-estate-statistics), the office rental index in the Central Region increased for the third consecutive quarter by 2.4% Q-o-Q in Q2 2022. The long-term demand for office space is expected to remain resilient as the physical office remains relevant for firms to cultivate a social identity associated with their workspaces. There was a positive net absorption in Q2 2022 attributed to displacement activity and new set-ups in the legal and non-bank financial institutions. The total new supply of office buildings is estimated at 3.76 million square foot (sqft) over 2022 to 2024, which translates to an annual average supply of 1.25 million sqft. Based on the CBRE Market outlook (source: https://www.cbre.com.sg/insights/reports/singapore-market-outlook-2022), and JLL (source: https://www.jll.com.sg/en/newsroom/singapores-real-estate-market-embarking-on-an-exciting-new-growth-chapter-jll), new office supply pipeline in Singapore remain limited as there are no new government land sales expected in the district for the next decade. The Singapore government also is encouraging the conversion of older office developments into mixed-use and new redevelopments to agile spaces with digitally enabled solutions.

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Business Parks

According to CBRE, business parks (industrial sector) across Singapore recorded a positive net absorption in Q1 2022 and is expected to grow in the next few quarters. According to the Business Times Singapore (source: https://www.businesstimes.com.sg/hub-projects/property-2022-march-issue/industrial-property-market-growing-from-strength-to-0), Pharmaceutical and biomedical firms, as well as technology and chemical industries, remained as key drivers for business park demand. JTC, a statutory board under the Ministry of Trade and Industry that develops new infrastructure for Singapore industries, shared that they will be building more ready built facilities (RBFs), commercial facilities, buildings and business parks to ready the development of future high-tech, research and development, high value-added and knowledge-intensive centers.

Retail and other Commercial Spaces

According to CBRE (source: https://www.cbre.com/press-releases/cbre-commentary-on-ura-q2-2022-real-estate-statistics), the retail market registered a positive quarterly net absorption in Q2 2022 across Singapore, attributed to more pop-up stores openings, where F&B operators and Retail operators focused on collaborations and experiential concepts. On a similar note, according to an article by the Business Times Singapore (source: https://www.businesstimes.com.sg/government-economy/stb-to-focus-on-business-tourism-as-part-of-strategy-to-recapture-demand), Singapore has set aside S$500 million to support the business tourism sector to win back international visitors through various collaborations and activities. Based on an article by the Singapore Government (source: https://www.stb.gov.sg/content/stb/en/media-centre/media-releases/New-STBxCapitaLand-Investment-partnership-to-boost-Singapores-retail-scene-and-position-Singapore-as-top-lifestyle-destination.html), one of such collaborations include a multi-faceted partnership between the Singapore Tourism Board and major property developer CapitaLand to deliver new retail concepts and enhance Singapore’s destination appeal. These activities associated with business travels, meetings, travel conventions and exhibitions can lead to major sources of revenue for Singapore’s hotel real estate industry and spillover to the retail tenants.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Inflation Risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We are exposed to cash flow interest rate risk in relation to bank loans, bank overdrafts and a recourse receivables purchase facility with variable interest rates which is partially offset by bank balances held at variable rates. It is the Group’s policy to keep its borrowings at variable rates at a minimum so as to minimize the fair value interest rate risk.

The Group cash flow interest rate risk is mainly concentrated on the fluctuation of Singapore Interbank Offering Rate (“SIBOR”) and the prime lending rate of our lenders arising from the Group’s Singapore dollar denominated borrowings. Interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through regularly evaluating the collectability of financial assets, based on a combination of factors such as credit worthiness, past transaction history, current economic industry trends and changes in payment patterns. We identify credit risk collectively based on industry and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. To manage liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

The Group relies on bank borrowings as a significant source of liquidity. As at December 31, 2022, the Group has available unutilized facilities of approximately $3.04 million ($4.07 million as at December 2021). Management monitors the utilization of bank borrowings regularly.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our combined revenues and combined costs and expenses are denominated in Singapore dollars. All of our assets are denominated in Singapore dollars. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. If the Singapore dollar depreciates against the U.S. dollar, the value of our Singapore dollar revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

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OUR GROUP STRUCTURE

The chart below illustrates our corporate structure and identifies our subsidiaries (i) as of the date of this prospectus and (ii) after giving effect to the offering:

*Chart shows shareholding before/after the Offering

The above chart assumes an Offering of 1,602,000 Ordinary Shares, and assumes that the Underwriters’ over-allotment option has not been exercised.

Name	Background	Ownership
IFSC Pte. Ltd.	Incorporated on March 18, 2016 as a private company limited by shares under the laws of Singapore	100% owned by SIMPPLE LTD.
Gaussian Robotics Pte. Ltd.	Incorporated on May 18, 2017 as a private company limited by shares under the laws of Singapore. Acquired by IFSC Pte. Ltd. on August 15, 2017	100% owned by IFSC Pte. Ltd.
SIMPPLE Pte. Ltd.	Incorporated on October 13, 2020 as a private company limited by shares under the laws of Singapore	100% owned by IFSC Pte. Ltd.

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BUSINESS

OVERVIEW

Headquartered in Singapore, we are an advanced technology solution provider in the emerging property technology (“PropTech”) space, focused on helping facility owners and managers manage their facilities autonomously. We have developed our proprietary SIMPPLE Ecosystem over 5 years, to create an automated workforce management tool for building maintenance, surveillance and cleaning comprised of a mix of software and hardware solutions such as robotics (both cleaning and security) and Internet-of-Things (“IoT”) devices.

We were founded in 2016 and our initial focus was on the development of a robotic cleaning solution. As cleaning operations usually cover a large area of space, the then-existing robotic solutions and machinery were bulky and not fit for Singapore’s infrastructure. Through the design and development of minimal human intervention cleaning robotics, the Company was able to build a solution to match the specific facility cleaning needs of Singapore’s skyscraper dominant environment. We understood that robotics should not be a standalone solution. Instead, we realized the merits of the fully automated Smart Building model with the integration of robotic solutions. We believe that our ecosystem-focused solution will create more value to building owners and facility managers as often times, data inputs alone are insufficient for efficient operations. Decision-making logic and intelligent task allocation to deployable assets must be built into the platform solution in order to achieve autonomous operations within a facility.

At present, the company’s reach extends out of Singapore and into Australia and the Middle East.

SIMPPLE LTD. is a Cayman Islands exempted company that has three subsidiaries, namely IFSC Pte. Ltd. (“IFSC”), SIMPPLE Pte. Ltd. (“SIMPPLE Pte Ltd”) and Gaussian Robotics Pte. Ltd. (“Gaussian Robotics” or GS”). IFSC is a wholly owned subsidiary of the issuer; and both SIMPPLE Pte Ltd and GS are wholly owned by IFSC. All three subsidiaries are Singapore companies. See “Our Group Structure.”

OUR COMPETITIVE STRENGTHS

We believe our main competitive strengths are as follows:

Strong market presence with established track record

We have a strong foothold in the Singapore facilities management market, serving over 60 clients in both the public and private sectors. We service 20 out of the 39 Top-Tier Singapore facilities management contractors. We view our management team’s collective industry knowledge and extensive project management experience as valuable in establishing stable relationships and providing strong and sound technical competency to our existing and prospective customers in the domain. We are often invited to industry related trade association events such as Facilities Management Expert Summit (FES 2021) as guest speakers. The management team was also invited for industry focus group consultations by relevant government bodies and major property developers to share on the latest technological developments within the facilities management industry.

Automated Building Management with fully integrated and customized solutions

We are able to identify and understand the specific needs of our customers, which is required to provide integrated and holistic solutions involving a customized integrated mix of IoT sensors, robotics technologies and facility management software. The SIMPPLE ecosystem is currently the only solution in Singapore that has a full integration of the above. With SIMPPLE.AI, SIMPPLE takes that competitive advantage a step further by automating the way facilities are managed.

Through our strong domain expertise in the field of facilities management, we understand the challenges that companies face when adopting standalone solutions that may not integrate with other solutions easily. With our tailored solutions approach, we are able to meet the needs of our clients while providing a user-friendly dashboard for every level of management. We also provide training and development to our clients to ensure that no employee, whether or not a digital native, is left behind as we move towards an era of Smart Building Automation.

SIMPPLE is not only able to integrate with third party IoT sensors and robotics, but we also sell these products under PLUS. This gives the assurance to clients that our technology is integrated out-of-the-box and makes procurement and deployment fuss-free, allowing our customers to deal with one party for all their technological needs for their facility.

Our primary competitors are software companies specializing in facilities management. These software companies focus on a workforce management-based solution with key objectives targeting solely building service contractors. In recent times, IoT devices that can help detect scenarios and trigger a work order to the workforce have become common and often are integrated with the solution. SIMPPLE does better by incorporating the input of robotics as well as the remote operations of robotics for a holistic facility management approach. SIMPPLE has is the ability to not only read and visualize robotic data, but also to perform command and control via a proprietary device, thus allowing for a full automated process based on sensor and data input without human intervention.

Our business model attracts not only building service contractors but also facility owners who demand accountability and cost savings through efficiency. This allows for building service contractors using SIMPPLE to secure contracts more easily when competing with other contractors using standard software solutions, as facility owners grow to prefer SIMPPLE over the competition in terms of their offerings.

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Strong Channels and Partnerships

SIMPPLE has established strong sales channels with distributors of our products and services, including recognized brands. This allows SIMPPLE to tap on their network to cross sell multiple and new product lines which are relevant to the end clients.

SIMPPLE’s strong partnerships with suppliers also mean that should clients approach our suppliers directly, they would be referred to SIMPPLE to adopt multiple product lines as an ecosystem rather than a procurement of only a singular technology. Approximately 10% of our new sales are generated from referrals made by suppliers.

Proprietary technology platform powered by AI and machine learning

We believe that technology in the field of facilities management will continue to advance from descriptive analytics to predictive, preventive and proactive analytics. Automation will be the new normal as humans and robots interact with one another to live, play and work. Our products are designed with the needs of the future workforce in mind. We have built the SIMPPLE ecosystem as an operating system layer that integrates seamlessly with our robots, IoT sensors and the human workforce, where operations will be autonomous in the future while having minimal human intervention. SIMPPLE was also built to be future-ready, with the architecture being able to integrate with multiple third party IoT devices and robotics as well as other software platforms if required.

OUR BUSINESS STRATEGIES AND FUTURE PLANS

Our business strategies and future plans are as follows:

Product Improvement through Research and Development

As our SIMPPLE Ecosystem is already able to integrate with off-the-rack IoT devices such as cameras and sensors, we intend to further explore other competent IoT equipment to potentially integrate with and enhance our product capabilities. We plan to refine our SIMPPLE.AI’s capabilities through extensive training on the Artificial Intelligence model to detect new and more objects through enhanced video analytics and build scenarios to act upon based on the requirements of building owners and facility managers. That said, we plan to embark on more pilot programs and customer engagements with service buyers to build our brand awareness and further improve our features suited to the end-users.

On the hardware front with robots, we intend to expand service capacity through the use of technology. Our past technology initiatives include the use of autonomous floor scrubbing robots equipped with real-time monitoring and self-docking capabilities to perform cleaning services. We have also explored the integration of security features on our cleaning robots, which would allow the robots to doubles up as a security guard when cleaning operations are not required. Such initiatives have allowed us to expand our service capacity by leveraging technology instead of increasing our reliance on manpower in a traditionally labor-intensive industry. We also aim to secure intellectual properties in relation to the development of robotics.

Geographic Expansion

We intend to establish ourselves as an international technology player in the facilities management industry. While our operations are currently almost exclusively based in Singapore, we are scaling our business into overseas markets by partnering with robot distributors and progressive facility owners. We have identified Australia, Canada, Hong Kong, Japan, the Middle East, the United Kingdom and the United States as target markets for expansion.

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Expansion Through Organic Growth and Acquisitions

Organic Growth into New Market Segments

We intend to grow our portfolio of clientele by expanding our coverage to include segments of the market where we currently do not have a presence or only have a small presence, such as aviation spaces, healthcare centers and hospitals, hotels, industrial centers and residential estates.

Strategic Alliances.

The Company has signed a memorandum of understanding (“MOU”) with a large IoT manufacturer with market presence in over 70 countries, enabling us to build our partner’s software analytics platform based on SIMPPLE Software. The potential partnership will support SIMPPLE’s market penetration globally into various facilities by complementing our software with physical sensors as a product when marketed to potential customers. The scope of the memorandum of understanding includes integrating and marketing each party’s solutions to end-users in Singapore and overseas, and the development of joint commercial sales kit to market the party’s sensors and software as an ecosystem solution as part of both party’s internationalization plans. The memorandum of understanding does not provide certain key financial terms, such as the costs to be borne by each party and the share of any revenues to be realized from the project; these terms are to be negotiated and reflected in the definitive agreement.

Acquisition Opportunities

We also intend to pursue suitable inorganic growth opportunities such as acquisitions, joint ventures, and strategic alliances to expand our suite of solutions in the facilities management space. For example, potential acquisition or strategic investment targets may include: (1) companies with deep technical capabilities in artificial intelligence, vision analytics and computer visioning, (2) companies with a large customer user base in the facilities management sector, (3) companies that the Company can vertically or horizontally integrate with to bring more value to property developers and facility owners and (4) distributors of technology and equipment in the facilities management space. We may also acquire or team up with companies that provide complementary services in new markets segments such as those described above. We believe that building up a comprehensive suite of facilities services technologies will enable us to maintain our competitive edge and attract building owners to adopt our integrated and holistic solution

Other Opportunities for Expansion

We plan to improve our product and service offerings, create more value for our customers and reach out to a global audience.

Guided by mega-trends such as rising population and increased world-wide technology adoption, the Company sees itself leading the change in the facility management industry delivering the next-generation PropTech solution to meet the needs of building owners and facility managers, which includes technological advances such as data and analytics, artificial intelligence and machine learning. As such, we have outlined four key strategic thrusts to expand the business in this growing market for connected systems in facilities management industry:

•	Contribute to Industry Transformation

•	Accelerate Focused Innovation and Technology

•	Develop Strategic Partnerships

•	Grow Rapidly

Contribute to Industry Transformation

The facilities management industry is rapidly transforming due to a wide range of applications that can now be addressed by the growing availability of cost-effective technologies such as IoT devices, building information modeling, surveillance cameras, among others; and these new technologies have become more easily accessible to the market. However, the Company has observed a lack of a singular A.I.-driven platform that harnesses the power of various technologies and can be applied to resolve issues that were never thought possible just a few years before.

From our inception, we have understood the importance of being at the core of the industry so that we can be a key enabler of transformation from within. We achieved this by being involved in relevant industry-leading forums such as industry associations and various sector-led government agencies. Our active contributions to the industry have made us a recognizable technology provider in Singapore as evidenced by the technology trials, innovation grant awards and press that we have been featured in. Such innovation grant awards (“Innovation Grants”) include the Enterprise Development Grants awarded to Gaussian Robotics Pte. Ltd. and SIMPPLE Pte. Ltd. by Enterprise Singapore. See: “Awards and Accreditations” for more information. The Company retains ownership to all intellectual property developed pursuant to these Innovation Grants.

Being at the core of the industry enabled us to gain an in-depth understanding of the domain, which proved to be critical to ensure that the end product not only addresses real-world industry issues, but also creates significant value for the end-users/clients.

We plan to continue to invest our time and resources in this area, especially as we expand to new markets and territories globally.

Accelerate Focused Innovation and Technology

The world is undergoing an era of rapid change in all aspects of life and business. In addition, the global response to the COVID-19 pandemic has further accelerated the adoption of technology to a point that businesses have no choice but to transform as well. The facilities management industry was one of the sectors that was the most impacted by this change and as such an overwhelming number of problem statements and use cases have surfaced. While this presents an unprecedented opportunity for our business to thrive, we understand the risks and opportunity costs associated with trying to solve everything for everyone.

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We focus on ‘innovation that matters’. This resulted in a gated approach in our Research & Development that we use to this day. Every module, functionality and feature of our technology stack is systematically proposed, assessed and prioritized based on the business imperatives for the year. This allows us to focus our resources in developing quality products that can be applied effectively in the industry.

Specifically on our current research and development efforts, we intend to further explore other competent IoT equipment to integrate and enhance our product capabilities. We plan to refine our SIMPPLE.AI’s operating system’s intelligence capabilities through extensive training on the Computer Vision model to detect new and more objects through enhanced video analytics and build scenarios to act upon based on the requirements of building owners and facility managers. On the hardware front with robotics, we intend to expand service capacity and reduce our environmental footprint through the use of technology. Our past technology initiatives include the use of autonomous floor cleaning robots equipped with real-time monitoring and self-docking capabilities to perform cleaning services. We have also developed security integration on the cleaning robots, which would add a security feature that doubles up as a security guard when cleaning operations are not required. Such initiatives have allowed us to expand our service capacity by leveraging technology instead of increasing our reliance on manpower in a traditionally labor-intensive industry.

Our focus on applied innovation has enabled us to make a significant impact on the industry despite our short history. We feel that this is a strategy that we must continue to employ to ensure that we deliver solutions that are valuable and sustainable.

Develop Strategic Partnerships

SIMPPLE’s competitive advantage and technological difference has allowed for many strategic partnerships to be formed at various levels:

a. Property Developers

Through Innovation Grant calls for proposals as well as commercial pitching, four of the largest property developers in Singapore have entered into partnerships with the Company to incorporate the various technologies of the SIMPPLE Ecosystem technology suite into their sites. Such Innovation Grants include the Enterprise Development Grants awarded to Gaussian Robotics Pte. Ltd. and SIMPPLE Pte. Ltd. by Enterprise Singapore. See: Awards and Accreditations for more information. The Company retains ownership to all intellectual property developed pursuant to these Innovation Grants. The objectives of the pilot phase are to automate cleaning, fault reporting and potentially security for their retail and commercial properties, leading to a reduction in outgoing costs as well as potentially decrease in insurance costs. The trials are expected to conclude in 2023 leading to commercial discussions.

While awaiting the results of the entire SIMPPLE Ecosystem, these property developers have also pushed for their FMCs and BSCs to adopt technologies from SIMPPLE including SIMPPLE Software and PLUS.

b. Facility Management Companies (FMC) and Building Services Contractors (BSC)

A facilities management contract lasting between 2-5 years often is put up in a tender, with large FMCs and BSCs competing fiercely for the lucrative contracts. Often, the differentiating point between the proposals lie with the technology implementation and deployment. Through SIMPPLE’s successful track record, FMCs and BSCs have partnered with SIMPPLE as their technology partner for these tenders as it puts them in an advantageous position.

c. Distributors

As the team behind SIMPPLE was heavily involved in the robotic commercialization, the relationships with global robotic distributors in Australia, Canada, Hong Kong, Japan, the Middle East, the United Kingdom and the United States remain strong. These distributors would already have in-country clients who are requesting for robotics and similar technology to SIMPPLE Software and PLUS. As such, equipping these distributors to also sell the technology as a suite of products and services as an Ecosystem benefits the distributors as opposed to selling robots as a stand-alone product. The Company intends to leverage on this advantageous position to rapidly expand its geographical presence.

d. Government Agencies

Through Innovation Grants, the Company is recognized by various Singapore government agencies as a frontier technology solution provider in the Built Environment / Facilities Management sector. Such Innovation Grants include the Enterprise Development Grants awarded to Gaussian Robotics Pte. Ltd. And SIMPPLE Pte. Ltd. by Enterprise Singapore. See: Awards and Accreditations for more information. As such, the management team in the Company is often invited to consult on industry transformation technologies and to speak at forums and showcase to Ministers and foreign dignitaries in Singapore. The Company’s products are also pre-approved for government grants and subsidies for its users, allowing for even easier adoption.

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Grow Rapidly

Business growth is imperative for our long-term success in this industry. While we have achieved considerable prominence and success in Singapore, being a global technology provider is one of the key pillars of our vision that we hope to achieve in the short term. We have identified developed countries such as Australia, Canada, Hong Kong, Japan, the United Kingdom and the USA as our target markets for expansion. Having completed our market study trip in Australia and Canada in 2022, we see potential opportunities in these markets where our solutions can meet the demands of end-users in the facilities management space. in the upcoming months.

Our strategy to venture in overseas markets is founded in sustainability. This is achieved by conducting deep market studies, risk management and creating cost-effective models to support new markets remotely. One example is the collaboration with local partners or distributors to render in-country services while using our follow-the-sun’ sales and support model that leverages on our center of excellence to deliver higher-level services seamlessly and cost-effectively.

Specific to our immediate plans, we intend to grow our portfolio of clientele by expanding our coverage to include segments of the market where we currently do not have a presence or only have a small presence, such as aviation spaces, healthcare centers and public hospitals, hotels, industrial centers and residential estates. We also intend to pursue suitable inorganic growth opportunities such as acquisitions, licensing, joint ventures, and strategic alliances to expand our suite of solutions in the facilities management space. Such opportunities include areas that complement our business, such as waste management, pest management, HVAC monitoring as well as energy and water analytics. We may also acquire or team up with companies that provide complementary services in new market segments such as those described above. We believe that building up a comprehensive suite of facilities services technologies will enable us to maintain our competitive edge and attract building owners to adopt our integrated and holistic solution.

Exclusive Distribution and Partnership Agreement with Shanghai Gaoxian

Gaussian Robotics and Shanghai Gaoxian are parties to an exclusive distribution and partnership agreement effective as of December 1, 2020 (the “Distribution Agreement”). This agreement grants to the Company a three-year exclusive right to distribute Shanghai Gaoxian’s Ecobot product line in Singapore and Qatar, and these exclusive rights will automatically renew if certain minimum ordering volume (“MOV”) milestones in “Tier 1 Markets”, including Singapore and Qatar, are achieved. The milestones for renewal are RMB 12 million in 2020, RMB 31 million in 2021 and RMB 31 million in 2022. If these MOV milestones are met, the terms for renewal will be subject to separate discussion and agreement. Failure to achieve these milestones will result in Shanghai Gaoxian having certain enumerated rights over the sales team and sales strategy of Gaussian Robotics. These include the right to establish a sales team within Gaussian Robotics if 2020 MOV milestones are not met and/or to take charge of Gaussian Robotics’s sales strategy if 2021 MOV milestones are not set.

The outbreak of COVID-19 contributed to an increase in revenue in 2020, and the Company was able to meet the milestone for year 2020 with revenue from the sale of products under the Distribution Agreement being S$3,294,033 (approximately RMB 16,470,165), contributing to approximately 93% of our revenue for the year.

However, due to shortages of chip components and port closures in China, the Company was unable to meet the milestone for year 2021, with revenues from the sale of products under the Distribution Agreement being S$2,728,261 (approximately RMB 13,641,305) in 2021, contributing to approximately 65% of our revenue for the year.

The Company had revenue from the sale of products under the Distribution Agreement of S$4,464,800 (approximately RMB 23,032,724) for the full year of 2022, contributing to approximately 84% of our revenue, a strong rebound from the previous year although it was a shortfall from the milestone for year 2022.

The Company had communicated with Shanghai Gaoxian, and based on written communications with Shanghai Gaoxian, as at the date of this prospectus, the Company believes that its distribution rights under the Distribution Agreement will be renewed by Shanghai Gaoxian at the end of the first three-year term.

Under the Distribution Agreement, the distribution rights and partnership shall be extended until such time that Shanghai Gaoxian acquires Gaussian Robotics. However, the parties have not reached any agreement regarding the potential acquisition of Gaussian Robotics by Shanghai Gaoxian, the Distribution Agreement does not grant to Shanghai Gaoxian any options or other unilateral rights to acquire our Company, and the Company will not enter into any such agreement prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. As at the date of this prospectus, the Company believes the risks of an acquisition by Shanghai Gaoxian to be remote and immaterial.

The Distribution Agreement also references the possible expansion of exclusivity to include Hong Kong, Japan, South Korea, Southeast Asia and the Middle East excluding Israel. However, the Distribution Agreement does not provide Gaussian Robotics with exclusive rights to any of these additional territories.

The Distribution Agreement also references a proposed joint venture between the parties that would act as the exclusive sales agent for Shanghai Gaoxian in Australia. The initial term of this joint venture would be one year and renewed upon the achievement of certain milestones. The respective percentage share of the two parties in this joint venture, voting rights and the contract documents for this joint venture would be subject to mutual agreement.

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OUR BUSINESS OPERATIONS

The SIMPPLE ECOSYSTEM

The SIMPPLE Ecosystem represents the Company’s technology suite, which encompasses robotics hardware and a software system that can operate in unison to deliver a comprehensive workforce management solution to our clients. These technology components can be used individually or combined together, depending on the client’s objectives. These consist of:

“SIMPPLE Software” - a software platform that helps facilities owners, managers and contractors better manage their facility;

“PLUS” - complimentary peripherals such as IoT sensors and robotic solutions that add value to the entire ecosystem that the company distributes, sells and manages; and

“SIMPPLE.AI” - the next generation facilities management Autonomic Intelligence Engine that powers SIMPPLE Software and PLUS together to automate Smart Buildings of the future.

SIMPPLE Software

SIMPPLE Software is the Company’s proprietary facilities management-centric workforce and resource management system that enables clients to monitor, analyze and manage the use of their resources in any given facility. With three main modules - (a) Quality Management, (b) Workflow Management and (c) People Management, SIMPPLE Software is a real-time and closed-loop operations workflow system that efficiently manages the client’s facilities management team by increasing productivity, improving accountability and reducing cost.

The power of SIMPPLE Software lies in its analytics and data visualization. Developed over multiple iterations and amalgamating various client requirements and feedback, the latest evolution of the SIMPPLE Software visualization dashboard provides an intuitive and user-friendly view of a building’s operational status in real time. The Company also has developed “Insights”, which are short interpretation sentences for each key indicator to give facility managers a direct understanding of data. The power of ‘Insights’ lies in its correlation with Big Data and external variances so that it is able to eliminate outliers and/or predict trends through machine learning algorithms to alter the operations within a facility.

When integrated with other components within the SIMPPLE Ecosystem such as PLUS and SIMPPLE.AI, users of this system will be equipped with all the information required to manage and automate the facility in real-time.

Quality Management

The experience that a guest encounters at any facility is a direct representation of how well a building is maintained and managed. This translates to key performance indicators that building managers set on cleanliness, security and the upkeep of a building as well as measures to reduce risks and liabilities. A key component of SIMPPLE Software - the Quality Management module - was initially developed for Singapore’s largest metro provider and is currently used by many private hospital groups, public and private education institutions such as universities, junior and high schools and retail malls as the management software for services in their facility.

It is the Company’s core belief that the amount of resources and workforce dedicated to facilities management is directly correlated to the quality standards defined within the facility. The higher the service quality, the lower the number of ad hoc work tasks and incidents, which translates to lower liability and in turn lower insurance premiums. SIMPPLE’s Quality Management module in SIMPPLE Software is a purpose-built audit management system designed specifically for the facilities management industry. Utilizing this digitized system (compared to “pen-and-paper”), facility managers are now able to conduct independent or joint-contractor audits that can, among other things:

•	Calculate scores based on client requirements;

•	Provide date & time stamp pictures with annotations;

•	Generate reports with geo-location;

•	Capture signatures for immediate accountability;

•	Schedule individual and joint inspections;

•	Acknowledge task completions; and

•	Provide automated task ticketing to internal personnel or external contractors

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Gaining insights into a facility’s current quality status requires data inputs from static sensors such as IoT devices, inputs from facility staff as well as members of the public so that the community is constantly keeping the facility safe, clean and accountable.

SIMPPLE’s Feedback sub-module is an undemanding component of the SIMPPLE Ecosystem that leverages on IoT devices and QR codes to give a spatial awareness of a facility’s existing state and complete a myriad of tasks, such as:

•	Feedback System – For members of public to easily provide feedback;

•	Digital Toilet Card – To record cleaner’s attendance and feedback for improvements;

•	Location tags for SIMPPLE’s Audit Forms – Incorporate QR Codes for ease of use and verification;

•	Smart Sensors – Automatically generate a guest experience index based on the usage of an area, as well as perception of toilets and specific areas based on smell and consumables available.

In addition, the Quality Management module is fully integrated with the other modules within the SIMPPLE Ecosystem so that when a part of the facility is not satisfactory in terms of performance indicators, the Workflow Management module will automatically trigger a work rectification order and the response time and rectification results can be captured and presented in the same report.

The business analytics and technological insights helped a private hospital group in Singapore to achieve over 91% in service quality improvements and won the Royal Institute of Chartered Surveyors (RICS - SEA) Innovation award in 2020.

Workflow Management

Our Workflow Management module is the “muscle” behind the SIMPPLE Ecosystem, it streamlines the various workflows across multi disciplines and takes in the data input of IoT sensors, audits, CCTV infrastructure and Feedback modules to correlate with key performance indicators set forth in the Quality Management module. It then automates the workflows based on rules set by the facility manager.

SIMPPLE’s Workflow Management module goes beyond the typical workforce management modules as it not only tracks tasks by human workforce, but also integrates with existing robots and facility assets to automate the workflow, for an end-to-end deployment. Users have the options to utilize in-app notifications and widgets for functionality, as well as third party messaging platforms such as WhatsApp to notify resources or third party contractors of scheduled or outstanding tasks at hand. This allows for easy adoption across users of various skill sets.

To ensure a building’s upkeep is maintained to the desired quality, various workflows across multi disciplines need to work cohesively together to ensure that productivity and efficiency are optimized. The Workflow Management module includes the visualization and analysis of data from IoT sensors, the operations and scheduling of work staff as well as available assets on site such as robotics and other building assets such as ventilators, HVAC systems, elevators etc.

People Management

As much as smart facilities can be automated with workflows, the most important factors are the janitors, security guards and maintenance technicians who are key in ensuring that a facility is running smoothly. SIMPPLE’s People Management module consists of the following sub-modules:

Facial recognition attendance module

Staff Performance module

Through these two sub-modules, a facility utilizing the SIMPPLE Ecosystem is aware of the human resources the site has and can work together with the Workflow Management module to send tasks out to the right persons at the right times. The intertwined modules operate logically and are able to take in shift timings and task durations to ensure the most efficient and logical workflow, thus ensuring user buy-in and reducing scheduling difficulties.

A future development of the People Management module would extend into gamification, encouraging workers to complete tasks and take on additional tasks should their efficiency be above average. The rewards could come in the form of tokens which they would then be able to exchange for incentive rewards that the facility or the contractor has allocated for staff incentives. To spur adoption amongst users, SIMPPLE would also incentivize users through non-financial rewards such as recognition of skill sets and efficiency through badges. These badges could follow a user regardless of the facility or employer and would be a point of difference in their recruitment and performance evaluation. Once we complete our development of this gamification feature, we would explore expanding the system for the gig economy to fill short term load demands as well as expand the marketplace offering for complimentary services.

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The most important factors in building maintenance are the people who maintain it. The People Management module uses facial recognition capabilities to determine attendance so that workflows from the Workflow Management module can be automatically assigned to them and tracked for performance evaluation by their supervisors.

SIMPPLE PLUS

SIMPPLE PLUS is our product line that carries pre-approved third-party products that add value within the SIMPPLE Ecosystem. These are specially curated technology components that provide important functions within the Ecosystem that SIMPPLE does not produce but instead aggregates within existing systems for the benefit of its customers. Some examples of SIMPPLE PLUS products include video analytics-ready surveillance cameras and IoT sensors that help SIMPPLE visualize a spatial awareness of a facility. To ensure high quality and reliability of these components, these products undergo stringent testing and mandatory integration process from proof-of-concept to beta testing to systems integration testing. Commercially, the supply of these components is governed by a strict procurement process that minimizes supply chain issues. We mitigate any supply chain disruptions through careful demand planning as sales cycles are typically four months long and fulfillment of orders are normally fulfilled within two months, negating big disruptions in supply while maintaining sufficient stock. Should supply chain delays be longer than expected, we will utilize existing demo units (units provided to the client free-of-cost for demonstration or testing purposes and not to be re-sold) to perform all set up, tests and operations and porting the information to the new machine once it arrives to minimize downtimes to clients. We both sell and lease our SIMPPLE PLUS products.

SIMPPLE PLUS consists of peripherals which are integrated with SIMPPLE platform in order to add value above and beyond the standalone function of each peripheral technology. These specially curated technology components are pre-approved and sold to clients as a package, easing their convenience to purchase and reinforcing the Ecosystem concept that SIMPPLE provides as a one-stop-shop for all things facility technology. SIMPPLE PLUS consists of the following:

 IoT Devices

IoT devices act as nodes for information collection and are placed in strategic locations within a facility so that SIMPPLE platform will be able to make use of these data to derive information so that appropriate action could be taken. Popular IoT devices include Smart Toilet Sensors that are people traffic counters and ammonia sensors to draw data on toilet usage and condition to optimize cleaning schedules. Other sensors that give information on facility assets such as water and electrical meters as well as CCTVs and their integration also help SIMPPLE platform be spatially aware of a facility. To date, SIMPPLE LTD. has deployed approximately 3,000 IoT Devices in almost 400 buildings.

Robotics

Since 2016, the Company has been distributing, deploying, and maintaining FM-related robots such as robotic sweepers, scrubbers, automated guided vehicles and security bots. When integrated within SIMPPLE Software, the robot becomes a seamless extended resource that can be managed alongside the human workforce. SIMPPLE currently is a distributor for Shanghai Gaoxian. The Company also plans to distribute other brands of robots and functions as part of the larger SIMPPLE robotics offering. Our customers have the option to purchase or lease our SIMPPLE robotics products.

The current product models currently distributed by our company are:

•

Gaussian Robotics ECOBOT Scrub 75 – With operational times spanning over 6 hours, the ECOBOT Scrub 75 is suitable for large facilities in a single floor plate where it can clean up to almost 110,000 square feet in a single operation.

•

Gaussian Robotics ECOBOT Scrub 50 – With a cleaning width of approximately 50cm, the ECOBOT Scrub 50 is a fully automated and robotized hard floor scrubber that has the ability to charge itself, and reduce maintenance cycles when coupled with a base station. It is best suited for high rise buildings as the ECOBOT Scrub 50 has the ability to take elevators and open doors with the addition of SIMPPLE Command (a small CPU which enables the ECOBOT Scrub 50 to remotely control elevators and doors) for a combined cleaning capability of up to approximately 33,000 square feet in a single operation

•

Gaussian Robotics ECOBOT Sweep 40 – Built on the same concept as the ECOBOT Scrub 50 but as a carpet vacuum and hard floor sweeper, the ECOBOT Sweep 40 is able to cover up to slightly more than 20,000 square feet in a single operation.

In addition, through our expertise in designing robotics and computer vision, the team has built a stand-alone security module that can be attached to two models of cleaning robots that we sell, so it adds value to clients by converting it into a “2-in-1” cleaning and security robot. The security video analysis is processed onboard for data security and future applications can be applied to any facility robot that has an API for integration, opening the opportunity to onboard and distribute a wider range of robots and increasing the value to end clients. The current product models for the add-on security modules are available for: the Gaussian Robotics ECOBOT Scrub 50 and the Gaussian Robotics ECOBOT Sweep 40 models.

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Facility Assets

SIMPPLE has integrated with various facility assets such as doors, elevators and CCTV infrastructure to enable autonomous movement of robotics and human workforce as well as to monitor a site through SIMPPLE.AI. Development plans include monitoring water, HVAC and other facility infrastructure so that facility owners and managers get a one-stop dashboard on all facility-related data which can then correlate with other information through SIMPPLE Software for more intelligent business intelligence.

SIMPPLE.AI

SIMPPLE.AI is the next generation facilities management software, when market ready, is expected to empower the SIMPPLE Software through an Autonomic Intelligence Engine (“A.I.E”) that can automate robotic and human workforce deployments. With the information processed through SIMPPLE Software and PLUS, the operations in the facility can be automated through incident detection and asset deployment. The A.I.E is expected to automatically detect issues, decide on remedial actions, and deploy assets such as robotics and the human workforce, thus dynamically managing a premise and often without human intervention. Instead of traditional multiple disparate software systems, building owners and facility managers are now able to easily integrate can simply plug-in SIMPPLE Software with SIMPPLE.AI into a standalone Building Management System and Facilities Maintenance Management System to manage their assets better in an integrated system.

We envision SIMPPLE.AI becoming the “brain” behind the SIMPPLE Software. SIMPPLE.AI is expected to increases the value offering that the SIMPPLE Software gives in letting a facility “take care of itself”. The SIMPPLE.AI project is currently undergoing Proof-of-Value with some of the largest property developers in Singapore and is funded by the Singapore Government through an Innovation Grant call for proposals. Such Innovation Grants include the Enterprise Develop Grants awarded to Gaussian Robotics Pte. Ltd. and to SIMPPLE Pte. by Enterprise Singapore. See: Awards and Accreditations for more information. We anticipate launching SIMPPLE.AI by the end of 2023, and or expectation is that it will drastically change the way facilities are managed and maintained. SIMPPLE.AI is a natural progression for clients currently using SIMPPLE Software and the additional value is expected to exponentially increase revenues while providing facility owners even greater value.

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Revenue Streams

We are a provider of integrated solutions consisting of our SIMPPLE Software SaaS platform, FM-specific robotic hardware and 3rd party IoT devices. Our revenue streams are categorized as follows:

1. SIMPPLE Software SaaS Platform

The revenue model for SIMPPLE platform stems from two sources: (a) one-time professional services fee for project set-up, testing, training and commissioning; and (b) recurring software-as-a-Service (“SaaS”) user license subscription fees.

Our target customers are property developers or building owners, facilities management companies, and service contractors such as environmental services companies, security agencies, horticulture and maintenance companies. These customer segments account for almost all of SIMPPLE platform’s revenue stream. Our target customers include mostly Building Service Contractors (BSC), accounting for 99% of our SIMPLE Platform revenue in 2021. Other customer sources also include Facility Management Companies (FMC) and Building Owners.

Facility management and related contracts typically run from 2 to 5 years depending on the contract owner and our subscription duration usually runs back-to-back with the customer. Contract owners usually start planning for operational continuity 3 to 6 months for brownfield projects and up to 12 months for greenfield projects. Our average sales cycle for SIMPPLE platform is 4 months from lead qualification to booking. Our revenue model for SIMPPLE platform is a SaaS model consisting of monthly user-based subscriptions and a one-time professional service fee that includes project management, configuration and training. This model ensures cash flow optimization while minimizing ongoing contractual administration.

2. PLUS Business Model

PLUS is a product line that carries pre-approved third-party products that adds value to the SIMPPLE platform. These are specially curated technology components that the Company does not produce but instead aggregates on the platform to benefit its customers. Some examples of PLUS products include video analytics-ready surveillance cameras, people counter sensors and other FM-specific IoT devices. Beyond IoT and surveillance cameras, the Company also distributes, deploys, and maintains FM-related robots including ECOBOT products such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots which can be integrated with the SIMPPLE platform.

The PLUS product line complements SIMPPLE Software. Similar to the SIMPPLE Software, PLUS target customers are mainly building owners, facility management companies, as well as service contractors such as environmental services companies, security agencies, horticulture and maintenance companies. These customer segments account for almost all of PLUS revenue stream. Facility management and related contracts typically run from 2 to 5 years depending on the contract owner and the Company’s contract duration usually run back-to-back with the customer, unless they directly purchase the Company’s systems (e.g. robotics and cameras). Contract owners usually start planning for operational continuity 3 to 6 months for brownfield projects and up to 12 months for greenfield projects. Our average sales cycle for PLUS is 4 months from lead qualification to booking. Our revenue model for PLUS comprises hardware purchases (one-off capital expense), monthly user-based subscriptions and a one-time professional service fee that includes project management, platform configuration and training. This model ensures cash flow optimization while minimizing ongoing contractual administration.

3. SIMPPLE.AI Business Model

Upon the rollout of SIMPPLE.AI which is expected before end the of 2023, our software is anticipated to generate revenue from SaaS licensing based on each building. In certain markets where the emphasis may be on liability reduction rather than efficiency, we may explore a revenue model where we partake in a cost-savings sharing model on the reduction of insurance premiums, if that sum exceeds the SaaS licensing based on each building.

Building owners are the key customer target segment. SIMPPLE.AI is an optional artificial intelligence engine upgrade to the SIMPPLE platform. SIMPPLE.AI engine enables SIMPPLE platform to provide seamless workflow automation through the use of machine learning and additional algorithms, thus providing increased adaptability and productivity to everyday operations.

While this product has not been commercialized, the intended revenue model for SIMPPLE.AI consists of professional services costs such as setup installation and integration, training courses, and the recurring SaaS model building subscription license.

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OUR CONTRACTS AND PORTFOLIO

We typically enter into Purchase Orders with clients who use our SIMPPLE Ecosystem. Depending on the client’s requirements, we may charge our clients for (1) a one-time professional services fee for project set-up, testing, training and commissioning; and/or (2) recurring Software-as-a-Service (“SaaS”) user license subscription fees.

Salient Terms of Purchase Orders

Our purchase orders typically include the following terms:

Billed Address and Shipping Address. We typically outline the billing address and shipping address.

Payment terms. We typically list the payment terms, which is normally 60 days.

Item and Quantity. We typically list our reference for the items, the quantity unit and per unit price.

We plan to roll out our SIMPPLE.AI autonomous operating system to facilities management clients by the end of 2023.

OUR MAJOR CUSTOMERS

Our major customers which accounted for 5.0% or more of our total revenue for FY 2022 and/or FY 2021 are as follows:

		Percentage of total revenue (%)
Customer	Service provided	FY 2022	FY 2021
Weishen Industrial Services	Simpple Software, Simpple Plus IoT Sensors, Simpple Plus Robotics	49%	30%
Klenco	Simpple Plus Robotics	15%	19%
ISS Facility Services	Simpple Software, Simpple Plus IoT Sensors, Simpple Plus Robotics	5%	14%
Patec Pte Ltd	Simpple Plus Robotics	5%	8%

From 2021 onwards, the Company sought to distribute its products and services through distributors to widen the customer base. In addition, the company also onboarded more key accounts from the list of FM02-L6 contractors such as ISS Facility Services, which helped the company scale faster.

Except as disclosed above, our Directors are of the view that, as of December 31, 2022, our business and profitability are not materially dependent on any of our customers. To the best of our Directors’ knowledge, we are not aware of any information or arrangement which would lead to a cessation or termination of our current relationship with any of our major customers.

As at the date of this prospectus, none of the Directors or Major Shareholders of our Company or their respective associates has any interest, direct or indirect, in any of our customers.

None of these persons or entities owns 5% or more of our Shares; and all of our customer contracts with the customers affiliated with these principals are negotiated at arm’s length.

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OUR MAJOR SUPPLIERS

Our major suppliers (including sub-contractors) which accounted for 5.0% or more of our Group’s total supplies purchases and sub-contractor costs for FY 2022 and/or FY 2021 are as follows:

		Percentage of total purchases (%)
Supplier	Product or service supplied	FY 2022	FY 2021
Shanghai Gaoxian Automation Technology Development Co., Ltd.	Robots	75%	49%

Unabiz Pte. Ltd.	Hardware Sensors and Technology	6%	7%

We are currently a distributor of Shanghai Gaoxian’s FM-related robotics such as robotic sweepers, scrubbers, Automated Guided Vehicles and security bots in Singapore and Qatar. Our distribution rights are derived from the Exclusive Distribution and Partnership Agreement effective as of December 1, 2020 with Shanghai Gaoxian (the “Distribution Agreement”). The Distribution Agreement grants to the Company a three-year distribution right to distribute Shanghai Gaoxian’s Ecobot product line in Singapore and Qatar, and these distribution rights will automatically renew if certain minimum ordering volume (“MOV”) milestones in “Tier 1 Markets”, including Singapore and Qatar, are achieved. The milestones for renewal are RMB 12 million in 2020, RMB 31 million in 2021 and RMB 31 million in 2022. If these MOV milestones are met, the terms for renewal will be subject to separate discussion and agreement. Failure to achieve these milestones will result in Shanghai Gaoxian having certain enumerated rights over the sales team and sales strategy of Gaussian Robotics. These include the right to establish a sales team within Gaussian Robotics if 2020 MOV milestones are not met and/or to take charge of Gaussian Robotics’s sales strategy if 2021 MOV milestones are not set.

The outbreak of COVID-19 contributed to an increase in revenue in 2020, and the Company was able to meet the milestone for year 2020 with revenue from the sale of products under the Distribution Agreement being S$3,294,033 (approximately RMB 16,470,165), contributing to approximately 93% of our revenue for the year.

However, due to shortages of chip components and port closures in China, the Company was unable to meet the milestone for year 2021, with revenues from the sale of products under the Distribution Agreement being S$2,728,261 (approximately RMB 13,641,305) in 2021, contributing to approximately 65% of our revenue for the year.

The Company had revenue from the sale of products under the Distribution Agreement of S$4,464,800 (approximately RMB 23,032,724) for the full year of 2022, contributing to approximately 84% of our revenue, a strong rebound from the previous year although it was a shortfall from the milestone for year 2022.

While, the Company had been in initial discussion with Shanghai Gaoxian, and based on written communications with Shanghai Gaoxian, as at the date of this prospectus, believes that its distribution rights under the Distribution Agreement will be renewed at the end of the first three-year term, failure to maintain or extend the Distribution Agreement likely will result in a decrease in our distribution related revenues. See “Business – Exclusive Distribution and Partnership Agreement with Shanghai Gaoxian” on page 62 for more information

Except as disclosed above, our Directors are of the view that, as of December 31, 2022, our business and profitability are not materially dependent on any of our suppliers. To the best of our Directors’ knowledge, we are not aware of any information or arrangement which would lead to a cessation or termination of our current relationship with any of our major suppliers.

As of the date of this prospectus, none of our Directors or Major Shareholders or their respective associates has any interest, direct or indirect, in any of our major suppliers.

COMPETITION

We operate in a competitive environment and face competition from new and existing competitors based in Singapore and elsewhere. We believe that our primary competitors are software companies serving approximately 1500 building services contractors licensed by NEA in Singapore such as Smart Clean, Gabkotech, Convergent and Swipe Task. These software companies operate in a similar space and offer software as a service as well as IoT sensors that could be linked to their platform.

Our competitive edge comes from our positioning as a holistic facilities management platform that not only includes software and IoT sensors, but also robotics. This has allowed for the majority of the large building services contractors in Singapore to deploy our solutions over our competition

Globally, we see major software companies such as Team Software and IoT manufacturers such as Unabiz to be our potential competition. We believe that our tried and tested holistic solution in Singapore would present a strong alternative to the existing competition and have started to partner with IoT manufacturers instead of competing with them to acquire market share.

INSURANCE

As of August 31, 2022, certain of our subsidiaries have taken out group hospital and surgical policies, foreign worker medical policies, and performance bond insurances, in respect of our employees, as well as insurance in accordance with WICA. We may be required to take up additional insurance policies in compliance with specific customer requirements as well. Such additional insurance include public liability insurance.

The above insurance policies are reviewed annually to ensure that our Group has sufficient insurance coverage. Our Directors believe that we have adequate insurance coverage for the purposes of our business operations and we will procure the necessary additional insurance coverage for our business operations, properties and assets as and when the need arises.

FACILITIES

Our principal place of business is 71 Ayer Rajah Crescent #03-07/08/09, Singapore 139951, where we lease approximately 2,959 square feet of office space. We also further leased offices at 71 Ayer Rajah Crescent #03-06, Singapore where we lease approximately 976 square feet of office space. Our offices are leased under two leases which both will expire on November 2, 2025. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

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INTELLECTUAL PROPERTY

The success and future revenue growth of the Company will depend, in part, on its ability to protect its intellectual property. The Company relies primarily on patents, copyrights, trademarks, as well as confidentiality procedures, to protect its intellectual properties. All of our intellectual property is currently held by IFSC Pte. Ltd.

As of the date of this prospectus, the Company had rights to two pending Singapore trademarks.

As of the date of this prospectus, the Company has a Singapore patent-pending for “SYSTEM AND METHOD FOR FACILITATING CLEANING AREA”, Patent No. 10202203801Q. The patent claims a system for facilitating cleaning an area comprising essentially an image capturing module, which would then be analyzed by the software system that decides which cleaning method/device would be suitable to perform the task or if it would require a human to perform the task instead. We cannot assure you when or if a patent will be issued to us.

The Company also developed its own proprietary Singapore patent-pending autonomic intelligence engine, SIMPPLE.AI, that powers SIMPPLE Software and PLUS to provide real-time facilities management (“FM”) services in a quicker, cheaper and more sustainable way.

As of the date of this prospectus, the Company has 6 registered domain names.

In addition to the current intellectual properties, the Company also earmarked 15 trademarks for various countries, 4 other patents as well as Graphical User Interface/Design Applications.

The Company has copyright protection in place in areas such as employment agreements, source codes that are stored on a GitHub account, company distribution agreements as well as copyright notices on affiliated companies’ websites.

EMPLOYEES

As of December 31, 2022, our Group had a workforce of 34 individuals, comprising employees who are all located within our offices at 71 Ayer Rajah Crescent #03-07, in Singapore.

COVID-19 Impact

Due to the COVID-19 pandemic outbreak, the FM market has grown significantly as Governments in the worst affected countries invested into facilities management services. During that period, FM managers manage their workforce either remotely or within a socially distant workplace. The facility management team has been responsible for the implementation of prevention and control strategies in the workplace, including evaluation of janitorial schedules, daily cleaning practices, spot sterilization, and workplace-specific sanitization standards.

In light of the COVID-19 developments, facility service providers developed their business model to include an end-to-end facility management solution, including adoption of technology to facilitate work-from-home. The adoption of cloud-based solutions saw an accelerated uptake. A cloud-based platform is able to manage sensor-based bridge infrastructures and smart machinery, as well as support multiple facilities. This enables facility managers and building owners to optimize resource utilization and improve cooperation across teams, reduce operating expenses (e.g. repair and maintenance) as well as improve customer satisfaction.

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any legal or governmental proceedings (including any pending or known to be contemplated) which may have a material adverse effect on our business, financial condition, or results of operations.

LICENSES

As of the date of this prospectus, our Group does not hold any approvals or permissions from any governmental authority to conduct its business operations (collectively, “Licenses”) and we are not required to obtain any such Licenses as of the date of this prospectus. We may be required under the relevant laws and regulations of Singapore to hold certain Licenses in order to conduct our business operations in the future.

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GOVERNMENT REGULATIONS

As our material business operations are conducted in Singapore, we are subject to the relevant laws and regulations of Singapore and may be affected by policies which may be introduced by the Singaporean government from time to time. We have identified the main laws and regulations (apart from those pertaining to general business requirements) that materially affect our operations below. However, we believe that we comply with all these laws and regulations, and therefore none of them have materially affected the Company or operations in the past.

As of the date of this prospectus, our Directors believe that we are not in breach of any laws or regulations applicable to our business operations that would materially affect our business operations, and our Group is in compliance with all the applicable laws and regulations that are material to our business operations. The Group may be subject to certain fines/penalties arising from its ordinary course of business from time to time.

Singapore

Workplace Safety and Health Act 2006 of Singapore (the “WSHA”)

The WSHA provides that every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of (a) his employees at work and (b) persons (not being his employees) who may be affected by any undertaking carried on by him in the workplace. These measures include, but are not limited to: (i) providing and maintaining for employees a work environment which is safe, without risk to health, and adequate as regards to facilities and arrangements for their welfare at work; (ii) ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by the employees; (iii) ensuring that employees are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer; (iv) developing and implementing procedures for dealing with emergencies that may arise while those employees are at work; and (v) ensuring that employees at work have adequate instruction, information, training and supervision as is necessary for them to perform their work. As an employer in Singapore, IFSC is required to adhere to the WSHA and adopt these measures to ensure the safety and health of its employees and persons (not being the IFSC’s employees) who may be affected by any undertaking carried on by him in IFSC’s office premises.

Under the WSHA, the Commissioner for Workplace Safety and Health (“Commissioner”) may serve a remedial or a stop-work order in respect of a workplace, for contravention or omission of any WSHA-specified condition. IFSC has never been served with such a remedial or stop-work order.

Workplace Safety and Health (Incident Reporting) Regulations (the “WSHIR”)

Under Regulation 4 of the WSHIR, where any accident at a workplace occurs which leads to the death of any employee, the employer shall, as soon as is reasonably practicable but no later than 10 days after the accident, submit a report to the Commissioner.

Under Regulation 6 of the WSHIR, where an employee meets with an accident at a workplace on or after September 1, 2020, and the employee is certified by a registered medical practitioner or registered dentist to be unfit for work, or to require hospitalization or to be placed on light duties, on account of the accident, the employer shall submit a report to the Commissioner of the accident within 10 days after the date the employer first has notice of the accident.

Being an employer in Singapore, IFSC is required to adhere to the WSHIR reporting requirements in the situation where any accident at IFSC’s office premises or workplace occurs which results in the injury or death of any employee.

IFSC has never been required to submit any such report under Regulation 4 of the WSHIR and has only submitted 1 report under Regulation 6 of the WSHIR since 2020.

Work Injury Compensation Act 2019 of Singapore (“WICA”)

WICA provides that if any employment personal injury by accident arises out of and in the course of the employment is caused to an employee, the employer shall be liable to pay compensation in accordance with the provisions of WICA. Any employer who fails to insure himself in accordance with WICA shall be guilty of an offence and shall be liable to, on conviction, a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

In this regard, IFSC, being an employer in Singapore, has obtained a contract for insurance in accordance with WICA, the current term of which is until August 31, 2023. In the past 3 years, only one of our employees has experienced a workplace injury that is subject to WICA jurisdiction.

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Employment Act 1968 of Singapore (the “Employment Act”)

The rights of all employees employed under a contract of service with our subsidiaries are governed under the Employment Act in particular, their rights to annual leave, sick leave and maternity leave, amongst others. In respect of (a) workmen who receive salaries not exceeding S$4,500 a month and (b) employees (other than workmen or persons employed in a managerial or an executive position) who receive salaries not exceeding S$2,600 a month, the Employment Act governs additional aspects of their conditions of service such as hours of work, overtime and rest day, amongst others.

All of the 34 employees of IFSC are covered under the Employment Act and granted the aforementioned rights.

Employment of Foreign Manpower Act 1990 of Singapore

The employment of foreign workers in Singapore is governed by the EFMA and regulated by MOM. In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign worker unless he has obtained in respect of the foreign worker a valid work pass. The foreign worker has to be employed and carry out duties in respect of his or her work pass. Any person who fails to comply with or contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall:

(a)	be liable on conviction to a fine of not less than S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and

(b)	on a second or subsequent conviction:

(i)

in the case of an individual, be punished with a fine of not less than S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one (1) month and not more than 12 months; and

(ii)	in any other case, be punished, with a fine not less than S$20,000 and not more than S$60,000.

IFSC has one employee who is covered by the EFMA and has obtained a valid work pass. We believe that we are in compliance with its requirements.

Regulations on Data Protection and Information Security

The Personal Data Protection Act 2012 of Singapore (“PDPA”) governs the collection, use and disclosure of the personal data of individuals by organizations, and is administered and enforced by the regulator, the Personal Data Protection Commission. The PDPA sets out data protection obligations which all organizations are required to comply with in undertaking activities relating to the collection, use or disclosure of personal data. A failure to comply with any of the above can subject an organization to a fine of up to the higher of S$1,000,000 or 10% of the organization’s annual turnover in Singapore (for an organization whose annual turnover in Singapore exceeds S$10,000,000).

In the course of operating their businesses, the Company’s subsidiaries collect and use personal data from consenting customers. The Company’s subsidiaries have implemented various processes to safeguard the personal data collected from its customers, which include the appointment of a Data Protection Officer with an appropriate level of knowledge and specific responsibilities to ensure data protection within the Group, as well as providing data protection training to all employees of the Company’s subsidiaries.

The Company’s subsidiaries believe that they are in compliance with all PDPA requirements. In addition, IFSC is undergoing an ISO 27001 certification project, which will demonstrate the company’s ability to meet the minimum threshold expected to protect personal data. IFSC is also ISO 9001 certified, which shows that the internal processes to ensure data security are in place.

Regulations on Anti-Money Laundering and Prevention of Terrorism Financing

The primary anti-money laundering legislation in Singapore is the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore, or CDSA, provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits.

The Terrorism (Suppression of Financing) Act 2002 of Singapore, or TSOFA, is the primary legislation for the combating of terrorism financing. It was enacted to give effect to the International Convention for the Suppression of the Financing of Terrorism. Besides criminalizing the laundering of proceeds derived from drug dealing and other serious crimes and terrorism financing, the CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability. The Company believes that it is in compliance with the provisions of the CDSA and the TSOFA.

As Singapore incorporated companies, the Company’s subsidiaries must generally comply with the provisions of the CDSA and TSOFA. The Company’s subsidiaries believe that they are in compliance with the provisions of the CDSA and the TSOFA.

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AWARDS AND ACCREDITATIONS

The following is a description of the material accreditations we have received:

•

ISO 9001:2015 (Quality Management) which specifies requirements for a quality management system. Organizations use the standard to demonstrate the ability to consistently provide products and services that meet customer and regulatory requirements;

•

bizSAFE Level 3 status which is an accreditation under bizSAFE, a nationally recognized capability building program in Singapore designed to help companies build workplace safety and health capabilities. bizSAFE level 3 certificate is the minimum level required for any contracts and tenders with bizSAFE partners (selected organizations, typically larger organizations, that have influencing power in their business value chain), main construction firms, Singapore government sectors, etc.

The Company is on track to obtain accreditations for ISO 27001, which manages information security.

Set out below is a list of the awards and accreditations our Group has received:

Expiry Date	Recipient	Name of Award or Accreditation	Awarding Organization

December 31, 2022	Gaussian Robotics Pte. Ltd.	Enterprise Development Grant (Grant Quantum: not exceeding S$248,800)	Enterprise Singapore (A statutory board under the Ministry of Trade and Industry)
September 17, 2023	SIMPPLE Pte. Ltd.	Enterprise Development Grant (Industry) for the Environmental Services IoT National Innovation Challenge (Grant Quantum: not exceeding S$500,000)	Enterprise Singapore (A statutory board under the Ministry of Trade and Industry)
January 13, 2025	IFSC Pte. Ltd.	ISO 9001:2015 (Quality Management)	QSCert, spol. sr.o.
June 8, 2025	Gaussian Robotics Pte. Ltd.	bizSAFE Level 3	Workplace Safety and Health Council

MATERIAL TERMS OF ENTERPRISE GRANTS

Enterprise Development Grant

Under the NEA INCUBATE program, the Company was commissioned to develop a security module that seamlessly integrate the existing cleaning robots with security intelligence sensors and conduct security patrolling, abnormalities detection and communication broadcast capabilities.

There is no standard grant limit for an Enterprise Development Grant scheme; the maximum amount varies according to the approving authority. Gaussian Robotics Pte. Ltd. was awarded a grant with the maximum amount not exceeding S$248,800, approved by the Director of Enterprise Singapore.

Material terms under the grant include the following:

·	Project qualifying period for expenses to be supported;
·	Submission deadlines of disbursements to external auditors;
·	Details of deliverables as condition to the grant; and
·	Other standard terms and conditions.

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Enterprise Development Grant (Industry) for the Environmental Services IoT National Innovation Challenge

The NEA and Enterprise Singapore (ESG) have jointly launched the Call for Data-driven Environmental Services (ES) Operations as part of the National Innovation Challenges (NIC), to develop a digital platform for a seamless interpretation and analysis of data across formats to assist users to monitor conditions of their properties, improve service responses and optimize resource allocation in near real-time condition. The solution should translate to cost savings, improvement in productivity, service quality and performance for users.

There are is standard grant limit for the Enterprise Development Grant (Industry) for the Environmental Services IoT National Innovation Challenge; the maximum amount varies according to the approving authority. SIMPPLE Pte. Ltd. was awarded a grant with the maximum amount not exceeding S$500,000, approved by the Assistant CEO of Enterprise Singapore.

Material terms under the grant include the following:

·	Project qualifying period for expenses to be supported;
·	Submission deadlines of disbursements to external auditors;
·	Details of deliverables as condition to the grant; and
·	Other standard terms and conditions.

QUALITY CONTROL AND ASSURANCE

Our subsidiaries have obtained various ISO accreditations in relation to our quality management and OH&S systems, as described under the section titled “General Information on our Group — Our Business Overview — Awards and Accreditations”.

On a day-to-day management basis, our site supervisors and foremen are responsible for checking that our employees have complied with our procedures and guidelines regarding workplace safety and quality control during the course of the work on site. In the event that there are complaints from our customers, our site supervisors and foremen will typically rectify any such issues on site immediately. Given that our services involve a large workforce and that a substantial part of our services are provided in connection with public areas, our Directors believe that complaints from customers or members of the public are not uncommon in our industry. In the event that a written complaint is received, we will record the complaint and detail any remedial/corrective steps taken and forward the same to the responsible operations manager. Depending on the nature of the complaint — whether it related to quality of services or other environmental, health or safety issues, the operations manager shall decide on the appropriate responses or follow-up measures to take, oversee their implementation and follow up with the customer accordingly.

ENVIRONMENTAL MATTERS

Our Group’s environmental impacts are managed by our Environmental, Occupational Health & Safety (EHS) team, under the Human Resource department which and ensures that our Group is compliant with all applicable environmental laws and regulations. We employ the following measures to ensure compliance and mitigate the environmental impact across our business services:

•

Air quality and noise control: In general, our development and deployment operations do not generate any air emissions, except from the use of company vehicles. Company vehicles are scheduled for routine inspection for emission compliance. In general, our development and deployment operations do not generate high noise levels. Regular maintenance is carried out on our company vehicles to ensure intended performance and ensure emissions are within acceptable level/ limits.

•

Waste and recyclables: Waste is segregated into general waste, e-waste and recyclables. Waste and recyclables will be collected by the respective licensed collectors. And we adopt a reuse and recycling by licensed collectors for our e-waste.

•

Energy: We generally consider energy-efficient products when procuring equipment and machinery. Such includes, but is not limited to, selecting products with low energy utilization through low bandwidth communication over conventional communication mediums and selecting air conditioning with good energy efficiency rating.

•

Wastewater management: For the equipment which we sell and use as demo machines, we minimize the use of water for cleaning and reuse water whenever possible. The design specifications of the machinery we sell has an element of water recycling or low water usage. Domestic wastewater is disposed of as soon as practicable at designated disposal points after collection to avoid the collection of stagnant water for breeding of vectors.

IFSC is also currently a member of the Environmental Management Association of Singapore (“EMAS”). EMAS was established by service providers from contract cleaning, waste management and pest control industries, with an aim to provide a cohesive platform for companies in the environmental industry to raise the professionalism of the industry and to address the common concerns of environmental and hygienic services.

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MANAGEMENT

The following table sets forth information regarding our Directors and Executive Officers as at the date of this prospectus.

Name	Age	Position
CHONG Jiexiang Aloysius	39	Chief Executive Officer and Executive Director
CHAN Sok Fung	48	Chief Financial Officer
LEE Kelvin Soon Sze	49	Chairman and Executive Director
CHUA Yeow Tong Clement	49	Independent Director
SCHROEDER Norman	61	Independent Director
TANG Shaun Youwei	40	Independent Director

The business and working experience and areas of responsibility of our Directors and Executive Officers are set out below:

Mr. CHONG Jiexiang Aloysius is our co-founder and Chief Executive Officer. He has been serving as our director since our inception. Prior to founding our Group in 2016, Mr. Chong founded Homebots Pte Ltd, a distributor of consumer floor cleaning and window cleaning robots, in 2016. Mr. Chong is also a shareholder and a director of IFSC Founders Pte. Ltd. (our Major Shareholder) and a shareholder of Mains d’Or Investments Limited (our Controlling Shareholder and also a Major Shareholder). Mr. Chong is a graduate of the National University of Singapore (2005-2008) where he received his Bachelor of Business Administration. Mr. Chong is a shareholder of Mains d’Or, our Controlling Shareholder. We believe that Mr. Chong’s extensive experience in our industry make him a valuable addition to our Board.

Ms. CHAN Sok Fung has been our Financial Controller since November 2021 and was appointed as our Chief Financial Officer on October 26, 2022. Ms. Chan has over 23 years in finance and accounting. Prior to joining us, she worked as a financial controller at United Tea Capital Pte Ltd and was primarily responsible for cash flow management, budgeting and merger and acquisition, from January 2015 to November 2020. Ms. Chan is a Chartered Accountant. She received an MBA from the University of Bradford in 2006 and holds a professional qualification from The Association of Chartered Certified Accountants. She received a diploma in accountancy from Singapore Polytechnics in 1995.

Mr. LEE Kelvin Soon Sze has been our executive director since our inception. Mr. Lee has been the Chief Commercial Officer of WIS Holdings Pte. Ltd., a facilities services firm, since July 2015, where he is responsible for commercial strategy planning, as well as provision of technology advice. Mr. Lee is a shareholder of Mains d’Or, our Controlling Shareholder. Mr. Lee received a Bachelor of Computing from Monash University in 1997. We believe that Mr. Lee’s extensive experience in commercial strategy planning makes him a valuable addition to our Board.

Mr. CHUA Yeow Tong Clement has been our independent director since December 1, 2022. Mr. Chua has had over 25 years of experience in the software and services industry. Mr. Chua has been a director and SEA practice leader at Deloitte Singapore Pte Ltd, since 2018, and director of The Boat Shop Pte Ltd, a company dealing with pleasure craft licensing and chartering, since 2013. Mr. Chua started his career in the software services industry after graduating from Monash University in 1997 with a Bachelor’s degree. He was a software consultant since 2000 and had been taking on different roles in the software services industry including business consultant, project manager, practice manager, and the Managing Director of a Nasdaq listed company Ness Technologies in Asia Pacific. Clement managed and ran the Oracle practice for IBM Global Business Services from 2010 to 2015 in ASEAN and was responsible for developing large key accounts for Hitachi Consulting from 2015 to 2017 before assuming his current role in Deloitte Consulting.

Mr. SCHROEDER Norman has been our independent director since December 1, 2022. Mr. Schroeder has had over 8 years of experience in the facilities management industry. Mr. Schroeder has been a strategic development manager at OCS since December 2022, where he has been in charge of strategic business development and relations management. Mr. Schroeder has worked at Trident Services Australia as chief executive officer where he was in charge of overall operational, strategic and business wide responsibilities from December 2021 to November 2022, and as chief operations officer from October 2017 to November 2022, where he was in charge of overall operational and business development responsibilities. From February 2014 to September 2017, Mr. Schroeder has been director in strategic development and aviation services at SECUREcorp, where he was in charge of overall operational and business development responsibilities, including aviation services. From 2002 to 2013, Mr. Schroeder worked at Spotless Group, where he was a regional manager from 2002 to 2006, and general manager from 2006 to 2013. From 1997 to 2002, Mr. Schroeder has been a national operations manager at Gate Gourmet, and from 1990 to 1997 Mr. Schroeder has been an operations manager at Cathay Pacific Airways. Mr Schroeder completed higher school certificate level education from Fachhonschule Hamburg in 1981.

Mr. TANG Shaun Youwei has been our independent director since December 1, 2022. Mr. Tang has over 16 years of experience in the accounting industry and is currently Managing Partner at Thong & Lim Chartered Accountants. A Public Accountant and practicing member of the Institute of Singapore Chartered Accountants, Mr. Tang is in charge of the provision of external audit services and consultancy services as well as the overall management of the Firm. Since joining the Firm in 2009, Mr. Tang has held numerous appointments and Directorships in both its assurance and corporate services divisions. Mr. Tang also worked for a period of time in London from 2008 to 2009 in audit and assurance with a Firm of Chartered Accountants early in his career. Mr. Tang received his Bachelor of Science in Finance and Accounting Management in 2011 from Northeastern University in Boston Massachusetts, and has been a member of The Institute of Singapore Chartered Accountants since 2017.

Other Key Management

Mr. PAT Kah Kit Daryl is our co-founder and Chief Operating Officer of IFSC Pte. Ltd. He is primarily responsible for charting the product roadmap, designing the stages for each modular capability and broadening the breadth of our services. Mr. Pat worked as a manager of strategic communications and digital engagement of the Singapore Prime Minister Office’s Overseas Singaporean Unit from 2014 to 2017. Mr. Pat received a Bachelor of Business Management from the University of Birmingham in 2011. Mr. Pat is a shareholder of Mains d’Or, our Controlling Shareholder.

Mr. SOO Qikai has been our Chief Technology Officer of IFSC Pte. Ltd. since 2020. He is responsible for developing, implementing, managing and evaluating our technology resources. Mr. Soo has over 12 years of experience in the world of information technology. Since 2015, Mr. Soo has also been the founder and chief executive of Info Tech SG Mart, an IT concierge for small to medium enterprises providing consultation and management services for their software, hardware and networks. Mr. Soo is a graduate of the National University of Singapore (2011-2015), where he received a Bachelor of Information Degree. He also attended Ngee Ann Polytechnic (2006-2009) where he received a Diploma of Information Technology with a specialization in software engineering. Mr. Soo is a shareholder of Mains d’Or, our Controlling Shareholder.

Employment Agreements and Director Agreements

We have entered into employment agreements with each of our Executive Officers, pursuant to which such individuals have agreed to serve as our Executive Officer for a period of three years from the effective date of the registration statement. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon three months’ advance written notice. Each Executive Officer may resign at any time upon three months’ advance written notice

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Each Executive Officer have agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each Executive Officer will agree to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each Executive Officer have agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each Executive Officer will agree not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements will also contain other customary terms and provisions.

Before listing, we have entered into director agreements with each of our Directors which agreements set forth the terms and provisions of their engagement.

Board of Directors

Composition of our Board of Directors

Our Board of Directors consists of five Directors, three of whom independent Directors. A director is not required to hold any shares in our Company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors, and our Board of Directors shall have three directors who are “independent directors” as defined under the Nasdaq rules. The full Board of Directors exercises oversight on the Company’s cybersecurity and data management matters, including with respect to cybersecurity risks relating to our suppliers, service providers, and our other supply chain partners. These topics are raised by the Board twice every year. At its meeting held on March 8, 2019, the Board instructed the Company’s IT team to obtain ISO 27001 certification in Information Security Management. The Company expects to obtain this certification by March 2023.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under our Board of Directors. We have adopted a charter for each of the three committees upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee.

Our audit committee consists of Mr. Chua Yeow Tong, Mr. Schroeder Norman and Mr. Tang Shaun Youwei and is chaired by Mr. Tang Shaun Youwei. We have determined that each member of our Audit Committee satisfies the requirements of Section 303A of the Corporate Governance Rules/ Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Tang Shaun Youwei qualifies as an “audit committee financial expert.” The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The Audit Committee is responsible for, among other things:

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•

reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•

approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

•	reviewing with the Independent Registered Public Accounting Firm any audit problems or difficulties and management’s response;

•

discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the Independent Registered Public Accounting Firm;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•	establishing and overseeing procedures for the handling of complaints and whistleblowing; and

•	meeting separately and periodically with management and the Independent Registered Public Accounting Firm.

Compensation Committee.

Our compensation committee consists of Mr. Chua Yeow Tong, Mr. Schroeder Norman and Mr. Tang Shaun Youwei and is chaired by Mr. Schroeder Norman. We have determined that each member of our Compensation Committee satisfies the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the Nasdaq. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and Executive Officers. Our Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. Our Compensation Committee is responsible for, among other things:

•	overseeing the development and implementation of compensation programs in consultation with our management;

•	at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our Executive Officers;

•	at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive Directors;

•	at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

•	reviewing Executive Officer and director indemnification and insurance matters; and

•	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to Directors and Executive Officers.

Nominating and Corporate Governance Committee.

Our nominating and corporate governance committee consists of Mr. Chua Yeow Tong, Mr. Schroeder Norman and Mr. Tang Shaun Youwei and is chaired by Mr. Chua Yeow Tong. We have determined that each member of our Nominating and Corporate Governance Committee satisfies the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our Directors and in determining the composition of the Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

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•	recommending nominees to the Board for election or re-election to the Board, or for appointment to fill any vacancy on the Board;

•

reviewing annually with the Board the current composition of the Board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

•

developing and recommending to our Board such policies and procedures with respect to nomination or appointment of members of our Board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

•

selecting and recommending to the Board the names of Directors to serve as members of the Audit Committee and the Compensation Committee, as well as of the Nominating and Corporate Governance Committee itself; and

•	evaluating the performance and effectiveness of the Board as a whole.

Code of Business Conduct and Ethics

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our Directors, executive officers and employees and is publicly available.

Duties of Directors

Under Cayman Islands law, all of our Directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly and to use reasonable diligence in the discharge of their duties, and a duty to act in what they consider in good faith to be in our best interests. Our Directors must also exercise their powers only for a proper purpose. Our Directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our Directors must ensure compliance with our memorandum and articles of association, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our Directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our Directors is breached. You should refer to the section titled “Description of Share Capital and Memorandum and Articles of Association — Comparison of Shareholder Rights” for additional information on the standard of corporate governance under Cayman Islands law.

The functions and powers of our Board of Directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

You should refer to the section titled “Description of Share Capital and Memorandum and Articles of Association — Comparison of Shareholder Rights” for additional information on the standard of corporate governance under Cayman Islands law.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

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Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•

Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•	Exemption from Section 16 rules regarding sales of Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•

Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to Directors and officers. Although we will require Board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•

Exemption from the requirement that our Board of Directors have a compensation committee that is composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities.

•

Exemption from the requirements that director nominees are selected, or recommended for selection by our Board of Directors, either by (i) independent Directors constituting a majority of our Board of Directors’ independent Directors in a vote in which only independent Directors participate, or (ii) a committee comprised solely of independent Directors, and that a formal written charter or Board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an Audit Committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Singapore requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices.

Because we are a foreign private issuer, our members of our Board of Directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another company. Pursuant to the Nasdaq corporate governance rules, in order for a group to exist, such shareholders must have publicly filed a notice that they are acting as a group (i.e., a Schedule 13D). We do not currently expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this Offering.

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COMPENSATION

For the years ended December 31, 2022 and 2021, we paid an aggregate of approximately $352,820 (S$472,920) and approximately $264,000 (S$357,000), respectively in cash and benefits in-kind granted to or accrued on behalf of all of our Directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our Directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our Executive Officers and Directors.

2023 Share Incentive Plan

The Company approved the SIMPPLE Ltd. 2023 Omnibus Equity Incentive Plan on March 31, 2023, which we refer to as the Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business.

The maximum aggregate number of Ordinary Shares that may be issued under the Plan is 3,293,000 / 20% of the total outstanding Ordinary Shares on a fully diluted basis as of the completion of this offering. As of the date of this prospectus, no awards have been granted under the Plan.

The following paragraphs summarize the principal terms of the Plan.

Types of Awards. The Plan permits the award of non-qualified stock options, incentive stock options, restricted stock, unrestricted stock and any combination of the foregoing.

Plan Administration. The Plan will be administered by the Compensation Committee.

Eligibility. We may grant awards to employees, directors and/or consultants determined by the Compensation Committee to be eligible for participation in the Plan in accordance with its terms.

Vesting Schedule. In general, the Compensation Committee determines the vesting schedule, which is specified in the relevant award agreements.

Exercise of Awards. In general, the Compensation Committee determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the Compensation Committee determines at the time of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the Compensation Committee, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the Plan. The Plan will terminate on the 10 year anniversary of its adoption by the Board.

EMPLOYEES

As of December 31, 2022, our Group had a workforce of 34 individuals, comprising employees who are all located within our offices at 71 Ayer Rajah Crescent #03-07, in Singapore.

There were no material changes to the number of employees hired by our Group in the last three financial years. As of December 31, 2022, none of our employees are related to our Directors, officers or Major Shareholders. Any new employment of related employees and the proposed terms of their employment will be subject to the review and approval of our Compensation Committee. In the event that a member of our Compensation Committee is related to the employee under review, he will abstain from the review.

We do not employ a significant number of temporary employees. The relationship and co-operation between the management and staff have been good and are expected to continue and remain as such in the future. There has not been any incidence of work stoppages or labor disputes which affected our operations.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

PRINCIPAL SHAREHOLDERS

The table below sets out the names of each Major Shareholder and Director, and the number and percentage of Shares in which each of them has an interest (whether direct or deemed) as of the date of this prospectus and immediately after the completion of the Offering.

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, Directors, and 5% or greater beneficial owners of our Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, Directors or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

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	Shares Beneficially Owned Prior to This Offering(2)		Shares Beneficially Owned After This Offering(3)
Name of Beneficial Owners(1)	Number	%	Number	%
5% Shareholders
Mains d’Or Investments Limited (2)	9,365,142	64.75%	9,365,142	58.29%
IFSC Founders Pte. Ltd. (3)	9,990,000	69.07%	9,990,000	62.18%
SEAH Wei Quan (4)	3,529,472	24.40%	3,529,472	21.97%
POO Chong Hee (5)	2,512,425	17.37%	2,512,425	15.64%
CHONG Jiexiang Aloysius (3)(6)	1,556,381	10.76%	1,556,381	9.69%
LEE Kelvin Soon Sze (7)	1,514,471	10.47%	1,514,471	9.43%
LOA Wei Lun Eugene (8)	941,861	6.51%	941,861	5.86%
CHEN Mengqi (9)	808,673	5.59%	808,673	5.03%

Directors and Executive Officers(1):
CHONG Jiexiang Aloysius (3)(6)	1,556,381	10.76%	1,556,381	9.69%
LEE Kelvin Soon Sze (7)	1,514,471	10.47%	1,514,471	9.43%
PAT Kah Kit Daryl (10)	503,153	3.48%	503,153	3.13%
SOO Qikai (11)	377,365	2.61%	377,365	2.35%
CHAN Sok Fung	-	-	-	-

___________

(1) Unless otherwise noted, the business address of each of the following entities or individuals is 71 Ayer Rajah Crescent #03-07 Singapore 139951.

(2) Mains d’Or Investments Limited owns 3,267 Shares directly and 9,361,875 Shares through IFSC Founders Pte. Ltd. of the outstanding shares of SIMPPLE LTD. The registered address for Mains d’Or Investments Limited is Intershore Chambers, Road Town, Tortola, British Virgin Islands.

(3) IFSC Founders Pte. Ltd. is owned by CHONG Jiexiang Aloysius and Mains d’Or Investments Limited which hold 6.25% and 93.75%, respectively, of the outstanding shares of IFSC Founders Pte. Ltd.

(4) Mr. SEAH Wei Quan owns 37.69% of Mains d’Or Investments Limited and 35.32% indirect interest in IFSC Founders Pte. Ltd. As such, Mr. SEAH Wei Quan is deemed to beneficially own 3,529,472 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. SEAH is 526D Pasir Ris Street 51, #09-549, Singapore 514526.

(5) Mr. POO Chong Hee owns 26.83% of Mains d’Or Investments Limited and 25.14% indirect interest in IFSC Founders Pte. Ltd. As such, Mr. POO Chong Hee is deemed to beneficially own 2,512,425 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. POO is 59 Meyer Road, #22-14 The Seafront on Meyer, Singapore 437880.

(6) Mr. CHONG Jiexiang Aloysius owns 9.91% of Mains d’Or Investments Limited and 6.25% direct interest in IFSC Founders Pte. Ltd.. As such, Mr. CHONG Jiexiang Aloysius is deemed to beneficially own 1,556,381 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. CHONG is 551 Ang Mo Kio Avenue 2, Horizon Gardens, Singapore 567931.

(7) Mr. LEE Kelvin Soon Sze owns 16.17% of Mains d’Or Investments Limited and 15.15% indirect interest in IFSC Founders Pte. Ltd. As such, Mr. LEE Kelvin Soon Sze is deemed to beneficially own 1,514,471 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. Lee is 353 Woodlands Avenue 1, #11-450, Singapore 730353.

(8) Mr. LOA Wei Lun Eugene’s mailing address is 55 Pasir Ris Dr 1, #07-02 Singapore 519530.

(9) Mr. CHEN Mengqi’s mailing address is 55 Jalan Asas, Singapore 678815.

(10) Mr. PAT Kah Kit Daryl owns 5.37% of Mains d’Or Investments Limited and 5.03% indirect interest in IFSC Founders Pte. Ltd. As such, Mr. PAT Kah Kit Daryl is deemed to beneficially own 503,153 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. PAT is 130A Hillview Ave, #09-02 Singapore 669609.

(11) Mr. SOO Qikai owns 4.03% of Mains d’Or Investments Limited and 3.78% indirect interest in IFSC Founders Pte. Ltd. As such, Mr. SOO Qikai is deemed to beneficially own 377,365 Shares held through Mains d’Or Investments Limited and IFSC Founders Pte. Ltd. The mailing address for Mr. SOO is Blk 336 Bukit Batok St 32, #03-291 Singapore 650336.

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RELATED PARTY TRANSACTIONS

The following is a summary of transactions since 2018 to which we have been a party and in which any members of our Board of Directors, any Executive Officers, or Major Shareholder had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “General Information on our Group — Management”.

CHONG Jiexiang Aloysius, our Chief Executive Officer, received a salary of US $123,000 in 2022 (US $104,000 in 2021).

Related Party Transactions with Subsidiaries

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2022 and 2021:

Name of related parties	Relationship with the Company	Transaction	Transaction Amount
			2021 (S$)	2022 (S$)	2022 (US$)
WIS Holdings Pte. Ltd.[1]	A common shareholder of Mains d’Or Investments Limited	Sale of investment in an unlisted equity to WIS Holdings Pte. Ltd.	250,000	-	-
Weishen Industrial Services Pte. Ltd.[2]	Subsidiary of WIS Holdings Pte. Ltd.	Sales of Robots and Software to Weishen Industrial Services Pte. Ltd.	1,122,695	3,211,834	2,396,178

__________

1) IFSC acquired a minority stake in Sensorla in 2019, an IOT device service provider, which complemented IFSC’s product line at that time. Sensorla’s products were mainly sold to Weishen Industrial Services Pte. Ltd. (“Weishen”), a cleaning services company of which Mr. Poo Chong Hee (a beneficial owner of 17.37% of our Shares) is a director. Weishen is a wholly owned subsidiary of WIS Holdings Pte. Ltd. (“WIS”). Sensorla sold products to Weishen as an integrated technology solution to serve Weishen’s end clients. In 2021, WIS purchased IFSC’s stake in Sensorla for S$250,000.

2) IFSC (and its subsidiary Gaussian Robotics Pte. Ltd.) supplies the SIMPPLE Ecosystem products and services to Weishen. Weishen is a wholly owned subsidiary of WIS Holdings Pte. Ltd. (“WIS”). The SIMPPLE Ecosystem was utilized by Weishen as an integrated technology solution to serve Weishen’s end clients.

Where software services under SIMPPLE Ecosystem were supplied, revenue was recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided. Payments for services rendered are not due from the customer until the services are complete and therefore a contract asset is recognized over the period in which the services are performed, representing IFSC’s right to consideration for the services performed to date. The aggregate value of all revenue received by IFSC from Weishen for products and services was S$1,122,695 in 2021 and S$3,211,834 in 2022. All contracts for these purchases were negotiated at arms-length as there are robust procurement policies and segregation of duties policies in place.

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Bank Facilities and Personal and Corporate Guarantees

Our Company and its subsidiaries have entered into bank facilities to finance their operations from time to time. Certain of these facilities have been guaranteed by Major Shareholders, Directors, and/or Executive Officers, as further provided below.

The Company entered into a secured fixed rate bank facility in May 2020, with a local Singapore bank (the “Lender”) in an aggregate amount of approximately $3.59 million (S$4.85 million). This facility was drawn down in June 2020 and will mature in November 2025. Poo Chong Hee, an indirect shareholder of the Company, provided a personal guarantee to the Lender, and Campaign Complete Solutions Pte. Ltd. (fully owned by WIS Holdings Pte. Ltd. as at December 31, 2022) and WIS Holdings Pte. Ltd. (where Poo Chong Hee is a direct substantial shareholder as at December 31, 2022) provided corporate guarantees to the Lender in connection with this facility. The unpaid balance against these guarantees is approximately $1.84 million (S$2.46 million) as at December 31, 2022.

POTENTIAL CONFLICTS OF INTEREST

Save as disclosed below and in the section titled “Related Party Transactions” of this prospectus, none of our Directors, Major Shareholders or any of their associates has an interest, direct or indirect:

(a)	in any transaction to which our Group was or is to be a party;

(b)	in any entity carrying on the same business or dealing in similar services which competes materially and directly with the existing business of our Group; and

(c)	in any enterprise or company that is our Group’s client or supplier of goods and services.

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In addition, we believe that any potential conflicts of interest are further mitigated by the following:

(a)

our Directors have a duty to disclose their interests in respect of any contract, proposal, transaction or any other matter whatsoever in which they have any personal material interest, directly or indirectly, or any actual or potential conflicts of interest (including conflicts of interest that arise from their directorship(s) or executive position(s) or personal investments in any other corporation(s)) that may involve them. Upon such disclosure, such Directors shall not participate in any proceedings of our Board of Directors, and shall in any event abstain from voting in respect of any such contract, arrangement, proposal, transaction or matter in which the conflict of interest arises, unless and until our Audit Committee has determined that no such conflict of interest exists;

(b)

our Audit Committee is required to examine the internal procedures put in place by our Company to determine if such procedures put in place have become inappropriate or insufficient in the event of changes to the nature of, or manner in which, the business activities of our Group, our joint ventures or the interested persons are conducted, or if they are sufficient to ensure that Related Party Transactions are conducted on normal commercial terms and will not be prejudicial to our Company and its Shareholders;

(c)

our Audit Committee will review any actual or potential conflicts of interest that may involve our Directors as disclosed by them to our Board. Upon disclosure of an actual or potential conflict of interests by a Director, our Audit Committee will consider whether a conflict of interests does in fact exist. A Director who is a member of our Audit Committee will not participate in any proceedings of our Audit Committee in relation to the review of a conflict of interests relating to him or her. The review will include an examination of the nature of the conflict and such relevant supporting data, as our Audit Committee may deem reasonably necessary;

(d)

our Audit Committee will also monitor the investments in our customers, suppliers and competitors made by our Directors, Major Shareholders and their respective associates who are involved in the management of or have shareholding interests in similar or related business of our Company (to the extent as disclosed by them to our Audit Committee) and make assessments on whether there are any potential conflicts of interest; and

(a)

our Directors owe fiduciary duties to us, including the duty to act in good faith and in our best interests. Our Directors are also subject to a duty of confidentiality that precludes a Director from disclosing to any third party (including any of our Shareholders or their associates) information that is confidential.

DESCRIPTION OF SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Memorandum and Articles of Association;

•	The Companies Act (Revised) (as amended) of the Caymans Islands, which is referred to as the Companies Act below; and

•	Common law of the Cayman Islands.

As of the date of this prospectus, (i) our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of $0.0001 par value each, and (ii) there are 14,463,661 Ordinary Shares issued and outstanding.

We have included summaries of certain material provisions of our second amended and restated memorandum and articles of association (the “Memorandum” and “Articles”, respectively) and the Companies Act insofar as they relate to the material terms of our share capital. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which is filed as an exhibit to the registration statement on Form F-1, of which this prospectus forms a part.

Memorandum of Association

The Memorandum provides, inter alia, that the liability of members of our Company is limited and that the objects for which our Company is established are unrestricted (and therefore include acting as an investment company), and that our Company shall have and be capable of exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate whether as principal, agent, contractor or otherwise and, since our Company is an exempted company, that our Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of our Company carried on outside the Cayman Islands.

By special resolution, our Company may alter the Memorandum with respect to any objects, powers or other matters specified in it.

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Ordinary Shares

General. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with our Memorandum and Articles.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors. Our Articles provide that our Board of Directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. Holders of our Ordinary Shares vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is required by Nasdaq rules or demanded by the chairman of the meeting, by at least two shareholders having the right to vote on the resolutions, or by shareholder(s) together holding at least 10% of the total voting rights of all our shareholders having the right to vote at such general meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our Board of Directors or upon a requisition of any one or more shareholders holding at the deposit of the requisition at least 10% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case on advance notice of at least 14 clear days is required for the convening of our annual general meeting and at least 7 clear days is required for the convening of other general meetings by requisition of our shareholders.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast in a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast in a meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Alternation of capital. Our Company may, by an ordinary resolution of its members: (a) increase its share capital by the creation of new shares of such amount as it thinks expedient; (b) consolidate or divide all or any of its share capital into shares of larger or smaller amount than its existing shares; (c) divide its unissued shares into several classes and attach to such shares any preferential, deferred, qualified or special rights, privileges or conditions; (d) subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; (e) cancel any shares which, at the date of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; (f) make provision for the allotment and issue of shares which do not carry any voting rights; (g) change the currency of denomination of its share capital; and (h) reduce its share premium account in any manner authorized and subject to any conditions prescribed by law.

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Transfer of Shares. Subject to the Companies Act and the requirements of the stock exchange, all transfers of shares shall be effected by an instrument of transfer in the usual or common form or in such other form as our Board may approve and may be under hand or, if the transferor or transferee is a Clearing House (as defined in the Articles) or its nominee(s), under hand or by machine imprinted signature, or by such other manner of execution as our Board may approve from time to time. Execution of the instrument of transfer shall be by or on behalf of the transferor and the transferee, provided that our Board may dispense with the execution of the instrument of transfer by the transferor or transferee or accept mechanically executed transfers. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share. Our Board may, in its absolute discretion, at any time and from time to time remove any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register. Unless our Board otherwise agrees, no shares on the principal register shall be removed to any branch register nor shall shares on any branch register be removed to the principal register or any other branch register. All removals and other documents of title shall be lodged for registration and registered, in the case of shares on any branch register, at the relevant registration office and, in the case of shares on the principal register, at the place at which the principal register is located. Our Board may, in its absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. It may also decline to register a transfer of any share issued under any share option scheme upon which a restriction on transfer subsists or a transfer of any share to more than four joint holders. Our Board may decline to recognize any instrument of transfer unless a certain fee, up to such maximum sum as the stock exchange may determine to be payable, is paid to our Company, the instrument of transfer is properly stamped (if applicable), is in respect of only one class of share and is lodged at the relevant registration office or the place at which the principal register is located accompanied by the relevant share certificate(s) and such other evidence as our Board may reasonably require is provided to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do). The register of members may, subject to the Nasdaq Listing Rules, be closed at such time or for such period not exceeding in the whole 30 days in each year as our Board may determine. Fully paid shares shall be free from any restriction on transfer (except when permitted by the stock exchange) and shall also be free from all liens.

Winding Up; Liquidation. A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution. Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a) if our Company is wound up and the assets available for distribution among the members of the Company are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, then the excess shall be distributed pari passu among such members in proportion to the amount paid up on the shares held by them respectively; and

(b) if our Company is wound up and the assets available for distribution among the members as such are insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up on the shares held by them, respectively.

If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator thinks fit, provided that no member shall be compelled to accept any shares or other property upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our Board may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment of such shares made payable at fixed times. A call may be made payable either in one sum or by instalments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding 20 per cent per annum as our Board shall fix from the day appointed for payment to the time of actual payment, but the Board may waive payment of such interest wholly or in part. Our Board may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced our Company may pay interest at such rate (if any) not exceeding 20 per cent per annum as may be agreed upon between the member paying the sum in advance and our Board. If a member fails to pay any call or instalment of a call on the day appointed for payment, our Board may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment. The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall also name the place where payment is to be made. The notice shall also state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of our Board to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture. A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, nevertheless, remain liable to pay to our Company all monies which, as at the date of forfeiture, were payable by him to our Company in respect of the shares together with (if our Board shall in its discretion so require) interest thereon from the date of forfeiture until payment at such rate not exceeding 20 per cent per annum as our Board may prescribe.

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Redemption of Ordinary Shares. The Companies Act and our Memorandum and Articles permit us to purchase our own shares. In accordance with our Articles, provided the necessary shareholders or board approval have been obtained and requirements under the Companies Act have been satisfied, we may issue shares on terms that are subject to redemption at our option on such terms and in such manner as may be determined by our Board of Directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may not issue negotiable or bearer shares, but may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

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“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting. Any Director so appointed to fill a casual vacancy shall hold office only until the first general meeting of the company after his appointment and be subject to re-election at such meeting. Any Director so appointed as an addition to the existing Board shall hold office only until the first annual general meeting of the company after his appointment and be eligible for re-election at such meeting. Any Director so appointed by the Board shall not be taken into account in determining the Directors or the number of Directors who are to retire by rotation at an annual general meeting.

At each annual general meeting, one-third of the Directors for the time being shall retire from office by rotation. However, if the number of Directors is not a multiple of three, then the number nearest to but not less than one-third shall be the number of retiring Directors. The Directors to retire in each year shall be those who have been in office longest since their last re-election or appointment but, as between persons who became or were last re-elected Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

No person, other than a retiring Director, shall, unless recommended by the Board for election, be eligible for election to the office of Director at any general meeting, unless notice in writing of the intention to propose that person for election as a Director and notice in writing by that person of his willingness to be elected has been lodged at the head office or at the registration office of the company. The period for lodgment of such notices shall commence no earlier than the day after despatch of the notice of the relevant meeting and end no later than seven days before the date of such meeting and the minimum length of the period during which such notices may be lodged must be at least seven days.

A Director is not required to hold any shares in the company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A Director may be removed by an ordinary resolution of the company before the expiration of his term of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the company) and the company may by ordinary resolution appoint another in his place. Any Director so appointed shall be subject to the retirement by rotation provisions.

The office of a Director shall be vacated if he:

(vi)	resigns;

(vii)	dies;

(viii)	is declared to be of unsound mind and the Board resolves that his office be vacated;

(ix)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(x)	he is prohibited from being or ceases to be a director by operation of law;

(xi)	without special leave, is absent from meetings of the Board for six consecutive months, and the Board resolves that his office is vacated;

(xii)	has been required by the stock exchange of the Relevant Territory (as defined in the Articles) to cease to be a Director; or

(xiii)	is removed from office by the requisite majority of the Directors or otherwise pursuant to the Articles.

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From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Shareholder Proposals. Extraordinary general meetings shall be convened on the requisition of one or more members holding, as at the date of deposit of the requisition, not less than one-tenth of the paid-up capital of the company having the right of voting at general meetings. Such requisition shall be made in writing to the board or the secretary of the company for the purpose of requiring an extraordinary general meeting to be called by the board for the transaction of any business specified in such requisition. Such meeting shall be held within two months after the deposit of such requisition. If within 21 days of such deposit, the board fails to proceed to convene such meeting, the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the board shall be reimbursed to the requisitionist(s) by the company.

Approval of Corporate Matters by Written Consent. A special resolution of the company must be passed by a majority of not less than two-thirds of the votes cast by such members as, being entitled so to do, vote in person or by proxy or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Under the Companies Act, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands within 15 days of being passed.

An ordinary resolution, by contrast, is a resolution passed by a simple majority of the votes of such members of the company as, being entitled to do so, vote in person or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice has been duly given.

A resolution in writing signed by or on behalf of all members shall be treated as an ordinary resolution duly passed at a general meeting of the company duly convened and held, and where relevant as a special resolution so passed.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the Directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)

the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

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For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of our Company pursuant to the Data Protection Act (Revised), of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

Our Company is committed to processing personal data in accordance with the DPA. In its use of personal data, our Company will be characterized under the DPA as a ‘data controller’, whilst certain of our Company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in our Company, our Company and certain of our Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for our Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

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Our Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Transfer Agent and Registrar

The transfer agent and branch registrar for our Shares, which will maintain our branch register located in the United States, will be VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598.

Comparison of Shareholder Rights

We are incorporated under the laws of the Cayman Islands. The following discussion summarizes material differences between the rights of holders of our Shares (assuming we have been converted into a public company and the consummation of the Offering) and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of the Cayman Islands and Delaware.

This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our Shares under applicable law in the Cayman Islands and our memorandum and articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

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	Delaware	Cayman Islands

Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors owe fiduciary duties of care and loyalty to the corporation and its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in all of their responsibilities, including overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty requires that a director act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders and the corporation.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

• a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

• a duty not to personally profit from opportunities that arise from the office of director;

• a duty of trusteeship of the company’s assets;

• a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and

• a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may be reasonably expected from a person of his or her knowledge and experience. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such a provision cannot eliminate or limit liability for breach of the fiduciary duty of loyalty, bad faith, intentional misconduct, a knowing violation of law, a transaction from which the director derived an improper personal benefit, an unlawful payment of dividends or an unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

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	Delaware	Cayman Islands

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party to a proceeding (other than a derivative proceeding), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all reasonably incurred expenses, judgments and amounts paid in settlement so long as the person acted in good faith and in a manner the person believed to be in, or not opposed to, the best interests of the corporation, and if with respect to a criminal proceeding, the person had no reasonable cause to believe that his or her conduct would be unlawful.

The Cayman Islands laws do not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, save to the extent any such provision may be held by the court to be contrary to public policy, for example, where a provision purports to provide indemnification against the consequences of committing a crime.

A corporation has the power to indemnify a director, officer, employee or agent in connection with the defense or settlement of a derivative action against expenses reasonable and actually incurred provided such person acted in good faith and in a manner he or she reasonably believe to be in, or not opposed to, the corporation’s best interest and if such person has been adjudged liable only if a court determines that the person is fairly and reasonably entitled to indemnification. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding, such person shall be indemnified against expenses actually and reasonably incurred.

Interested Directors

Under Delaware law, a transaction between a corporation and a director or with another organization in which a director has a financial interest shall not be void or voidable solely for that reason, solely because the director participates in the meeting at which the board authorizes the transaction, or solely because any such director’s votes are counted for such purpose, if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association. With the exception of the office of auditor of the Company, a Director may hold any other office or place of profit with the Company in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration for that other office or place of profit, in whatever form, in addition to any remuneration provided for by or pursuant to any other Articles. A Director may be or become a director, officer or member of any other company in which the Company may be interested, and shall not be liable to account to the Company or the members for any remuneration or other benefits received by him as a director, officer or member of such other company. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise in favor of any resolution appointing the Directors or any of them to be directors or officers of such other company.

No Director or intended Director shall be disqualified by his office from contracting with the Company, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship established by it. A Director who is, in any way, materially interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the earliest meeting of the Board at which he may practically do so.

There is no power to freeze or otherwise impair any of the rights attaching to any share by reason that the person or persons who are interested directly or indirectly in that share have failed to disclose their interests to the Company. A Director shall not vote or be counted in the quorum on any resolution of the Board in respect of any contract or arrangement or proposal in which he or any of his close associate(s) has/have a material interest, and if he shall do so his vote shall not be counted nor shall he be counted in the quorum for that resolution, but this prohibition shall not apply to any of the following matters:

(i) the giving of any security or indemnity to the Director or his close associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at the request of or for the benefit of the Company or any of its subsidiaries;

(ii) the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or his close associate(s) has/have himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

(iii) any proposal concerning an offer of shares, debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase, where the Director or his close associate(s) is/are or is/are to be interested as a participant in the underwriting or sub- underwriting of the offer;

(iv) any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries, including the adoption, modification or operation of either: (i) any employees’ share scheme or any share incentive or share option scheme under which the Director or his close associate(s) may benefit; or (ii) any of a pension fund or retirement, death or disability benefits scheme which relates to Directors, their close associates and employees of the Company or any of its subsidiaries and does not provide in respect of any Director or his close associate(s) any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(v) any contract or arrangement in which the Director or his close associate(s) is/are interested in the same manner as other holders of shares, debentures or other securities of the Company by virtue only of his/their interest in those shares, debentures or other securities.

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	Delaware	Cayman Islands

Voting Requirements

Delaware’s default rule is that the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is needed for corporate action (other than the election of directors). Certain actions, such as charter amendments, most mergers, dissolution and sales of all or substantially all of the corporation’s assets, require the affirmative vote of the majority of the outstanding voting power of the shares of the corporation entitled to vote. The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders unless the corporation’s board of directors approves the business combination or the transaction that resulted in the shareholder becoming an interested shareholder prior to the time the shareholder became an interested shareholder or another exemption applies.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Directors are appointed in accordance with the terms of the memorandum and articles of association of the company.

Cumulative Voting	There is no cumulative voting for the election of directors unless the corporation’s certificate of incorporation provides for cumulative voting.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws

The certificate of incorporation may grant the directors the power to adopt, amend or repeal the corporation’s bylaws. The shareholders of the corporation possess the inherent right to adopt, amend or repeal the bylaws.

Certain provisions of the memorandum and articles of association may only be amended by a special resolution of the shareholders. For example, by special resolutions of the company may alter the memorandum with respect to any objects, powers or other matters specified in it.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

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Delaware	Cayman Islands

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent seventy-five percent (75%) in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

• the statutory provisions as to the required majority vote have been met;

• the shareholders have been fairly represented at the meeting in question;

• the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

• the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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	Delaware	Cayman Islands

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

• a company acts or proposes to act illegally or ultra vires;

• the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

• those who control the company are perpetrating a “fraud on the minority

Inspection of Corporate Records

Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association. The Registrar of Companies shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person.

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 16,065,661 Shares outstanding (or 16,305,961 Shares if the Underwriters’ overallotment option is exercised in full). All of the Shares sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on Nasdaq, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Our Board adopted an equity incentive plan to provide an additional means through the grant of awards to attract, motivate, retain and reward selected key employees and other eligible persons. A summary of the equity incentive plan terms are set forth herein under “Management — 2023 Equity Incentive Plan.”

Lock-Up Agreements

Our Executive Officers, Directors and Major Shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our Shares, or any securities convertible into or exchangeable or exercisable for our Shares, for a period of six months following the date of execution of the underwriting agreement. After the expiration of the six months’ period, the Shares held by our Directors, Executive Officers and our existing Shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

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Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

•

1% of the then outstanding Shares of the same class, which will equal approximately 160,657 Shares immediately after this Offering assuming the over-allotment option is not exercised and 163,060 Shares assuming the over-allotment option is exercised in full; or

•	the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Singapore

There are no Singapore government laws, decrees, regulations or other legislation that may affect the import or export of capital, including the availability of cash and cash equivalents for use by our Group, and the remittance of dividends, interest or other payments to non-resident holders of our Company’s securities.

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TAXATION

The following are material Cayman Islands tax, Singapore tax and U.S. federal income tax considerations relevant to an investment in our Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the Cayman Islands Singapore, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Shares in their particular circumstances.

Cayman Islands Tax Considerations

The statements made herein regarding Cayman Islands tax considerations are the opinion of Harney Westwood & Riegels Singapore LLP, our Cayman Islands legal counsel.

Pursuant to Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, our Company has obtained an undertaking from the Financial Secretary: (a) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our Company or its operations; and (b) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of our Company or by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Act (Revised) of the Cayman Islands. The undertaking for our Company is for a period of 20 years from 29 August 2022.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Shares, nor will gains derived from the disposal of our Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Shares or on an instrument of transfer in respect of our Shares, so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

Singaporean Tax Considerations

The statements made herein regarding taxation are general in nature and based on certain aspects of current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date of this prospectus and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which could be made on a retrospective basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements below are not to be regarded as advice on the tax position of any holder of our Shares or of any person acquiring, selling or otherwise dealing with our Shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our Shares. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of our Shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective holders of our Shares are advised to consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of our Shares. The statements below regarding the Singapore tax treatment of dividends received in respect of our Shares are based on the assumption that the Company is tax resident in Singapore for Singapore income tax purposes. It is emphasized that neither the Company nor any other persons involved in this prospectus accepts responsibility for any tax consequences or liabilities resulting from the subscription for, purchase, holding or disposal of our Shares.

Corporate Income Tax

A company established outside Singapore but whose governing body, being the board of directors, usually exercises de facto control and management of its business in Singapore could be considered tax residents in Singapore. However, such control and management of the business should not be deemed to be in Singapore if physical board meetings are conducted outside of Singapore. Where board resolutions are passed in the form of written consent signed by the directors each acting in their own jurisdictions it is possible that the place of de facto control and management will be considered to be where the majority of the board are located when they sign such consent.

A Singapore tax resident company is subject to Singapore income tax on income accruing in or derived from Singapore and on foreign-sourced income received or deemed to be received in Singapore, unless certain exemptions apply.

Foreign-sourced income in the form of dividends, branch profits and service income received or deemed to be received in Singapore by a Singapore tax resident company is exempt from Singapore income tax if the following conditions are met:

(i)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;

(ii)

at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(iii)	the Comptroller is satisfied that the tax exemption would be beneficial to the Singapore tax resident company.

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The corporate tax rate in Singapore is currently 17%. From YA 2020 onwards, three-quarters of a company’s first S$10,000 of its normal chargeable income, and half of its next S$190,000 of normal chargeable income are exempt from corporate tax.

Newly incorporated companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of the company’s first S$100,000 of normal chargeable income, and half of its next $100,000 of normal chargeable income, for each of the company’s first three YAs falling in or after YA 2020.

Dividend Distributions

Under Singapore’s one-tier corporate tax system, dividends paid by a Singapore tax resident company are exempt from Singapore income tax in the hands of its shareholders, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of our Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our Shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the IRAS regards as the carrying on of a trade or business in Singapore.

Holders of our Shares who apply, or who are required to apply, the Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may for the purposes of Singapore income tax be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our Shares is made.

Holders of our Shares should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of our Shares.

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Estate Duty

Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Material United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	financial institutions or financial services entities;

•	underwriters;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies and regulated investment companies;

•	real estate investment trusts;

•	grantor trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

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•	governments or agencies or instrumentalities thereof;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	persons liable for alternative minimum tax;

•	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	passive foreign investment companies;

•	controlled foreign corporations;

•	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any UK tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Shares will meet the conditions required for the reduced tax rate. If we are eligible for such benefits, dividends we pay on our Ordinary Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares. Dividends received on our Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

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Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Ordinary Shares is subject to tax in the UK, such gain may be treated as UK-source gain under the United States-UK income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

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If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as another alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a qualified electing fund (“QEF”) election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares and the U.S. Holder did not make either (a) a timely QEF election under Section 1295 of the Code for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

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•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares (including a redemption treated as a sale or exchange); and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Ordinary Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.

The impact of the PFIC rules on a U.S. Holder of our Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat us as a QEF, for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to us is contingent upon, among other things, the provision by us of certain information that would enable the U.S. Holder to make and maintain a QEF election. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. A U.S. Holder of a PFIC that made a timely and effective QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder that did not make a timely and effective QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of our Ordinary Shares has not made a timely and effective QEF election with respect to our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

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If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a QEF or mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of our Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Maxim Group LLC, as the representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Ordinary Shares
Maxim Group LLC	1,602,000

The Representative is committed to purchase all the Ordinary Shares offered by this prospectus if it purchases any Ordinary Shares. The Representative is not obligated to purchase the Ordinary Shares covered by the Representative’s over-allotment option to purchase Ordinary Shares as described below. The Representative is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The Representative reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional Ordinary Shares (equal to 15% of the number of Ordinary Shares sold in the offering), at the offering price per Ordinary Shares less underwriting discounts. The Representative may exercise this option for 45 days from the date of closing of this offering solely to cover sales of ordinary shares by the Representative in excess of the total number of Ordinary Shares set forth in the table above. If any of the additional Ordinary Shares are purchased, the Representative will offer the additional Ordinary Shares at $ per Ordinary Share, the offering price of each Ordinary Share.

Underwriters’ Compensation

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this Offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

Discount

We will pay the Representative a discount equivalent to seven-and-a-half percent (7.5%) of the gross proceeds of this offering. The Representative proposes initially to offer the Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. The Representative may offer the Ordinary Shares to securities dealers at that price less a concession of not more than $0.196875 per share. If all of the Ordinary Shares offered by us are not sold at the offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus

The following table shows the underwriting fees/commission payable to the Representative with this offering:

	Per Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$5.25	$8,410,500	$9,627,075
Underwriting discounts(1)	$0.39375	$630,788	$725,406
Net proceeds before expenses to us	$4.85625	$7,779,712	$8,946,669

____________

(1) The fees do not include the expense reimbursement as described below.

Expenses Reimbursement

In addition to the cash commission, we will also reimburse the Representative for accountable out-of-pocket expenses not to exceed $200,000 in the event there is a closing of this offering, and not to exceed $100,000 in the event that this offering is not consummated. Such accountable out-of-pocket expenses include the Representative’s legal counsel fees, due diligence and other like expenses and road show, travel, on-boarding fees and other reasonable out-of-pocket accountable expenses, background checks expenses, and DTC eligibility fees and expenses. We have paid to the Representative $50,000 in accountable expenses as advance as of the date hereof, which will be refundable to us to the extent actually not incurred by the Underwriter in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fees, will be approximately $1.52 million.

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Representative Warrants

We have agreed to issue to the Representative and to register herein warrants to purchase up to Ordinary Shares (equal to five percent (5%)) of the Ordinary Shares sold in this Offering and to also register herein such underlying Ordinary Shares. The Representative Warrants may be exercised at any time, and from time to time, in whole or in part, commencing from the commencement of sales of this Offering and expiring five (5) years from the commencement of sales of this Offering. The Representative Warrants are exercisable at a per share price of 120% of the offering price of the Ordinary Shares offered hereby. The Representative Warrants shall not be callable or cancellable.

The Representative Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of the Offering (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Representative, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Representative Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for immediate “piggyback” registration rights at our expense for a period of five years from the date of commencement of sales of this Offering.

Right of First Refusal

Until 12 months from the closing of this public offering, the Representative shall have a right of first refusal to act as lead or managing underwriter, exclusive or joint financial advisor or in any other similar capacity, on the representative’s customary terms and conditions, in the event we pursue a registered, underwritten public offering of securities (in addition to this offering), a public or private offering of securities (debt or equity), a merger, acquisition of another company or business, change of control, sale of substantially all assets, business combination, recapitalization or other similar transaction (regardless of whether we would be considered an acquiring party, a selling party or neither in such transaction). The Company should not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain the Representative. Such offer shall be made in writing in order to be effective. The Representative shall notify the Company within ten (10) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If the Representative should decline such retention, the Company shall have no further obligations to the Representative with respect to the offering for which it has offered to retain the Representative, except as otherwise provided for herein. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the date of commencement of sales of the public offering or the termination date of the engagement between the us and the Representative.

The Representative intends to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet a National Securities Exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement on Form F-1, of which this prospectus forms a part.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Underwriter, for a period of six (6) months following the date of execution of the underwriting agreement, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities.

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Our directors, executive officers, and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares for a period ending six (6) months after the closing date of this offering.

The Underwriter may in its sole discretion and at any time without notice release some or all of the ordinary shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the Ordinary Shares we are offering was determined by us in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement on form F-1, of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our ordinary shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

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Application for Nasdaq Listing

We have received the approval letter to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “SPPL.” Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

106

For the purposes of the above paragraph, the expression “an offer of the ordinary shares to the public” in relation to any ordinary share in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

107

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the ordinary shares has not been registered as a prospectus with the Monetary Authority of Singapore under the SFA. Accordingly, (a) the ordinary shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ordinary shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares have not been and will not be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland. The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Taiwan. The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Arab Emirates. The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

108

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this Offering, other than underwriting discounts, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$1,383
FINRA filing fee	$3,950
Nasdaq listing fee	$5,000
Printing and engraving expenses	$35,000
Legal fees and expenses	$580,000
Accounting fees and expenses	$540,000
Miscellaneous	$350,000
Total	$1,515,333

____________

All amounts in the table are estimates except the SEC registration fee, Nasdaq listing fee and FINRA filing fee. We will pay all of the expenses of this Offering.

LEGAL MATTERS

Certain legal matters as to Singapore law will be passed upon for us by Drew & Napier LLC, our Singapore counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters as to Cayman Islands law in connection with this Offering will be passed upon for us by Harney Westwood & Riegels Singapore LLP. Certain legal matters as to U.S. federal law in connection with this Offering will be passed upon for the Underwriters by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of IFSC Pte. Ltd. as of December 31, 2022 and 2021, and for the years then ended, have been audited by B F Borgers CPA PC, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

109

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands, and all of our Directors and Executive Officers are residents outside the United States. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the United States.

Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

An investor may or may not be able to commence an original action against us or our Directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Shares represented by the Shares to be sold in this Offering.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

110

SIMPPLE LTD. AND ITS SUBSIDIARIES

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of SIMPPLE LTD..

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SIMPPLE LTD. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

May 15, 2023

F-2

SIMPPLE LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December, 31
	2021	2022	2022
	S$	S$	US$
ASSETS
Current assets
Cash and cash equivalents	757,736	535,023	399,152
Account receivables	1,678,404	774,337	577,691
Deposits, prepaid expenses and other current assets	1,163,268	2,036,542	1,519,354
Inventory	1,109,367	1,033,452	771,003
Total current assets	4,708,775	4,379,354	3,267,200

Non-current assets
Intangible assets	-	1,072,615	800,220
Property and equipment, net	85,684	26,642	19,876
Right-of-use assets	135,881	353,415	263,664
Equity method investment	1	-	-
Total non-current assets	221,566	1,452,672	1,083,760

TOTAL ASSETS	4,930,341	5,832,026	4,350,960

LIABILITIES
Current liabilities
Account payables	316,029	316,517	236,136
Accruals and other current liabilities	255,641	950,255	708,934
Other payables - related parties	963,095	758,226	565,671
Contract liabilities	737,620	385,838	287,853
Bank loans – current	961,985	1,184,823	883,932
Lease payable – current	87,560	102,402	76,397
Income tax payable	241,922	316,456	236,091
Total current liabilities	3,563,852	4,014,517	2,995,014

Non-current liabilities
Bank loans – non-current	2,218,474	1,277,431	953,022
Lease payable – non-current	37,462	217,037	161,920
Total non-current liabilities	2,255,936	1,494,468	1,114,942

TOTAL LIABILITIES	5,819,788	5,508,985	4,109,956

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0001 par value, 500,000,000 shares authorized, 12,562,500 issued and outstanding as of December 31, 2021 and 14,463,661 issued and outstanding as of December 31, 2022	2,060	2,060	1,537
Additional paid-in capital	1,047,940	3,447,940	2,572,322
Share application monies	400,000	-	-
Accumulated deficit	(2,339,447)	(3,126,959)	(2,332,855)
Total shareholders’ equity	(889,447)	323,041	241,004

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,930,341	5,832,026	4,350,960

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SIMPPLE LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December, 31
	2021	2022	2022
	S$	S$	US$

Revenues	4,179,300	6,510,169	4,856,885
Cost of revenues	(1,852,751)	(2,910,873)	(2,171,645)
Gross profit	2,326,549	3,599,296	2,685,240

Operating expenses:
General and administrative expenses	(2,270,830)	(4,572,654)	(3,411,410)
Total operating expenses	(2,270,830)	(4,572,654)	(3,411,410)

Income (Loss) from operations	55,719	(973,358)	(726,170)

Other income (loss):
Other income	390,013	441,341	329,261
Interest expense	(157,147)	(130,868)	(97,634)
Other expense	(55,694)	(5,946)	(4,436)
Total other income (loss)	177,172	304,527	227,191

Income (Loss) before tax expense	232,891	(668,831)	(498,979)
Income tax expense	(167,072)	(118,681)	(88,541)
Net income (loss)	65,819	(787,512)	(587,520)

Net income (loss) per share attributable to ordinary shareholders
Basic and diluted	0.005	(0.054)	(0.041)

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted	14,463,661	14,463,661	14,463,661

* Includes dilutive effect of the potential ordinary shares from the convertible bond as if it had been at the beginning of the issuance date

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SIMPPLE LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional	Share
	No of	Par	paid in	application	Accumulated
	Shares*	value	capital	monies	Deficit	Total
		S$	S$	S$	S$	S$
Balance as of January 1, 2021	10,050,000	1,359	298,641	400,000	(2,405,266)	(1,705,266)
Capital contribution by shareholders	2,512,500	701	749,299	-	-	750,000
Net income	-	-	-	-	65,819	65,819

Balance as of December 31, 2021	12,562,500	2,060	1,047,940	400,000	(2,339,447)	(889,447)
Capital contribution by shareholders	1,901,161	-	2,400,000	(400,000)	-	2,000,000
Net income	-	-	-	-	(787,512)	(787,512)

Balance as of December 31, 2022	14,463,661	2,060	3,447,940	-	(3,126,959)	323,041

		US$	US$	US$	US$	US$
Balance as of December 31, 2022	14,463,661	1,537	2,572,322	-	(2,332,855)	241,004

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SIMPPLE LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December, 31
	2021	2022	2022
	S$	S$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	65,819	(787,512)	(587,520)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	183,281	311,783	232,605
Lease modification	(2,222)	-	-
Provision of credit loss allowance	-	602,896	449,788
Inventory written off	-	206,676	154,190
Gain on disposal of property	(152,286)	-	-
Change in operating assets and liabilities
Account receivables	(532,835)	301,171	224,687
Deposits, prepaid expenses and other current assets	597,357	(873,274)	(651,502)
Inventory	(775,735)	(130,760)	(97,553)
Account payables	172,955	488	364
Accruals and other payables	88,967	694,614	518,214
Income tax payable	160,910	74,534	55,606
Contract liabilities	(93,990)	(351,782)	(262,446)
Net cash used in operating activities	(287,779)	48,834	36,433

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(84,951)	(33,939)	(25,320)
Proceeds from disposal of property and equipment	630,192	-	-
Proceeds from disposal of financial instrument	250,000	-	-
Capitalization of intangible assets	-	(1,197,229)	(893,188)
Net cash (used in)/ from investing activities	795,241	(1,231,168)	(918,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loan	-	719,176	536,538
Repayment of bank loans	(661,885)	(117,305)	(87,515)
Repayment of other payables to related parties	(1,165,729)	(204,869)	(152,842)
Proceeds from issuance of shares	750,000	2,000,000	1,492,092
Principal payment of lease liabilities	(95,454)	(1,437,381)	(1,072,352)
Net cash from/ (used in) financial activities	(1,173,068)	959,621	715,921

Net change in cash and cash equivalents	(665,606)	(222,713)	(166,154)

Cash and cash equivalents as of beginning of the year	1,423,342	757,736	565,306
Cash and cash equivalents as of end of the year	757,736	535,023	399,152

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	6,162	118,681	88,541
Cash paid for interest	157,147	130,868	97,634

The accompanying notes form an integral part of these consolidated financial statements.

F-6

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview

SIMPPLE LTD. (“SIMPPLE” or “Company”) was incorporated in the Cayman Islands on August 24, 2022 as an exempted company. SIMPPLE is an investment holding company. Through its wholly owned subsidiaries, SIMPPLE is principally engaged in the provision of i) sale of facilities management software and ii) trading and maintenance of robotics equipment.

The consolidated financial statements of the Company include the following entities:

SIMPPLE owns 100% interest in its subsidiaries which are in the table as below:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
IFSC Pte. Ltd. (“IFSC”)	March 18, 2016	100%	Singapore	Sale of facilities management software
Gaussian Robotics Pte. Ltd.	May 18, 2017	100%	Singapore	Provision of trading and maintenance of robotic equipment
Simpple Pte. Ltd.	October 13, 2020	100%	Singapore	Research and experimental development on environment and clean technologies

A reorganization of the Company’s legal structure (the “Reorganization”) was completed on October 21, 2022. The Reorganization involved the transfer of 100% of the equity interests in IFSC and its wholly owned subsidiaries from its original shareholders to SIMPPLE. Consequently, SIMPPLE became the ultimate holding company of all the entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period eliminating the effects of intra-entity transactions.

2	Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Company are eliminated on consolidation.

F-7

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Equity method investment

The Company uses the equity method to account for its investment in the joint venture entity, Vertiklean Pte Ltd as the Company has the ability to exercise significant influence over operating and financial policies of the investee but do not have a controlling financial interest. Our judgment regarding the level of influence over an equity method investment includes considering key factors such as our ownership interest, representation on the board of directors, participation in policy making decisions and material intercompany transactions. Under this method of accounting, the Company records its proportionate share of the net earnings or losses of the equity method investee and a corresponding increase or decrease to the investment balance. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. For the years ended December 31, 2022 and 2021, the 50% owned joint venture entity by IFSC Pte. Ltd., Vertiklean Pte Ltd, is dormant.

Foreign currency translation

The functional currency for SIMPPLE is the Singapore Dollar (“S$”), which is also the subsidiaries IFSC Pte. Ltd., Gaussian Robotics Pte. Ltd. and Simpple Pte. Ltd.’s functional currency. The Company uses Singapore Dollar (“S$”) as its reporting currency.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the income statements during the year in which they occur.

Translations of the consolidated balance sheet, consolidated statement of income and consolidated statements of cash flow from S$ into US$ as of and for the year ended December 31, 2022 are solely for the convenience of the reader and were calculated at the rate of US$0.7460 = S$1, as set forth in the statistical release of the Federal Reserve System on December 30,2022. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2022, or at any other rate.

F-8

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which from the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for credit losses on receivables, the useful lives of property and equipment, and interest rate of leases. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents mainly represent cash at bank and demand deposits which have original maturities less than three months and are unrestricted as to withdrawal or use.

Account receivables

Account receivables mainly represent amounts due from clients for sale of goods and services fees which are recorded net of allowance. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management's best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

Deposits and prepayments

Deposits and prepayments are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. As of December 31, 2022 and 2021, management believes that the Company’s prepayments and deposits are not impaired.

Inventory

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out principle, and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition.

Intangible assets

Intangible assets with finite lives are initially recorded at cost and amortized in a method which reflects the pattern in which the economic benefits of the intangible assets are expected to be consumed or otherwise used up.

We evaluate the recoverability of intangible assets with finite lives for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of intangible assets with finite lives is not recoverable, and the assets fair value is less than the carrying amount, an impairment charge is recognized. We have not recorded any material impairment charges during the years presented.

The intangible asset is amortized using the straight-line approach over the estimated useful life as follows:

Software development cost	5 years

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fittings	3 years
Machineries	3 years
Office equipment & computers	1 year
Renovation	3 years

F-9

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Property and equipment, net (cont’d)

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment but comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2022 and 2021, no impairment of long-lived assets was recognized.

Contract liabilities

The Company bills its clients based upon contractual schedules. The timing of revenue recognition, billings and cash collections result in accounts receivable and contract liabilities.

Leases

The Company is a lessee of non-cancellable operating leases for its corporate office premise and vehicles. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and liabilities.

The Company adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended December 31, 2022 and 2021, the Company did not have any impairment loss against its operating lease right-of-use assets.

F-10

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, account receivables, account payables, other payables to related parties, and accruals and other payables approximate their fair values because of their generally short maturities.

Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The five-step model defined by ASC 606 required the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts, and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

Revenue is measured based on the consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Revenue is recognised when the Company satisfies a performance obligation by transferring a promised good or service to the customer, which is when the customer obtains control of the good or service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied performance obligation.

The Company’s principal revenue streams include:

Sale of goods – Commercial customers

The Company supplies autonomous robotic cleaning equipment for commercial applications.

Revenue is recognised when the goods are delivered to the customer and all criteria for acceptance have been satisfied. No element of financing is deemed present as the sales are made with credit terms consistent with market practice. The Company recognises contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts in its balance sheet.

F-11

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Revenue recognition (cont’d)

Sale of goods – Distributors

The Company also sells the above products wholesale to third party distributors. Sales are recognised when control of the products have transferred to these distributors, being when the products are delivered and accepted. The third party distributors have limited discretion over sales channels and price to sell the products, and there are no unfulfilled obligations that could affect the distributors’ acceptance of the products. No element of financing is deemed present as the sales are made with a credit term of 30 days, which is consistent with market practice.

Software services rendered

Revenue from software services rendered is recognised in the accounting period in which the services are rendered, as a performance obligation satisfied over time. For fixed-price contracts, revenue is recognised based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided. Payments for services rendered are not due from the customer until the services are complete and therefore a contract asset is recognised over the period in which the services are performed, representing the Company’s right to consideration for the services performed to date.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid.

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

iii)	Key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity. Directors are considered key management personnel.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

F-12

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Income taxes (cont’d)

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2022 and 2021, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if convertible bonds to issue ordinary shares were exercised or converted into ordinary shares.

Credit risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current assets.

The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk arises mainly from its interest-bearing financial liabilities. The Company periodically reviews its liabilities and monitors interest rate fluctuations to ensure that the exposure to interest rate risk is within acceptable levels. The interest-bearing financial liabilities are carrying at fixed interest rate except for Bank loan 1, Bank loan 3 and trade loan. There is no impact on the other comprehensive income.

Recent Accounting Pronouncements

The Company is an " emerging growth company " (“EGC “) as defined in the Jumpstart Our Business Startups Act of 2012 (the " JOBS Act “). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new or revised accounting standards.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification that reduce the likelihood that the disclosure requirements would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. Early application of the amendments is permitted for any annual or interim period which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The adoption of this standard is not expected to have a significant impact on the Company.

F-13

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Recent Accounting Pronouncements (cont’d)

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board's credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held - to - maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11. "Codification Improvements to Topic 326, Financial Instruments - Credit Losses." ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The ASU 2019-11 amendment provides clarity and improves the codification as to ASU 2016-03. The pronouncement is effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13- Financial Instruments - Credit Loss (Topic 326) (“ASU 2016-13 “) and related to ASU No. 2016-02 Leases (Topic 842), ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures. The adoption of this standard is not expected to have a significant impact on the Company.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and cash flows.

3	Account receivables

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Account receivables	1,678,404	1,377,234	1,027,480
Less: allowance for doubtful accounts	-	(602,897)	(449,789)
	1,678,404	774,337	577,691

The Company subsequently collected S$409,287 (US$305,347) of the December 31, 2022 outstanding balance.

F-14

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4	Deposits, prepaid expenses and other current assets

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Advances to suppliers	611,287	568,496	424,124
Deposits	28,631	32,975	24,601
Deferred listing expenses	-	1,290,336	962,650
GST receivables	-	1,021	762
Prepaid expenses	70,816	139,767	104,273
Other receivables	452,534	3,947	2,944
	1,163,268	2,036,542	1,519,354

5	Inventory

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Finished goods	1,109,367	1,033,452	771,003

6	Intangible assets

The software development cost is comprised of internal development cost of S$1,197,229 (US$893,188) which was incurred during the financial year of 2022.

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Software development costs	-	1,197,229	893,188
Accumulated amortization	-	(124,614)	(92,968)
Intangible assets, net of accumulated amortization	-	1,072,615	800,220

Based on the carrying value of definite-lived intangible assets as of December 31, 2022, the Company estimates its amortization expense for following years will be as follows:

Amortization expense
S$
Years Ended December 31,
2023	239,446
2024	239,446
2025	239,446
2026	239,446
2027	114,831
Total amortization expense	1,072,615

Amortization expense of intangible assets for the years ended December 31, 2022 is S$124,614 (US$92,968).

7	Plant and equipment, net

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Furniture and fittings	20,932	22,496	16,783
Machinery	142,419	142,419	106,251
Office equipment and computers	183,333	205,323	153,180
Renovation	49,406	49,406	36,859
Total	396,090	419,644	313,073
Less: Accumulated depreciation	(310,406)	(393,002)	(293,197)
Net book value	85,684	26,642	19,876

Depreciated expenses recognized for the years ended December 31, 2022 and 2021 were S$92,981 (US$69,368) and S$95,885 respectively.

F-15

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8	Right-of-use assets and lease liabilities

As of December 31, 2022, the Company subsisted of the following non-cancellable lease contracts.

Description of lease	Lease term
Motor vehicles	8 to 9 years
Corporate office premises	1.5 years

(a) Amount recognized in the consolidated balance sheet:

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Right-of-use assets	135,881	353,415	263,664
Lease liabilities
Current	87,560	102,402	76,397
Non-current	37,462	217,037	161,920
	125,022	319,439	238,317

(b) A summary of lease cost recognized in the Company’s consolidated statements of income is as follows:

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Amortization charge of right-of-use assets	87,396	94,188	70,269
Interest of lease liabilities	8,206	15,313	11,424

9	Accruals and other current liabilities

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Accrued bonus	45,107	200,000	149,209
Accrued salaries	45,508	116,779	115,250
Other accruals	62,963	77,276	29,525
Amount due to a related party	-	250,000	186,511
Deposit received	5,000	-	-
GST payables	84,701	10,942	8,163
Interest payable	12,362	33,877	25,274
Other payables	-	261,381	195,002
	255,641	950,255	708,934

F-16

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10	Related party transactions and balances

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2022 and 2021:

Name of related parties	Relationship with the Company
Mains d'Or Investments Ltd	A company controlled by the Company’s controlling shareholder
WIS Holdings Pte. Ltd.	A common shareholder of Mains d’Or Investments Ltd
Campaign Complete Solutions Pte. Ltd.	Subsidiary of WIS Holdings Pte. Ltd.
Weishen Industrial Services Pte Ltd	Subsidiary of WIS Holdings Pte. Ltd.
WIS ICT Private Limited	A common shareholder of Mains d’Or Investments Ltd

i) Significant transactions with related parties were as follows:

	Year ended December, 31
	2021	2022	2022
	S$	S$	US$

Sales[1] to Campaign Complete Solutions Pte. Ltd.	79,917	77,852	58,081
Sales[2] to Weishen Industrial Services Pte Ltd	1,122,695	3,392,454	2,530,927
Sales[3] to WIS Holdings Pte. Ltd.	46,100	-	-
Sale of financial instrument[4]	250,000	-	-

ii) Significant balances with related parties were as follows:

	Year ended December, 31
	2021	2022	2022
	S$	S$	US$

Trade receivable - related parties
Campaign Complete Solutions Pte. Ltd.	39,518	6,288	4,691
Weishen Industrial Services Pte Ltd	507,383	481,787	359,435
WIS Holdings Pte. Ltd.	602,896	602,896	449,788

Other payable - related parties[4]
Campaign Complete Solutions Pte. Ltd.	(42,950)	(42,950)	(32,043)
Weishen Industrial Services Pte Ltd	(530,976)	(196,148)	(146,335)
WIS Holdings Pte. Ltd.	(389,169)	(199,809)	(149,067)

Advance billing - related parties
Campaign Complete Solutions Pte. Ltd.	(54,741)	(6,579)	(4,908)
Weishen Industrial Services Pte Ltd	(199,081)	(86,537)	(64,561)

_______________________________

1 Sales comprise sales of robots of S$254 (2021: S$67,384) and software revenue of S$77,598 (2021: S$12,533)

2 Sales comprise sales of robots of S$2,929,012 (2021: S$1,103,395) and software revenue of S$463,442 (2021: S$38,000)

3 Sales comprise sales of robots of S$ Nil (2021: S$ Nil) and software revenue of S$ Nil (2021: S$46,100)

4 In 2021, the Company sold its investment in an unlisted equity investment to related party WIS Holdings Pte Ltd

4 The Company borrows money from the related parties for operation purposes. The loans carry interest of 5.25% - 10% per annum, are unsecured and are repayable on demand.

F-17

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11	Shareholders’ Equity

The Company was incorporated under the laws of the Cayman Islands on August 24, 2022. The original authorized share capital of the Company was US$50,000 divided into 500,000,000 shares comprising of 500,000,000 ordinary shares, par value US$0.0001 per share.

12	Bank loans

The bank loans as of December 31, 2021 and 2022 are set out below:

2021
Bank loans	Currency	Period	Interest	Third party guarantee	Collateral/ Related party/ Directors' personal guarantee	Carrying amount (S$)
Secured fixed rate bank loans	SGD	2020 - 2025	2.75% -6.75%p P.a.	Guarantee from Poo Kow Peok, Poo Chen Boon and Poo Chong Hee	Corporate guarantee from Campaign Complete Solutions Pte Ltd and WIS Holdings Pte Ltd	3,180,459
						3,180,459

2022
Bank loans	Currency	Period	Interest	Third party guarantee	Directors' personal guarantee	Carrying amount (S$)	Carrying amount (US$)
Secured fixed rate bank loans	SGD	2020 - 2025	2.75% -6.75%p P.a.	Guarantee from Poo Kow Peok, Poo Chen Boon and Poo Chong Hee	Corporate guarantee from Campaign Complete Solutions Pte Ltd and WIS Holdings Pte Ltd	2,462,254	1,836,954
						2,462,254	1,836,954

2021 (All amounts in S$)
Bank loans	Carrying amount	Within 1 year	2023	2024	2025	2026	Thereafter
Secured fixed rate bank loans	3,180,460	958,675	944,173	756,011	521,601	-	-

F-18

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12	Bank loans (cont’d)

2022 (All amounts in S$)
Bank loans	Carrying amount	Within 1 year	2024	2025	2026	2027	Thereafter
Secured fixed rate bank loans	2,462,254	1,184,823	755,831	521,600	-	-	-

2022 (All amounts in US$)
Bank loans	Carrying amount	Within 1 year	2024	2025	2026	2027	Thereafter
Secured fixed rate bank loans	1,836,955	883,932	563,885	389,138	-	-	-

13	Revenues

	Years Ended December, 31
	2021	2022	2022
	S$	S$	US$

Sale of robotics	2,890,682	5,228,965	3,901,048
Software revenue	1,288,618	1,238,435	923,929
Others	-	42,769	31,908
	4,179,300	6,510,169	4,856,885

14	Segmental reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280 as follow:

1. Sale of autonomous robotic cleaning equipment: Sale, warranty and maintenance of robots (“Robots”)

2. Sale of facilities management software (“Facilities management software”)

F-19

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14	Segmental reporting (cont’d)

The following tables present summary information by segment for the years ended December 31, 2022 and 2021, respectively:

	Years Ended December 31, 2022
	Robots	Software services rendered	Others	Total
	SGD	SGD	SGD	SGD
Revenue	5,228,965	1,238,435	42,769	6,510,169
Cost of revenues	(2,453,734)	(455,891)	(1,248)	(2,910,873)
Gross profit	2,775,231	782,544	41,521	3,599,296
Operating expenses:
General and administrative expenses	(635,522)	(3,884,373)	(52,759)	(4,572,654)
Total operating expenses	(635,522)	(3,884,373)	(52,759)	(4,572,654)

Income (Loss) from operations	2,139,709	(3,101,829)	(11,238)	(973,358)

Other income (loss):
Other income	58,664	232,677	150,000	441,341
Interest expense	(32,336)	(98,532)	-	(130,868)
Other expense	-	(5,946)	-	(5,946)
Total other income (loss)	26,328	128,199	150,000	304,527

Income (Loss) before tax expense	2,166,037	(2,973,630)	138,762	(668,831)
Income tax expense	(118,681)	-	-	(118,681)
Net income (loss)	2,047,356	(2,973,630)	138,762	(787,512)

F-20

14	Segmental reporting (cont’d)

The following tables present summary information by segment for the years ended December 31, 2022 and 2021, respectively:

	Years Ended December 31, 2021
	Robots	Software services rendered	Others	Total
	SGD	SGD	SGD	SGD
Revenue	2,890,682	1,288,618	-	4,179,300
Cost of revenues	(1,194,337)	(658,414)	-	(1,852,751)
Gross profit	1,696,345	630,204	-	2,326,549
Operating expenses:
General and administrative expenses	(176,235)	(2,093,068)	(1,527)	(2,270,830)
Total operating expenses	(176,235)	(2,093,068)	(1,527)	(2,270,830)

Income (Loss) from operations	1,520,110	(1,462,864)	(1,527)	55,719

Other income (loss):
Other income	45	389,968	-	390,013
Interest expense	(38,269)	(118,878)	-	(157,147)
Other expense	(15,859)	(39,835)	-	(55,694)
Total other income (loss)	(54,083)	231,255	-	177,172

Income (Loss) before tax expense	1,466,027	(1,231,609)	(1,527)	232,891
Income tax expense	(167,072)	-	-	(167,072)
Net income (loss)	1,298,955	(1,231,609)	(1,527)	65,819

The Company sells to one geographical location which is Singapore.

In the following table, revenue is disaggregated by the timing of revenue recognition.

	Years Ended December 31, 2022
	Robots	Facilities Management Software	Total
	S$	S$	S$
Point in time	5,228,965	-	5,228,965
Over time	-	1,238,435	1,238,435

	Years Ended December 31, 2021
	Robots	Facilities Management Software	Total
	S$	S$	S$
Point in time	2,890,682	-	2,890,682
Over time	-	1,288,618	1,288,618

F-21

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15	Income tax

Cayman Islands

Under the current tax laws of Cayman Islands, SIMPPLE is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payment of dividends to shareholders.

The Company’s subsidiaries are governed by the income tax laws in Singapore. The tax on the Company’s loss before tax differs from theoretical amount that would arise using the Singapore standard rate of income tax as follows:

	Years Ended December, 31
	2021	2022	2022
	S$	S$	US$
Tax expense attributable to loss is made up of:
Current income tax	167,072	118,681	88,541
Under provision current taxation in respect of prior year	-	-	-
	167,072	118,681	88,541

(Loss) Income before tax	232,891	(668,831)	(498,979)

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Tax calculated at tax rate @17% (2021: 17%)	39,540	(113,701)	(84,826)
Effects of:
- Tax effect on expense not deductible for tax purposes	26,701	197,279	147,179
- Income not subject to tax	(33,198)	-	-
- Singapore statutory stepped income exemption	(17,425)	(17,425)	(13,000)
- Utilisation of capital allowance	(2,994)	(68)	(51)
- Deferred tax assets on temporary differences not recognized	154,448	250,371	186,788
- Under provision of current taxation in respect of prior year	-	(197,775)	(147,549)
Tax charge	167,072	118,681	88,541

As at the end of the financial year, the Company has capital allowances and tax loss carry forwards of approximately S$Nil (2021: S$90,011) and S$2,386,405 (2021: S$2,924,000) respectively. The related benefits have not been recognised in the financial statements. This is due to the unpredictability of future profit streams. The realisation of the future income tax benefits from the above is available for an unlimited future period subject to the conditions imposed by law including the retention of majority shareholders as defined.

F-22

SIMPPLE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16	Other income

	As of December, 31
	2021	2022	2022
	S$	S$	US$

Management fees	87,972	87,972	65,631
Government grant	100,402	293,519	218,979
Rental income	30,148	-	-
Sales of assets	152,286	-	-
Others	19,205	59,850	44,651
	390,013	441,341	329,261

F-23

SIMPPLE LTD.

1,602,000 Ordinary Shares

_________________________

PROSPECTUS

_________________________

MAXIM GROUP, LLC

September 12, 2023

Until and including October 7, 2023 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.